Exhibit 4.1

Execution Version

2U, INC.

and

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Trustee

INDENTURE

Dated as of January 11, 2023

4.50% Senior Unsecured Convertible Notes due 2030

TABLE OF CONTENTS

Exhibits

Exhibit A: Form of Note	A-1

Exhibit B-1: Form of Restricted Note Legend	B1-1

Exhibit B-2: Form of Global Note Legend	B2-1

Exhibit B-3: Form of Non-Affiliate Legend	B3-1

Exhibit B-4: Form of Redemption Conversion Notice	B4-1

INDENTURE, dated as of January 11, 2023, between 2U, Inc., a Delaware corporation, as issuer (the “Company”), and Wilmington Trust, National Association, a national banking association, as trustee (the “Trustee”).

Each party to this Indenture (as defined below) agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders (as defined below) of the Notes (as defined below).

Article 1 DEFINITIONS; RULES OF CONSTRUCTION

Section 1.01. DEFINITIONS.

“2020 Notes” shall mean (i) the Company’s 2.25% Convertible Notes due 2025 issued under the Company’s Indenture, dated as of April 23, 2020, between the Company and Wilmington Trust, National Association and (ii) any Indebtedness issued in substitution thereof (other than the Notes).

“Additional Credit Agreement” means (i) any Indebtedness (as defined in clause (i) or (vii) thereof) for borrowed money secured by a Lien and (ii) any replacements or refinancing thereof or of the Credit Agreement, in each case, entered into in accordance with Section 3.09 hereof.

“Additional Interest” means any interest that accrues on any Note pursuant to Section 3.04.

“Affiliate” has the meaning set forth in Rule 144 as in effect on the Issue Date.

“Attribution Parties” means, collectively, the following Persons: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issue Date, directly or indirectly managed or advised by a Beneficial Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with a Beneficial Holder or any of the foregoing, and (iv) any other Persons whose beneficial ownership of the Common Stock would or could be aggregated with the Beneficial Holder’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act (assuming for such purposes that such Beneficial Holder was ineligible to report on a Schedule 13G pursuant to Rules 13d-1 and 16a-1 of the Exchange Act). For clarity, the purpose of the foregoing is to subject collectively a Beneficial Holder and any of its Attribution Parties to the Ownership Cap.

“Authorized Denomination” means, with respect to a Note, a minimum principal amount thereof equal to $1,000 or any integral multiple of $1,000 in excess thereof.

“Bankruptcy Law” means Title 11, United States Code, or any similar U.S. federal or state or non-U.S. law for the relief of debtors.

“Beneficial Holder” means a Person who “beneficially owns” Notes in accordance with Rule 13d-3 under the Exchange Act and shall include any Person who holds an interest in the Notes through a participant in the DTC system.

“Bid Solicitation Agent” means the Person who is required to obtain bids for the Trading Price in accordance with Section 5.01(C)(i)(2) and the definition of “Trading Price.” The initial Bid Solicitation Agent on the Issue Date will be the Company; provided, however, that the Company may appoint any other Person (including itself or any of its Subsidiaries) to be the Bid Solicitation Agent at any time after the Issue Date without prior notice to the Holders.

“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act on behalf of such board.

“Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Capital Lease” means, as applied to any Person, all leases that are required to be, in accordance with GAAP as in effect on December 31, 2018, recorded as capitalized leases; provided that the adoption or issuance of any accounting standards after such date will not cause any lease that was not or would not have been a Capital Lease prior to such adoption or issuance to be deemed a Capital Lease.

“Capital Stock” of any Person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such Person, but excluding any debt securities convertible into such equity.

“Capped Call Transactions” mean (a) one or more call options (or substantively equivalent derivative transaction) referencing the Company’s Capital Stock (or other securities or property following a merger event or other change of the Capital Stock of the Company) purchased by the Company (or a Subsidiary) with a strike or exercise price (howsoever defined) initially equal to the conversion price or exchange price (howsoever defined) of the related Convertible Bond Indebtedness (subject to rounding) (whether settled in shares, cash or a combination thereof) and limiting the amount deliverable to the Company (or a Subsidiary) upon exercise thereof based on a cap or upper strike price (howsoever defined) and (b) one or more call options (or substantively equivalent derivative transaction) referencing the Company’s Capital Stock (or other securities or property following a merger event or other change of the Capital Stock of the Company) sold by the Company (or a Subsidiary) substantially concurrently with any purchase by the Company (or a Subsidiary) of a related call option (or substantively equivalent derivative transaction) referencing the Company’s Capital Stock (or other securities or property following a merger event or other change of the Capital Stock of the Company), in each case, in connection with the issuance of Convertible Bond Indebtedness.

“Close of Business” means 5:00 p.m., New York City time.

“Common Equity” of any Person means capital stock of such Person that is generally entitled to (A) vote in the election of directors of such Person or (B) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

“Common Stock” means the common stock, $0.001 par value per share, of the Company, subject to Section 5.09.

“Company” means the Person named as such in the first paragraph of this Indenture and, subject to Article 6, its successors and assigns.

“Company Order” means a written request or order signed on behalf of the Company by one of its Officers and delivered to the Trustee.

“Conversion Date” means, with respect to a Note, the first Business Day on which the requirements set forth in Section 5.02(A) to convert such Note are satisfied, subject to the provisions described in Section 5.03(C).

“Conversion Price” means, as of any time, an amount equal to (A) $1,000 divided by (B) the Conversion Rate in effect at such time.

“Conversion Rate” initially means 111.1111 shares of Common Stock per $1,000 principal amount of Notes; provided, however, that the Conversion Rate is subject to adjustment pursuant to Article 5; provided, further, that whenever this Indenture refers to the Conversion Rate as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the Conversion Rate immediately after the Close of Business on such date.

“Conversion Share” means any share of Common Stock issued or issuable upon conversion of any Note.

“Convertible Bond Indebtedness” means unsecured Indebtedness having a feature which entitles the holder thereof to convert or exchange all or a portion of such Indebtedness into or by reference to Capital Stock of the Company (or other securities or property following a merger event or other change of the Capital Stock of the Company).

“Credit Agreement” means that certain amended and extended Credit and Guaranty Agreement, dated January 9, 2023, by and among 2U, Inc., a Delaware corporation, as the borrower, certain subsidiaries of the Company party thereto, as guarantors, the lenders party thereto, and Alter Domus (US) LLC, as administrative agent and as collateral agent as in effect as of the date hereof and without reference to any amendments, waiver, or modifications thereof other than as permitted under Section 3.09(C) hereof.

“Daily Cash Amount” means, with respect to any VWAP Trading Day, the lesser of (A) the applicable Daily Maximum Cash Amount; and (B) the Daily Conversion Value for such VWAP Trading Day.

“Daily Conversion Value” means, with respect to any VWAP Trading Day, 1/30th of the product of (A) the Conversion Rate on such VWAP Trading Day; and (B) the Daily VWAP per share of Common Stock on such VWAP Trading Day.

“Daily Maximum Cash Amount” means, with respect to the conversion of any Note, the quotient obtained by dividing (A) the Specified Dollar Amount applicable to such conversion by (B) 30.

“Daily Share Amount” means, with respect to any VWAP Trading Day, the quotient obtained by dividing (A) the excess, if any, of the Daily Conversion Value for such VWAP Trading Day over the applicable Daily Maximum Cash Amount by (B) the Daily VWAP for such VWAP Trading Day. For the avoidance of doubt, the Daily Share Amount will be zero for such VWAP Trading Day if such Daily Conversion Value does not exceed such Daily Maximum Cash Amount.

“Daily VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “TWOU <EQUITY> AQR” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Company). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“Default” means any event that is (or, after notice, passage of time or both, would be) an Event of Default.

“Default Settlement Method” means Combination Settlement with a Specified Dollar Amount of $1,000 per $1,000 principal amount of Notes; provided, however, that the Company may, from time to time, change the Default Settlement Method by sending written notice of the new Default Settlement Method to the Holders, the Trustee and the Conversion Agent, subject to Section 5.03(A).

“De-Legending Deadline Date” means, with respect to any Note, the 15th calendar day after the Free Trade Date of such Note; provided, however, that if such 15th calendar day is after a Regular Record Date and on or before the next Interest Payment Date, then the De-Legending Deadline Date for such Note will be the Business Day immediately after such Interest Payment Date.

“Depositary” means The Depository Trust Company or its successor.

“Depositary Participant” means any member of, or participant in, the Depositary.

“Depositary Procedures” means, with respect to any conversion, transfer, exchange or transaction involving a Global Note or any beneficial interest therein, the rules and procedures of the Depositary applicable to such conversion, transfer, exchange or transaction.

“Disqualified Equity Interest” means any Capital Stock which is not Qualified Equity Interests.

“Earn-Out Obligations” those certain obligations of the Company or any Subsidiary to the seller of such assets or businesses and the payment of which is dependent on the future earnings or performance of such assets or businesses and contained in the agreement relating to such acquisition or in an employment agreement delivered in connection therewith.

“Ex-Dividend Date” means, with respect to an issuance, dividend or distribution on the Common Stock, the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Earnout” means any obligations of the Company or any Subsidiary to pay additional consideration in connection with an acquisition if such additional consideration is payable (i) in capital stock or Equity Interests, (ii) in cash or (iii) any combination of the foregoing.

“Excluded Issuances” means (i) capital stock, options or convertible securities of the Company issued to directors, officers, employees or consultants of the Company pursuant to an any employee benefit plan, equity compensation plan, equity incentive plan or other issuance, employment agreement or option grant or similar agreement, (ii) shares of Common Stock issued upon the conversion or exercise or exchange of options or convertible securities that were issued and outstanding as of the Issue Date (but not with respect to any amendments or modifications thereto following the Issue Date affecting the amount of shares of capital stock issuable upon the conversion exercise or conversion thereof, except as currently provided therein) and (iii) securities issued pursuant to the Notes, including as a result of any adjustments provided for hereunder.

“Exempted Fundamental Change” means any Fundamental Change with respect to which, in accordance with Section 4.02(I), the Company does not offer to repurchase any Notes.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as reasonably determined in good faith by the Board of Directors, or an authorized committee thereof.

“Free Trade Date” means, with respect to any Note, the date that is one year after the Last Original Issue Date of such Note.

“Freely Tradable” means, with respect to any Note, that such Note would be eligible to be offered, sold or otherwise transferred pursuant to Rule 144 if held by a Person that is not an Affiliate of the Company, and that has not been an Affiliate of the Company during the immediately preceding three months, without any requirements as to volume, manner of sale, availability of current public information or notice under the Securities Act (except that, during the six-month period beginning on, and including, the date that is six months after the Last Original Issue Date of such Note, any such requirement as to the availability of current public information will be disregarded if the same is satisfied at that time), provided, however, that from and after the Free Trade Date of such Note, such Note will not be Freely Tradable unless such Note (x) is not identified by a “restricted” CUSIP or ISIN number; and (y) is not represented by any certificate that bears a Restricted Note Legend. For the avoidance of doubt, whether a Note is deemed to be identified by a “restricted” CUSIP or ISIN number or to bear the Restricted Note Legend is subject to Section 2.12.

“Fundamental Change” means any of the following events:

(A) a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than (x) the Company, (y) its Wholly Owned Subsidiaries or (z) any employee benefit plans of the Company or its Wholly Owned Subsidiaries) files any report with the SEC indicating that such person or group has become the direct or indirect “beneficial owner” (as defined below) of shares of the Company’s Common Equity representing more than 50% of the voting power of all of the Company’s then-outstanding Common Equity, unless such beneficial ownership arises solely as a result of a revocable proxy delivered in response to a public proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act and is not also then reportable on Schedule 13D or Schedule 13G (or any successor schedule) under the Exchange Act;

(B) the consummation of (i) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person, other than solely to the Company or one or more of the Company’s Wholly Owned Subsidiaries; or (ii) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property; provided, however, that any merger, consolidation, share exchange or combination of the Company pursuant to which the Persons that directly or indirectly “beneficially owned” (as defined below) all classes of the Company’s Common Equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than 50% of all classes of Common Equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a Fundamental Change pursuant to this clause (B);

(C) the Company’s stockholders approve any plan or proposal for the liquidation or dissolution of the Company; or

(D) the Common Stock ceases to be listed on any of The New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market (or any of their respective successors); provided, however, that a transaction or event described in clause (A) or (B) above will not constitute a Fundamental Change if at least 90% of the consideration received or to be received by the holders of Common Stock (excluding cash payments for fractional shares or pursuant to dissenters rights), in connection with such transaction or event, consists of shares of common stock listed (or depositary receipts representing shares of common stock, which depositary receipts are listed) on any of The New York Stock Exchange, The Nasdaq Global

Market or The Nasdaq Global Select Market (or any of their respective successors), or that will be so listed when issued or exchanged in connection with such transaction or event, and such transaction or event constitutes a Common Stock Change Event whose Reference Property consists of such consideration.

If any transaction in which the Common Stock is replaced by securities of another entity occurs, following completion of any related Make-Whole Fundamental Change Conversion Period (or, in the case of a transaction what would have been a Fundamental Change or a Make-Whole Fundamental Change but for the immediately preceding paragraph, following the effective date of such transaction), references to the Company for purposes of this definition shall instead be references to such other entity.

For the purposes of this definition, (x) any transaction or event described in both clause (A) and in clause (B)(i) or (ii) above (without regard to the proviso in clause (B)) will be deemed to occur solely pursuant to clause (B) above (subject to such proviso); and (y) whether a Person is a “beneficial owner,” whether shares are “beneficially owned,” and percentage beneficial ownership, will be determined in accordance with Rule 13d-3 under the Exchange Act.

“Fundamental Change Repurchase Date” means the date fixed for the repurchase of any Notes by the Company pursuant to a Repurchase Upon Fundamental Change.

“Fundamental Change Repurchase Notice” means a notice (including a notice substantially in the form of the “Fundamental Change Repurchase Notice” set forth in Exhibit A) containing the information, or otherwise complying with the requirements, set forth in Section 4.02(F)(i) and Section 4.02(F)(ii).

“Fundamental Change Repurchase Price” means the cash price payable by the Company to repurchase any Note upon its Repurchase Upon Fundamental Change, calculated pursuant to Section 4.02(D).

“Global Note” means a Note that is represented by a certificate substantially in the form set forth in Exhibit A, registered in the name of the Depositary or its nominee, duly executed by the Company and authenticated by the Trustee, and deposited with the Trustee, as custodian for the Depositary.

“Global Note Legend” means a legend substantially in the form set forth in Exhibit B-2.

“Greenvale” means Greenvale Capital LLP.

“Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

“Holder” means a person in whose name a Note is registered on the Registrar’s books.

“Indebtedness” as applied to any Person, means, without duplication, (i) indebtedness for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP (excluding, for the avoidance of doubt, lease payments under operating leases); (iii) any obligation owed for all or any part of the deferred purchase price of property or services, including earn-outs earned but past due (excluding trade or similar payables, accrued income taxes, VAT, deferred taxes, sales taxes, equity taxes and accrued liabilities incurred in the ordinary course of such Person’s business and excluding Excluded Earnouts); (iv) the undrawn face amount of any letter of credit, bankers’ acceptances, bank guarantees, surety bonds, performance bonds, and similar instruments issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (v) Disqualified Equity Interests; (vi) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Indebtedness of another; (vii) any obligation of such Person in respect of the Indebtedness described in clauses (i) through (vi) hereof the primary purpose or intent of which is to provide assurance to an obligee that the Indebtedness of the primary obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (viii) any liability of such Person for the Indebtedness of another in respect of the Indebtedness described in clauses (i) through (vi) hereof through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (viii), the primary purpose or intent thereof is as described in clause (vii) above; (ix) net obligations of such Person under any Swap Contract; and (x) Indebtedness of the type referred to in clauses (i) through (ix) above secured by a Lien on any property or asset owned or held by that Person regardless of whether the Indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; provided, the amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date; provided, further that the following shall not constitute Indebtedness: (i) any right of use liabilities recorded in accordance with Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), (ii) liabilities recorded under GAAP related to lease accounting (ASC 840) (other than in respect of capital leases), (iii) any liabilities resulting from equity awards accounted for as a liability, (iv) prepaid or deferred revenue arising in the ordinary course of business and purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset, (v) Capped Call Transactions, (vi) purchase price adjustments and Earn-Out Obligations (until such obligations or adjustments become a liability on the balance sheet of such Person in accordance with GAAP and solely if not paid after becoming due and payable), (vii) royalty payments made in the ordinary course of business in respect of licenses (to the extent such licenses are permitted hereby), (viii) any accruals for payroll and other non-interest bearing liabilities accrued in the ordinary course of business, including tax accruals, (ix) deferred rent obligations, taxes and compensation, (x) customary payables with respect to money orders or wire transfers, (xi) customary obligations under employment arrangements, (xii) obligations in respect of any license, permit or other approval arising in the ordinary course of business, and (xiii) any obligations attributable to the exercise of appraisal rights and the settlement or resolution of any claims or actions (whether actual, contingent or potential) with respect thereto.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Initial Purchasers” means (1) Greenvale and any of its Attribution Parties and (2) The Berg Family Trust, in each case, that are, at the relevant time, Beneficial Holders.

“Initial Purchaser Successor” means any transferee, assignee, purchaser or successor of Delayed Conversion Notes.

“Interest Payment Date” means, with respect to a Note, each February 1 and August 1 of each year, commencing on August 1, 2023 (or such other date specified in the certificate representing such Note). For the avoidance of doubt the Maturity Date is an Interest Payment Date.

“Issue Date” means January 11, 2023.

“Last Original Issue Date” means (A) with respect to any Notes issued pursuant to the Purchase Agreements, and any Notes issued in exchange therefor or in substitution thereof, the later of (i) the Issue Date; and (B) with respect to any Notes issued pursuant to Section 2.03(B), and any Notes issued in exchange therefor or in substitution thereof, either (i) the date such Notes are originally issued or (ii) such other date as is specified in an Officer’s Certificate delivered to the Trustee before the original issuance of such Notes.

“Last Reported Sale Price” of the Common Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is then listed. If the Common Stock is not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid- point of the last bid price and the last ask price per share of Common Stock on such Trading Day from a nationally recognized independent investment banking firm selected by the Company. Neither the Trustee nor the Conversion Agent will have any duty to determine the Last Reported Sale Price.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, but not including the interest of a lessor under a lease which is not a Capital Lease.

“Make-Whole Financial Covenant Default” means a Make-Whole Fundamental Change as defined in clause (C) of such definition.

“Make-Whole Fundamental Change” means (A) a Fundamental Change (determined after giving effect to the proviso immediately after clause (D) of the definition thereof, but without regard to the proviso to clause (B)(ii) of such definition); (B) the sending of a Redemption Notice pursuant to Section 4.03(G); or (C) a Default under Section 7.01(A)(v)(B); provided, however, that, subject to Section 4.03(J), the sending of a Redemption Notice will constitute a Make-Whole Fundamental Change only with respect to the Notes called (or deemed to be called pursuant to Section 4.03) for Redemption pursuant to such Redemption Notice and not with respect to any other Notes.

“Make-Whole Fundamental Change Conversion Period” has the following meaning:

(A) in the case of a Make-Whole Fundamental Change pursuant to clause (A) of the definition thereof, the period from, and including, the Make-Whole Fundamental Change Effective Date of such Make-Whole Fundamental Change to, and including, the 35th Trading Day after such Make-Whole Fundamental Change Effective Date (or, if such Make-Whole Fundamental Change also constitutes a Fundamental Change (other than an Exempted Fundamental Change), to, but excluding, the related Fundamental Change Repurchase Date);

(B) in the case of a Make-Whole Fundamental Change pursuant to clause (B) of the definition thereof, the period from, and including, the Redemption Notice Date for the related Redemption to, and including, the Business Day immediately before the related Redemption Date; and

(C) in the case of a Make-Whole Fundamental Change pursuant to clause (C) of the definition thereof, the period from and after (i) the date the Company provides notice of a Default under Section 7.01(A)(v)(B) or (ii) the date a Holder provides notice of a Default under Section 7.01(A)(v)(B);

provided, however, that if the Conversion Date for the conversion of a Note that has been called (or deemed called) for Redemption occurs during the Make-Whole Fundamental Change Conversion Period for both a Make-Whole Fundamental Change occurring pursuant to clause (A) or clause (C) of the definition of “Make-Whole Fundamental Change” and a Make-Whole Fundamental Change resulting from such Redemption pursuant to clause (B) of such definition, then, notwithstanding anything to the contrary in Section 5.07, solely for purposes of such conversion, (x) such Conversion Date will be deemed to occur solely during the Make-Whole Fundamental Change Conversion Period for the Make-Whole Fundamental Change with the earlier Make-Whole Fundamental Change Effective Date; and (y) the Make-Whole Fundamental Change with the later Make-Whole Fundamental Change Effective Date will be deemed not to have occurred.

“Make-Whole Fundamental Change Effective Date” means (A) with respect to a Make- Whole Fundamental Change pursuant to clause (A) of the definition thereof, the date on which such Make-Whole Fundamental Change occurs or becomes effective; (B) with respect to a Make-Whole Fundamental Change pursuant to clause (B) of the definition thereof, the applicable Redemption Notice Date; and (C) with respect to a Make-Whole Fundamental Change pursuant to clause (C) of the definition thereof, the earlier of the date that (i) the Company has provided written notice of the Default giving rise to a Make-Whole Fundamental Change to the Holders and (ii) a Holder has provided written notice of the Default giving rise to Make-Whole Fundamental Change.

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

“Maturity Date” means February 1, 2030.

“Maximum Conversion Rate” means $1,000 divided by the Minimum Price, initially on the date hereof, 135.8695 shares of Common Stock per $1,000 principal amount of Notes.

“Minimum Price” means $7.36 per share of Common Stock, as defined under Nasdaq Listing Rule 5635(d) and related interpretative guidance provided by the Nasdaq Stock Market concerning the same (subject to proportionate adjustment for stock splits, dividends and combinations and similar transactions).

“Nasdaq Voting Power” means the outstanding securities of the Company entitling the holders thereof to vote generally in the election of directors of the Company (or as otherwise determined by Nasdaq Stock Market Rule 5635 or any successor rule).

“Note Agent” means any Registrar, Paying Agent or Conversion Agent.

“Non-Affiliate Legend” means a legend substantially in the form set forth in Exhibit B-3.

“Notes” means the 4.50% Senior Unsecured Convertible Notes due 2030 issued by the Company pursuant to this Indenture.

“Observation Period” means, with respect to any Note to be converted, (A) subject to clause (B) below, if the Conversion Date for such Note occurs on or before August 1, 2029, the 30 consecutive VWAP Trading Days beginning on, and including, the third VWAP Trading Day immediately after such Conversion Date; (B) if such Conversion Date occurs on or after the date the Company has sent a Redemption Notice calling such Note for Redemption pursuant to Section 4.03(G) and before the related Redemption Date, the 30 consecutive VWAP Trading Days beginning on, and including, the 31st Scheduled Trading Day immediately before such Redemption Date; and (C) subject to clause (B) above, if such Conversion Date occurs after August 1, 2029, the 30 consecutive VWAP Trading Days beginning on, and including, the 31st Scheduled Trading Day immediately before the Maturity Date.

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the General Counsel, the Secretary or any Vice-President of the Company.

“Officer’s Certificate” means a certificate that is signed on behalf of the Company by one of its Officers and that meets the requirements of Section 11.03.

“Open of Business” means 9:00 a.m., New York City time.

“Opinion of Counsel” means an opinion, from legal counsel (including an employee of, or counsel to, the Company or any of its Subsidiaries) who is reasonably acceptable to the Trustee, that meets the requirements of Section 11.03, subject to customary qualifications and exclusions.

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof. Any division or series of a limited liability company, limited partnership or trust will constitute a separate Person.

“Physical Note” means a Note (other than a Global Note) that is represented by a certificate substantially in the form set forth in Exhibit A, registered in the name of the Holder of such Note and duly executed by the Company and authenticated by the Trustee.

“Place of Payment” means the office or agency of the Paying Agent established pursuant to Section 2.06(A) where Notes may be presented for payment, which office or agency, for the avoidance of doubt, must be in the contiguous United States.

“Purchase Agreements” means those certain Purchase Agreements, dated January 9, 2023, between the Company and each of the Initial Purchasers (or its or their representative, as applicable).

“Qualified Equity Interests” means any Capital Stock (other than warrants, rights or options referenced in the definition thereof) that (a) does not have a maturity and is not mandatorily redeemable prior to the Maturity Date; (b) by its terms (or by the terms of any employee stock option, incentive stock or other equity-based plan or arrangement under which it is issued or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (x) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (excluding any mandatory redemption resulting from an asset sale or change in control so long as no payments in respect thereof are due or owing, or otherwise required to be made) prior to the Maturity Date, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, prior to the Maturity Date, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case, at any time prior to the Maturity Date, or (y) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in clause (x) above, in each case, at any time prior to the Maturity Date except as would be permitted under Section 3.09 hereof; or (c) is preferred stock, so long as no holder thereof can require the issuer to redeem any such stock for cash prior to the Maturity Date.

“Redemption” means the redemption of any Note by the Company pursuant to Section 4.03.

“Redemption Date” means, as applicable, the date fixed for the repurchase of any Notes by the Company set forth in a Redemption Notice, subject to Section 5.01(C)(i)(5).

“Redemption Notice Date” means, with respect to a Redemption, the date on which the Company sends the Redemption Notice for such Redemption pursuant to Section 4.03(G).

“Redemption Price” means the cash price payable by the Company to redeem any Note upon its Redemption, calculated pursuant to Section 4.03(E).

“Regular Record Date” has the following meaning with respect to an Interest Payment Date: (A) if such Interest Payment Date occurs on February 1, the immediately preceding January 15; and (B) if such Interest Payment Date occurs on August 1, the immediately preceding July 15.

“Repurchase Upon Fundamental Change” means the repurchase of any Note by the Company pursuant to Section 4.02.

“Responsible Officer” means (A) any officer within the corporate trust group of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of such officers with direct responsibility for the administration of this Indenture; and (B) with respect to a particular corporate trust matter relating to this Indenture, any other officer to whom such matter is referred because of his or her knowledge of, and familiarity with, the particular subject.

“Restricted Note Legend” means a legend substantially in the form set forth in Exhibit B-1.

“Restricted Stock Legend” means, with respect to any Conversion Share, a legend substantially to the effect that the offer and sale of such Conversion Share have not been registered under the Securities Act and that such Conversion Share cannot be sold or otherwise transferred except pursuant to a transaction that is registered under the Securities Act or that is exempt from, or not subject to, the registration requirements of the Securities Act.

“Rule 144” means Rule 144 under the Securities Act (or any successor rule thereto), as the same may be amended from time to time.

“Rule 144A” means Rule 144A under the Securities Act (or any successor rule thereto), as the same may be amended from time to time.

“Scheduled Trading Day” means any day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, then “Scheduled Trading day” means a Business Day.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security” means any Note or Conversion Share.

“Settlement Method” means Cash Settlement, Physical Settlement or Combination Settlement.

“Significant Subsidiary” means, with respect to any Person, any Subsidiary of such Person that constitutes a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) of such Person; provided, however, that, if a Subsidiary meets the criteria of clause (3), but not clause (1) or (2), of the definition of “significant subsidiary” in Rule 1-02(w) of Regulation S-X under the Exchange Act, then such Subsidiary will be deemed not to be a Significant Subsidiary unless such Subsidiary’s income from continuing operations before income taxes, exclusive of amounts attributable to any non-controlling interests, for the last completed fiscal year before the date of determination exceeds $30,000,000.

“Special Interest” means any interest that accrues on any Note pursuant to Section 7.03.

“Specified Dollar Amount” means, with respect to the conversion of a Note to which Combination Settlement applies, the maximum cash amount per $1,000 principal amount of such Note deliverable upon such conversion (excluding cash in lieu of any fractional share of Common Stock).

“Stock Price” has the following meaning for any Make-Whole Fundamental Change: (A) if the holders of Common Stock receive only cash in consideration for their shares of Common Stock in such Make-Whole Fundamental Change and such Make-Whole Fundamental Change is pursuant to clause (B) of the definition of “Fundamental Change,” then the Stock Price is the amount of cash paid per share of Common Stock in such Make-Whole Fundamental Change; and (B) in all other cases, the Stock Price is the average of the Last Reported Sale Prices per share of Common Stock for the five consecutive Trading Days ending on, and including, the Trading Day immediately before the Make-Whole Fundamental Change Effective Date of such Make-Whole Fundamental Change.

“Subsidiary” means, with respect to any Person, (A) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (B) any partnership or limited liability company where (i) more than 50% of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (ii) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.

“Swap Contract” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that (x) no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Contract and (y) no Capped Call Transaction shall be a Swap Contract.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (i) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Trading Day” means any day on which (A) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded; and (B) there is no Market Disruption Event. If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.

“Trading Price” of the Notes on any Trading Day means the average of the secondary market bid quotations, expressed as a cash amount per $1,000 principal amount of Notes, obtained by the Bid Solicitation Agent for $5,000,000 (or such lesser amount as may then be outstanding) in principal amount of Notes at approximately 3:30 p.m., New York City time, on such Trading Day from three nationally recognized independent securities dealers selected by the Company,; provided, however, that, if three such bids cannot reasonably be obtained by the Bid Solicitation Agent but two such bids are obtained, then the average of the two bids will be used, and if only one such bid can reasonably be obtained by the Bid Solicitation Agent, then that one bid will be used. If, on any Trading Day, (A) the Bid Solicitation Agent cannot reasonably obtain at least one bid for $5,000,000 (or such lesser amount as may then be outstanding) in principal amount of Notes from a nationally recognized independent securities dealer; (B) the Company is not acting as the Bid Solicitation Agent and the Company fails to instruct the Bid Solicitation Agent to obtain bids when required; or (C) the Bid Solicitation Agent fails to solicit bids when required, then, in each case, the Trading Price per $1,000 principal amount of Notes on such Trading Day will be deemed to be less than 98% of the product of the Last Reported Sale Price per share of Common Stock on such Trading Day and the Conversion Rate on such Trading Day.

“Transfer-Restricted Security” means any Security that constitutes a “restricted security” (as defined in Rule 144); provided, however, that such Security will cease to be a Transfer- Restricted Security upon the earliest to occur of the following events:

(A) such Security is sold or otherwise transferred to a Person (other than the Company, an Affiliate of the Company or a Person that was an Affiliate of the Company in the three months immediately preceding) pursuant to a registration statement that was effective under the Securities Act at the time of such sale or transfer;

(B) such Security is sold or otherwise transferred to a Person (other than the Company, an Affiliate of the Company or a Person that was an Affiliate of the Company in the three months immediately preceding) pursuant to an available exemption (including Rule 144) from the registration and prospectus-delivery requirements of, or in a transaction not subject to, the Securities Act and, immediately after such sale or transfer, such Security ceases to constitute a “restricted security” (as defined in Rule 144); and

(C) such Security is eligible for resale, by a Person that is not an Affiliate of the Company and that has not been an Affiliate of the Company during the immediately preceding three months, pursuant to Rule 144 without any limitations thereunder as to volume, manner of sale, availability of current public information or notice; provided, for the avoidance of doubt, that the removal of a legend in connection with such a resale shall not constitute a “limitation” as to volume, manner of sale, availability of current public information or notice.

The Trustee is under no obligation to determine whether any Security is a Transfer- Restricted Security and may conclusively rely on an Officer’s Certificate with respect thereto.

“Trust Indenture Act” means the U.S. Trust Indenture Act of 1939, as amended.

“Trustee” means the Person named as such in the first paragraph of this Indenture until a successor replaces it in accordance with the provisions of this Indenture and, thereafter, means such successor.

“Variable Rate Transaction” means a transaction in which the Company issues or sells (i) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock or (ii) enters into any agreement, including, but not limited to, an equity line of credit, whereby the Company may sell securities at a future determined price.

“VWAP Market Disruption Event” means, with respect to any date, (A) the failure by the principal U.S. national or regional securities exchange on which the Common Stock is then listed, or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which the Common Stock is then traded, to open for trading during its regular trading session on such date; or (B) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.

“VWAP Trading Day” means a day on which (A) there is no VWAP Market Disruption Event; and (B) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, then “VWAP Trading Day” means a Business Day.

“Wholly Owned Subsidiary” of a Person means any Subsidiary of such Person, determined by reference to the definition of “Subsidiary” above but with each reference therein to “more than 50%” deemed to be replaced with “100%” for purposes of this definition; provided, however, that directors’ qualifying shares will be disregarded for purposes of determining whether any Person is a Wholly Owned Subsidiary of another Person.

Section 1.02. Other Definitions.

Term	Defined in Section
“19.99% Cap” “Additional Shares”	5.01(C)(i)(2)(a) 5.07(A)
“Applicable Tax Law”	11.17
“Business Combination Event”	6.01(A)
“Cash Settlement”	5.03(A)
“Combination Settlement”	5.03(A)
“Common Stock Change Event” “Common Stock Equivalents”	5.09(A) 5.05(A)(vi)
“Conversion Agent”	2.06(A)
“Conversion Consideration”	5.03(B)(i)
“Default Interest”	2.05(B)
“Defaulted Amount” “Delayed Conversion Notes” “Delayed Conversion Period”	2.05(B) 5.01(C)(i)(5) 5.01(C)(i)(5)

“Event of Default” “Excess Shares”	7.01(A) 5.01(C)(i)(2)(b)
“Expiration Date”	5.05(A)(v)
“Expiration Time”	5.05(A)(v)
“Fundamental Change Notice”	4.02(E)
“Fundamental Change Repurchase Right”	4.02(A)
“Initial Notes” “Initial Purchaser Cap”	2.03(A) 5.01(C)(i)(2)(a)
“Measurement Period” “Ownership Cap”	5.01(C)(i)(2) 5.01(C)(i)(2)(a)
“Paying Agent”	2.06(A)
“Physical Settlement” “Redemption Conversion Notice”	5.03(A) 5.01(C)(i)(5)
“Redemption Notice”	4.03(G)
“Reference Property”	5.09(A)
“Reference Property Unit”	5.09(A)
“Register”	2.06(B)
“Registrar” “Reported Outstanding Share Number”	2.06(A) 5.01(C)(i)(2)
“Reporting Event of Default”	7.03(A)
“Specified Courts”	11.07
“Spin-Off”	5.05(A)(iii)(2)
“Spin-Off Valuation Period”	5.05(A)(iii)(2)
“Stated Interest”	2.05(A)
“Successor Corporation”	6.01(A)(i)
“Successor Person”	5.09(A)
“Tender/Exchange Offer Valuation Period”	5.05(A)(v)
“Trigger Event”	5.05(A)(iii)(1)

Section 1.03. Rules of Construction.

For purposes of this Indenture:

(A) “or” is not exclusive;

(B) “including” means “including without limitation”;

(C) “will” expresses a command;

(D) the “average” of a set of numerical values refers to the arithmetic average of such numerical values;

(E) words in the singular include the plural and in the plural include the singular, unless the context requires otherwise;

(F) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision of this Indenture, unless the context requires otherwise;

(G) references to currency mean the lawful currency of the United States of America, unless the context requires otherwise;

(H) the exhibits, schedules and other attachments to this Indenture are deemed to form part of this Indenture;

(I) the term “interest,” when used with respect to a Note, includes any Additional Interest and Special Interest, unless the context requires otherwise; and

(J) unless otherwise provided in this Indenture or in any Note, the words “execute,” “execution,” “signed” and “signature” and words of similar import used in or related to any document to be signed in connection with this Indenture, any Note or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee pursuant to procedures approved by the Trustee.

Article 2 THE NOTES

Section 2.01. FORM, DATING AND DENOMINATIONS.

The Notes and the Trustee’s certificate of authentication will be substantially in the form set forth in Exhibit A. The Notes will bear the legends required by Section 2.09 and may bear notations, legends or endorsements required by law, stock exchange rule or usage or the Depositary. Each Note will be dated as of the date of its authentication.

Except to the extent otherwise provided in a Company Order delivered to the Trustee in connection with the issuance and authentication thereof, the Notes will be issued initially in the form of one or more Global Notes. Global Notes may be exchanged for Physical Notes, and Physical Notes may be exchanged for Global Notes, only as provided in Section 2.10.

The Notes will be issuable only in registered form without interest coupons and only in Authorized Denominations.

Each certificate representing a Note will bear a unique registration number that is not affixed to any other certificate representing another outstanding Note.

The terms contained in the Notes constitute part of this Indenture, and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this Indenture, agree to such terms and to be bound thereby; provided, however, that, to the extent that any provision of any Note conflicts with the provisions of this Indenture, the provisions of this Indenture will control for purposes of this Indenture and such Note.

Section 2.02. EXECUTION, AUTHENTICATION AND DELIVERY.

(A) Due Execution by the Company. At least one duly authorized Officer will sign the Notes on behalf of the Company by manual, facsimile or other electronic signature. A Note’s validity will not be affected by the failure of any Officer whose signature is on any Note to hold, at the time such Note is authenticated, the same or any other office at the Company.

(B) Authentication by the Trustee and Delivery.

(i) No Note will be valid until it is authenticated by the Trustee. A Note will be deemed to be duly authenticated only when an authorized signatory of the Trustee (or a duly appointed authenticating agent) manually signs the certificate of authentication of such Note.

(ii) The Trustee will cause an authorized signatory of the Trustee (or a duly appointed authenticating agent) to manually sign the certificate of authentication of a Note only if (1) the Company delivers such Note to the Trustee; (2) such Note is executed by the Company in accordance with Section 2.02(A); and (3) the Company delivers a Company Order to the Trustee that (a) requests the Trustee to authenticate such Note; and (b) sets forth the name of the Holder of such Note and the date as of which such Note is to be authenticated. If such Company Order also requests the Trustee to deliver such Note to any Holder or to the Depositary, then the Trustee will promptly deliver such Note in accordance with such Company Order.

(iii) The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. A duly appointed authenticating agent may authenticate Notes whenever the Trustee may do so under this Indenture, and a Note authenticated as provided in this Indenture by such an agent will be deemed, for purposes of this Indenture, to be authenticated by the Trustee. Each duly appointed authenticating agent will have the same rights to deal with the Company as the Trustee would have if it were performing the duties that the authenticating agent was validly appointed to undertake.

Section 2.03. INITIAL NOTES AND ADDITIONAL NOTES.

(A) Initial Notes. On the Issue Date, there will be originally issued $147,000,000 aggregate principal amount of Notes, subject to the provisions of this Indenture (including Section 2.02). Notes issued pursuant to this Section 2.03(A), and any Notes issued in exchange therefor or in substitution thereof, are referred to in this Indenture as the “Initial Notes.”

(B) Additional Notes. The Company may, subject to the provisions of this Indenture (including Section 2.02), originally issue additional Notes up to a maximum principal amount of $48,000,000 with the same terms as the initial Notes (except, to the extent applicable, with respect to the date as of which interest begins to accrue on such additional Notes and the first Interest Payment Date and the Last Original Issue Date of such additional Notes), which additional Notes will, subject to the foregoing, be considered to be part of the same series of, and rank equally and ratably with all other, Notes issued under this Indenture; provided, however, that any such additional Notes must be (i) issued on or prior to February 10, 2023 and (ii) fungible with other Notes issued under this Indenture for U.S. federal income tax or U.S. federal securities laws purposes and be identified by the same CUSIP number. Any resale of Notes that the Company repurchases as described in Section 2.19 will be deemed to be an “issuance” of Notes for purposes of this Section 2.03(B).

Section 2.04. METHOD OF PAYMENT.

(A) Global Notes. The Company will pay, or cause the Paying Agent to pay, the principal (whether due upon maturity on the Maturity Date, Redemption on a Redemption Date or repurchase on a Fundamental Change Repurchase Date or otherwise) of, interest on, and any cash Conversion Consideration for, any Global Note to the Depositary by wire transfer of immediately available funds no later than the time the same is due as provided in this Indenture.

(B) Physical Notes. The Company will pay, or cause the Paying Agent to pay, the principal (whether due upon maturity on the Maturity Date, Redemption on a Redemption Date or repurchase on a Fundamental Change Repurchase Date or otherwise) of, interest on, and any cash Conversion Consideration for, any Physical Note no later than the time the same is due as provided in this Indenture as follows: (i) if the principal amount of such Physical Note is at least $5,000,000 (or such lower amount as the Company may choose in its sole and absolute discretion) and the Holder of such Physical Note entitled to such payment has delivered to the Paying Agent or the Trustee, no later than the time set forth in the immediately following sentence, a written request that the Company make such payment by wire transfer to an account of such Holder within the United States, by wire transfer of immediately available funds to such account; and (ii) in all other cases, by check mailed to the address of the Holder of such Physical Note entitled to such payment as set forth in the Register. To be timely, such written request must be so delivered no later than the Close of Business on the following date: (x) with respect to the payment of any interest due on an Interest Payment Date, the immediately preceding Regular Record Date; (y) with respect to any cash Conversion Consideration, the relevant Conversion Date; and (z) with respect to any other payment, the date that is 15 calendar days immediately before the date such payment is due.

Section 2.05. ACCRUAL OF INTEREST; DEFAULTED AMOUNTS; WHEN PAYMENT DATE IS NOT A BUSINESS DAY.

(A) Accrual of Interest. Each Note will accrue interest at a rate per annum equal to 4.50% (the “Stated Interest”), plus any Additional Interest and Special Interest that may accrue pursuant to Sections 3.04 and 7.03, respectively. Stated Interest on each Note will (i) accrue from, and including, the most recent date to which Stated Interest has been paid or duly provided for (or, if no Stated Interest has theretofore been paid or duly provided for, the date set forth in the certificate representing such Note as the date from, and including, which Stated Interest will begin to accrue in such circumstance) to, but excluding, the date of payment of such Stated Interest;

and (ii) be, subject to Sections 4.02(D), 4.03(E) and 5.02(D) (but without duplication of any payment of interest), payable semi-annually in arrears on each Interest Payment Date, beginning on the first Interest Payment Date set forth in the certificate representing such Note, to the Holder of such Note as of the Close of Business on the immediately preceding Regular Record Date. Stated Interest, and, if applicable, Additional Interest and Special Interest, on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(B) Defaulted Amounts. If the Company fails to pay any amount (a “Defaulted Amount”) payable on a Note on or before the due date therefor as provided in this Indenture, then, regardless of whether such failure constitutes an Event of Default, (i) such Defaulted Amount will forthwith cease to be payable to the Holder of such Note otherwise entitled to such payment; (ii) to the extent lawful, interest (“Default Interest”) will accrue on such Defaulted Amount at a rate per annum equal to the rate per annum at which Stated Interest accrues, from, and including, such due date to, but excluding, the date of payment of such Defaulted Amount and Default Interest; (iii) such Defaulted Amount and Default Interest will be paid on a payment date selected by the Company to the Holder of such Note as of the Close of Business on a special record date selected by the Company, provided that such special record date must be no more than 15, nor less than ten, calendar days before such payment date; and (iv) at least 15 calendar days before such special record date, the Company will send notice to the Trustee and the Holders that states such special record date, such payment date and the amount of such Defaulted Amount and Default Interest to be paid on such payment date.

(C) Delay of Payment when Payment Date is Not a Business Day. If the due date for a payment on a Note as provided in this Indenture is not a Business Day, then, notwithstanding anything to the contrary in this Indenture or the Notes, such payment may be made on the immediately following Business Day and no interest will accrue on such payment as a result of the related delay. Solely for purposes of the immediately preceding sentence, a day on which the applicable Place of Payment is authorized or required by law or executive order to close or be closed will be deemed not to be a “Business Day.”

Section 2.06. REGISTRAR, PAYING AGENT AND CONVERSION AGENT.

(A) Generally. The Company will maintain (i) an office or agency in the contiguous United States where Notes may be presented for registration of transfer or for exchange (the “Registrar”); (ii) an office or agency in the contiguous United States where Notes may be presented for payment (the “Paying Agent”); and (iii) an office or agency in the contiguous United States where Notes may be presented for conversion (the “Conversion Agent”). If the Company fails to maintain a Registrar, Paying Agent or Conversion Agent, then the Trustee will act as such. For the avoidance of doubt, the Company or any of its Subsidiaries may act as Registrar, Paying Agent or Conversion Agent without prior notice to Holders.

(B) Duties of the Registrar. The Registrar will keep a record (the “Register”) of the names and addresses of the Holders, the Notes held by each Holder and the transfer, exchange, repurchase, Redemption and conversion of Notes. Absent manifest error, the entries in the Register will be conclusive and the Company and the Trustee may treat each Person whose name is recorded as a Holder in the Register as a Holder for all purposes. The Register will be in written form or in any form capable of being converted into written form reasonably promptly.

(C) Co-Agents; Company’s Right to Appoint Successor Registrars, Paying Agents and Conversion Agents. The Company may appoint one or more co-Registrars, co-Paying Agents and co-Conversion Agents, each of whom will be deemed to be a Registrar, Paying Agent or Conversion Agent, as applicable, under this Indenture. Subject to Section 2.06(A), the Company may change any Registrar, Paying Agent or Conversion Agent (including appointing itself or any of its Subsidiaries to act in such capacity) without notice to any Holder. The Company will notify the Trustee (and, upon request, any Holder) of the name and address of each Note Agent, if any, not a party to this Indenture and will enter into an appropriate agency agreement with each such Note Agent, which agreement will implement the provisions of this Indenture that relate to such Note Agent.

(D) Initial Appointments. The Company appoints the Trustee as the initial Paying Agent, the initial Registrar and the initial Conversion Agent.

Section 2.07. PAYING AGENT AND CONVERSION AGENT TO HOLD PROPERTY IN TRUST.

The Company will require each Paying Agent or Conversion Agent that is not the Trustee to agree in writing that such Note Agent will (A) hold in trust for the benefit of Holders or the Trustee all money and other property held by such Note Agent for payment or delivery due on the Notes; and (B) notify the Trustee of any default by the Company in making any such payment or delivery. The Company, at any time, may, and the Trustee, while any Default continues, may, require a Paying Agent or Conversion Agent to pay or deliver, as applicable, all money and other property held by it to the Trustee, after which payment or delivery, as applicable, such Note Agent (if not the Company or any of its Subsidiaries) will have no further liability for such money or property. If the Company or any of its Subsidiaries acts as Paying Agent or Conversion Agent, then (A) it will segregate and hold in a separate trust fund for the benefit of the Holders or the Trustee all money and other property held by it as Paying Agent or Conversion Agent; and (B) references in this Indenture or the Notes to the Paying Agent or Conversion Agent holding cash or other property, or to the delivery of cash or other property to the Paying Agent or Conversion Agent, in each case for payment or delivery to any Holders or the Trustee or with respect to the Notes, will be deemed to refer to cash or other property so segregated and held separately, or to the segregation and separate holding of such cash or other property, respectively. Upon the occurrence of any event pursuant to in clause (ix) or (x) of Section 7.01(A) with respect to the Company (or with respect to any Subsidiary of the Company acting as Paying Agent or Conversion Agent), the Trustee will serve as the Paying Agent and Conversion Agent, as applicable, for the Notes.

Section 2.08. HOLDER LISTS.

If the Trustee is not the Registrar, the Company will furnish to the Trustee, no later than seven Business Days before each Interest Payment Date, and at such other times as the Trustee may request, a list, in such form and as of such date or time as the Trustee may reasonably require, of the names and addresses of the Holders.

Section 2.09. LEGENDS.

(A) Global Note Legend. Each Global Note will bear the Global Note Legend (or any similar legend, not inconsistent with this Indenture, required by the Depositary for such Global Note).

(B) Non-Affiliate Legend. Each Note will bear the Non-Affiliate Legend.

(C) Restricted Note Legend. Subject to Section 2.12,

(i) each Note that is a Transfer-Restricted Security will bear the Restricted Note Legend; and

(ii) if a Note is issued in exchange for, in substitution of, or to effect a partial conversion of, another Note (such other Note being referred to as the “old Note” for purposes of this Section 2.09(C)(ii)), including pursuant to Sections 2.10(B), 2.10(C), 2.11 or 2.13, such Note will bear the Restricted Note Legend if such old Note bore the Restricted Note Legend at the time of such exchange or substitution, or on the related Conversion Date with respect to such conversion, as applicable; provided, however, that such Note need not bear the Restricted Note Legend if such Note does not constitute a Transfer-Restricted Security immediately after such exchange or substitution, or as of such Conversion Date, as applicable.

(D) Other Legends. A Note may bear any other legend or text, not inconsistent with this Indenture, as may be required by applicable law or by any securities exchange or automated quotation system on which such Note is traded or quoted.

(E) Acknowledgement and Agreement by the Holders. A Holder’s acceptance of any Note bearing any legend required by this Section 2.09 will constitute such Holder’s acknowledgement of, and agreement to comply with, the restrictions set forth in such legend.

(F) Restricted Stock Legend.

(i) Each Conversion Share will bear the Restricted Stock Legend unless the Note pursuant to which it converted from is Freely Tradable; provided, however, that such Conversion Share need not bear the Restricted Stock Legend if the Company determines, in its reasonable discretion, that such Conversion Share need not bear the Restricted Stock Legend.

(ii) Notwithstanding anything to the contrary in this Section 2.09(F), a Conversion Share need not bear a Restricted Stock Legend if such Conversion Share is issued in an uncertificated form that does not permit affixing legends thereto, provided the Company takes measures (including the assignment thereto of a “restricted” CUSIP number) that it reasonably deems appropriate to enforce the transfer restrictions referred to in the Restricted Stock Legend.

Section 2.10. TRANSFERS AND EXCHANGES; CERTAIN TRANSFER RESTRICTIONS.

(A) Provisions Applicable to All Transfers and Exchanges.

(i) Subject to this Section 2.10, Physical Notes and beneficial interests in Global Notes may be transferred or exchanged from time to time and the Registrar will record each such transfer or exchange in the Register.

(ii) Each Note issued upon transfer or exchange of any other Note (such other Note being referred to as the “old Note” for purposes of this Section 2.10(A)(ii)) or portion thereof in accordance with this Indenture will be the valid obligation of the Company, evidencing the same indebtedness, and entitled to the same benefits under this Indenture, as such old Note or portion thereof, as applicable.

(iii) The Company, the Trustee and the Note Agents will not impose any service charge on any Holder for any exchange or registration of transfer of Notes as a result of the name of the Holder of new Notes issued upon such exchange or registration of transfer being different from the name of the Holder of the old Notes surrendered for exchange or registration of transfer, or in connection with any conversion of Notes, but the Company, the Trustee, the Registrar and the Conversion Agent may require payment of a sum sufficient to cover any transfer tax or similar governmental charge and any other expenses (including the fees and expenses of Trustee and its agents and attorneys) that may be imposed in connection with any transfer, exchange or conversion of Notes, other than exchanges pursuant to Sections 2.11, 2.17 or 8.05 not involving any transfer.

(iv) Notwithstanding anything to the contrary in this Indenture or the Notes, a Note may not be transferred or exchanged in part unless the portion to be so transferred or exchanged is in an Authorized Denomination.

(v) The Trustee will have no obligation or duty to monitor, determine or inquire as to compliance with any transfer restrictions imposed under this Indenture or applicable law with respect to any Security, other than to require the delivery of such certificates or other documentation or evidence as expressly required by this Indenture and to examine the same to determine substantial compliance as to form with the requirements of this Indenture.

(vi) Each Note issued upon transfer of, or in exchange for, another Note will bear each legend, if any, required by Section 2.09.

(vii) Upon satisfaction of the requirements of this Indenture to effect a transfer or exchange of any Note, the Company will cause such transfer or exchange to be effected as soon as reasonably practicable but in no event later than the second Business Day after the date of such satisfaction.

(viii) For the avoidance of doubt, and subject to the terms of this Indenture, as used in this Section 2.10, an “exchange” of a Global Note or a Physical Note includes (x) an exchange effected for the sole purpose of removing any Restricted Note Legend affixed to such Global Note or Physical Note; and (y) if such Global Note or a Physical Note is identified by a “restricted” CUSIP number, an exchange effected for the sole purpose of causing such Global Note or a Physical Note to be identified by an “unrestricted” CUSIP number.

(ix) Neither the Trustee nor any Note Agent will have any responsibility for any action taken or not taken by the Depositary.

(x) The Trustee will have no responsibility or obligation to any beneficial owner of a Global Note or a Depositary Participant or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any Redemption Notice) or the payment of any amount, under or with respect to such Notes. The rights of beneficial owners in any Global Note will be exercised only through the Depositary subject to the Depositary Procedures. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(xi) Notwithstanding anything to the contrary in this Indenture or the Notes, a Note may not be transferred to an Affiliate of the Company unless such Notes transferred to an Affiliate of the Company are identified by a separate CUSIP or ISIN number (an “Affiliate CUSIP”). Notes identified by an Affiliate CUSIP shall not be subject to Additional Interest pursuant to Section 3.04 hereof.

(B) Transfers and Exchanges of Global Notes.

(i) Subject to the immediately following sentence, no Global Note may be transferred or exchanged in whole except (x) by the Depositary to a nominee of the Depositary; (y) by a nominee of the Depositary to the Depositary or to another nominee of the Depositary; or (z) by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. No Global Note (or any portion thereof) may be transferred to, or exchanged for, a Physical Note; provided, however, that a Global Note will be exchanged, pursuant to customary procedures, for one or more Physical Notes if:

(1) (x) the Depositary notifies the Company or the Trustee that the Depositary is unwilling or unable to continue as depositary for such Global Note or (y) the Depositary ceases to be a “clearing agency” registered under Section 17A of the Exchange Act and, in each case, the Company fails to appoint a successor Depositary within 90 days of such notice or cessation;

(2) an Event of Default has occurred and is continuing and the Company, the Trustee or the Registrar has received a written request from the Depositary, or from a holder of a beneficial interest in such Global Note, to exchange such Global Note or beneficial interest, as applicable, for one or more Physical Notes; or

(3) the Company, in its sole discretion, permits the exchange of any beneficial interest in such Global Note for one or more Physical Notes at the request of the owner of such beneficial interest.

(ii) Upon satisfaction of the requirements of this Indenture to effect a transfer or exchange of any Global Note (or any portion thereof):

(1) the Trustee will reflect any resulting decrease of the principal amount of such Global Note by notation on the “Schedule of Exchanges of Interests in the Global Note” forming part of such Global Note (and, if such notation results in such Global Note having a principal amount of zero, the Company may (but is not required to) instruct the Trustee to cancel such Global Note pursuant to Section 2.15);

(2) if required to effect such transfer or exchange, then the Trustee will reflect any resulting increase of the principal amount of any other Global Note by notation on the “Schedule of Exchanges of Interests in the Global Note” forming part of such other Global Note;

(3) if required to effect such transfer or exchange, then the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, a new Global Note bearing each legend, if any, required by Section 2.09; and

(4) if such Global Note (or such portion thereof), or any beneficial interest therein, is to be exchanged for one or more Physical Notes, then the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Physical Notes that are in Authorized Denominations (not to exceed, in the aggregate, the principal amount of such Global Note to be so exchanged), are registered in such name(s) as the Depositary specifies (or as otherwise determined pursuant to customary procedures) and bear each legend, if any, required by Section 2.09.

(iii) Each transfer or exchange of a beneficial interest in any Global Note will be made in accordance with the Depositary Procedures.

(C) Transfers and Exchanges of Physical Notes.

(i) Subject to this Section 2.10, a Holder of a Physical Note may (x) transfer such Physical Note (or any portion thereof in an Authorized Denomination) to one or more other Person(s); (y) exchange such Physical Note (or any portion thereof in an Authorized Denomination) for one or more other Physical Notes in Authorized Denominations having an aggregate principal amount equal to the aggregate principal amount of the Physical Note (or portion thereof) to be so exchanged; and (z) if then permitted by the Depositary Procedures, transfer such Physical Note (or any portion thereof in an Authorized Denomination) in exchange for a beneficial interest in one or more Global Notes; provided, however, that, to effect any such transfer or exchange, such Holder must:

(1) surrender such Physical Note to be transferred or exchanged to the office of the Registrar, together with any endorsements or transfer instruments reasonably required by the Company, the Trustee or the Registrar; and

(2) deliver such certificates, documentation or evidence as may be required pursuant to Section 2.10(D).

(ii) Upon the satisfaction of the requirements of this Indenture to effect a transfer or exchange of any Physical Note (such Physical Note being referred to as the “old Physical Note” for purposes of this Section 2.10(C)(ii)) of a Holder (or any portion of such old Physical Note in an Authorized Denomination):

(1) such old Physical Note will be promptly cancelled pursuant to Section 2.15;

(2) if such old Physical Note is to be transferred or exchanged only in part, then the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Physical Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount of such old Physical Note not to be transferred or exchanged; (y) are registered in the name of such Holder; and (z) bear each legend, if any, required by Section 2.09;

(3) in the case of a transfer:

(a) to the Depositary or a nominee thereof that will hold its interest in such old Physical Note (or such portion thereof) to be so transferred in the form of one or more Global Notes, the Trustee will reflect an increase of the principal amount of one or more existing Global Notes by notation on the “Schedule of Exchanges of Interests in the Global Note” forming part of such Global Note(s), which increase(s) are in Authorized Denominations and aggregate to the principal amount to be so transferred, and which Global Note(s) bear each legend, if any, required by Section 2.09; provided, however, that if such transfer cannot be so effected by notation on one or more existing Global Notes (whether because no Global Notes bearing each legend, if any, required by Section 2.09 then exist, because any such increase will result in any Global Note having an aggregate principal amount exceeding the maximum aggregate principal amount permitted by the Depositary or otherwise), then the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Global Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount to be so transferred; and (y) bear each legend, if any, required by Section 2.09; and

(b) to a transferee that will hold its interest in such old Physical Note (or such portion thereof) to be so transferred in the form of one or more Physical Notes, the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Physical Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount to be so transferred; (y) are registered in the name of such transferee; and (z) bear each legend, if any, required by Section 2.09; and

(4) in the case of an exchange, the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Physical Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount to be so exchanged; (y) are registered in the name of the Person to whom such old Physical Note was registered; and (z) bear each legend, if any, required by Section 2.09.

(D) Requirement to Deliver Documentation and Other Evidence. If a Holder of any Note that is identified by a “restricted” CUSIP number or that bears a Restricted Note Legend or is a Transfer-Restricted Security requests to:

(i) cause such Note to be identified by an “unrestricted” CUSIP number;

(ii) remove such Restricted Note Legend; or

(iii) register the transfer of such Note to the name of another Person;

then the Company, the Trustee and the Registrar may refuse to effect such identification, removal or transfer, as applicable, unless there is delivered to the Company, the Trustee and the Registrar such certificates or other documentation or evidence as the Company, Trustee or Registrar may reasonably require to determine that such identification, removal or transfer, as applicable, complies with the Securities Act and other applicable securities laws; provided, however, that no such certificates, documentation or evidence need be so delivered (w) on and after the Free Trade Date with respect to such Note unless the Company determines, in its reasonable discretion, that such Note is not eligible to be offered, sold or otherwise transferred pursuant to Rule 144 or otherwise without any requirements as to volume, manner of sale, availability of current public information or notice under the Securities Act; (x) in connection with any transfer of such Note pursuant to Rule 144A; (y) in connection with any transfer of such Note to the Company or one of its Subsidiaries; or (z) in connection with any transfer of such Note pursuant to an effective registration statement under the Securities Act. All Notes presented or surrendered for registration of transfer or exchange will be duly endorsed, or accompanied by a written instrument or instruments of transfer in accordance with the Trustee’s customary procedures, and such Notes will be duly endorsed by the Holder thereof or such Holder’s attorney duly authorized in writing, in each case subject to the Depositary Procedures in the case of any Global Note. Except as otherwise provided in this Indenture, and in addition to the requirements set forth in the Restricted Note Legend, in connection with any transfer of a Transfer-Restricted Security, any request for transfer thereof will be accompanied by a certification to the Trustee relating to the manner of such transfer substantially in the form of the “Transferor Acknowledgement” set forth in Exhibit A.

(E) Transfers of Notes Subject to Redemption, Repurchase or Conversion. Notwithstanding anything to the contrary in this Indenture or the Notes, the Company, the Trustee and the Registrar will not be required to register the transfer of or exchange any Note that (i) has been surrendered for conversion, except to the extent that any portion of such Note is not subject to conversion; (ii) is subject to a Fundamental Change Repurchase Notice validly delivered, and not withdrawn, pursuant to Section 4.02(F), except to the extent that any portion of such Note is not subject to such notice or the Company fails to pay the applicable Fundamental Change Repurchase Price when due; or (iii) has been selected for Redemption pursuant to a Redemption Notice, except to the extent that any portion of such Note is not subject to Redemption or the Company fails to pay the applicable Redemption Price when due.

Section 2.11. EXCHANGE AND CANCELLATION OF NOTES TO BE CONVERTED, REDEEMED OR REPURCHASED.

(A) Partial Conversions, Redemptions and Repurchases of Physical Notes. If only a portion of a Physical Note of a Holder is to be converted pursuant to Article 5 or repurchased pursuant to a Repurchase Upon Fundamental Change or Redemption, then, as soon as reasonably practicable after such Physical Note is surrendered for such conversion, Redemption or repurchase, the Company will cause such Physical Note to be exchanged, pursuant and subject to Section 2.10(C), for (i) one or more Physical Notes that are in Authorized Denominations and have an aggregate principal amount equal to the principal amount of such Physical Note that is not to be so converted, redeemed or repurchased, as applicable, and deliver such Physical Note(s) to such Holder; and (ii) a Physical Note having a principal amount equal to the principal amount to be so converted, redeemed or repurchased, as applicable, which Physical Note will be converted, redeemed or repurchased, as applicable, pursuant to the terms of this Indenture; provided, however, that the Physical Note referred to in this clause (ii) need not be issued at any time after which such principal amount subject to such conversion, Redemption or repurchase, as applicable, is deemed to cease to be outstanding pursuant to Section 2.18.

(B) Cancellation of Converted, Redeemed and Repurchased Notes.

(i) Physical Notes. If a Physical Note (or any portion thereof that has not theretofore been exchanged pursuant to Section 2.11(A)) of a Holder is to be converted pursuant to Article 5 or repurchased pursuant to a Repurchase Upon Fundamental Change or subject to Redemption, then, promptly after the later of the time such Physical Note (or such portion) is deemed to cease to be outstanding pursuant to Section 2.18 and the time such Physical Note is surrendered for such conversion or repurchase, as applicable, (1) such Physical Note will be cancelled pursuant to Section 2.15; and (2) in the case of a partial conversion, Redemption or repurchase, the Company will issue, execute and deliver to such Holder, and the Trustee will authenticate, in each case in accordance with Section 2.02, one or more Physical Notes that (x) are in Authorized Denominations and have an aggregate principal amount equal to the principal amount of such Physical Note that is not to be so converted, redeemed or repurchased; (y) are registered in the name of such Holder; and (z) bear each legend, if any, required by Section 2.09.

(ii) Global Notes. If a Global Note (or any portion thereof) is to be converted pursuant to Article 5 or repurchased pursuant to a Repurchase Upon Fundamental Change or subject to Redemption, then, promptly after the time such Note (or such portion) is deemed to cease to be outstanding pursuant to Section 2.18, the Trustee will reflect a decrease of the principal amount of such Global Note in an amount equal to the principal amount of such Global Note to be so converted, redeemed or repurchased, as applicable, by notation on the “Schedule of Exchanges of Interests in the Global Note” forming part of such Global Note (and, if the principal amount of such Global Note is zero following such notation, cancel such Global Note pursuant to Section 2.15).

Section 2.12. REMOVAL OF TRANSFER RESTRICTIONS.

Without limiting the generality of any other provision of this Indenture (including Section 3.04), the Restricted Note Legend affixed to any Note will be deemed, pursuant to this Section 2.12 and the footnote to such Restricted Note Legend, to be removed therefrom upon the Company’s delivery to the Trustee of notice, signed on behalf of the Company by one of its Officers, to such effect (and, for the avoidance of doubt, such notice need not be accompanied by an Officer’s Certificate or an Opinion of Counsel in order to be effective to cause such Restricted Note Legend to be deemed to be removed from such Note). If such Note bears a “restricted” CUSIP or ISIN number at the time of such delivery, then, upon such delivery, such Note will be deemed, pursuant to this Section 2.12 and the footnotes to the CUSIP and ISIN numbers set forth on the face of the certificate representing such Note, to thereafter bear the “unrestricted” CUSIP and ISIN numbers identified in such footnotes; provided, however, that if such Note is a Global Note and the Depositary thereof requires a mandatory exchange or other procedure to cause such Global Note to be identified by “unrestricted” CUSIP and ISIN numbers in the facilities of such Depositary, then (i) the Company will effect such exchange or procedure as soon as reasonably practicable; and (ii) for purposes of Section 3.04 and the definition of Freely Tradable, such Global Note will not be deemed to be identified by “unrestricted” CUSIP and ISIN numbers until such time as such exchange or procedure is effected.

Section 2.13. REPLACEMENT NOTES.

If a Holder of any Note claims that such Note has been mutilated, lost, destroyed or wrongfully taken, then the Company will issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, a replacement Note upon surrender to the Trustee of such mutilated Note, or upon delivery to the Trustee of evidence of such loss, destruction or wrongful taking satisfactory to the Trustee and the Company. In the case of a lost, destroyed or wrongfully taken Note, the Company and the Trustee may require the Holder thereof to provide such security or indemnity that is reasonably satisfactory to the Company and the Trustee to protect the Company and the Trustee from any loss that any of them may suffer if such Note is replaced.

Every replacement Note issued pursuant to this Section 2.13 will be an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and ratably with all other Notes issued under this Indenture.

Section 2.14. REGISTERED HOLDERS; CERTAIN RIGHTS WITH RESPECT TO GLOBAL NOTES.

Only the Holder of a Note will have rights under this Indenture as the owner of such Note. Without limiting the generality of the foregoing, Depositary Participants will have no rights as such under this Indenture with respect to any Global Note held on their behalf by the Depositary or its nominee, or by the Trustee as its custodian, and the Company, the Trustee and the Note Agents, and their respective agents, may treat the Depositary as the absolute owner of such Global Note for all purposes whatsoever; provided, however, that (A) the Holder of any Global Note may grant proxies and otherwise authorize any Person, including Depositary Participants and Persons that hold interests in Notes through Depositary Participants, to take any action that such Holder is entitled to take with respect to such Global Note under this Indenture or the Notes; and (B) the Company and the Trustee, and their respective agents, may give effect to any written certification, proxy or other authorization furnished by the Depositary.

Wherever in this Indenture or the Note a right is granted to or is being exercised by an Initial Purchaser, Attribution Party or Initial Purchaser Successor, the Trustee and the other Note Agents shall be entitled to deem and treat, conclusively and without liability to any Person, the entity named as the Initial Purchaser in this Indenture as the Initial Purchaser, Attribution Parties and Initial Purchaser Successor, unless and until the Trustee and such other Note Agents have received at the Corporate Trust Office an Officer’s Certificate of the Company designating another entity or entities as such.

Section 2.15. CANCELLATION.

Without limiting the generality of Section 3.07, the Company may at any time deliver Notes to the Trustee for cancellation. The Registrar, the Paying Agent and the Conversion Agent will forward to the Trustee each Note duly surrendered to them for transfer, exchange, payment or conversion. The Trustee will promptly cancel all Notes so surrendered to it accordance with its customary procedures and applicable law. Without limiting the generality of Section 2.03(B), the Company may not originally issue new Notes to replace Notes that it has paid or that have been cancelled upon transfer, exchange, payment or conversion.

Section 2.16. NOTES HELD BY THE COMPANY OR ITS AFFILIATES.

In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent or other action under this Indenture, Notes owned by the Company or any of its Subsidiaries or Affiliates or any Subsidiary of any of its Affiliates will be deemed not to be outstanding; provided, however, that, for purposes of determining whether the Trustee is protected in relying on any such direction, waiver or consent or other action under this Indenture, only Notes that the Trustee knows are so owned will be so disregarded.

Section 2.17. TEMPORARY NOTES.

Until definitive Notes are ready for delivery, the Company may issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, temporary Notes.

Temporary Notes will be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. The Company will promptly prepare, issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, definitive Notes in exchange for temporary Notes. Until so exchanged, each temporary Note will in all respects be entitled to the same benefits under this Indenture as definitive Notes.

Section 2.18. OUTSTANDING NOTES.

(A) Generally. The Notes that are outstanding at any time will be deemed to be those Notes that, at such time, have been duly executed and authenticated, excluding those Notes (or portions thereof) that have theretofore been (i) cancelled by the Trustee or delivered to the Trustee for cancellation in accordance with Section 2.15; (ii) assigned a principal amount of zero by notation on the “Schedule of Exchanges of Interests in the Global Note” forming part of any a Global Note representing such Note; (iii) paid in full in accordance with this Indenture; or (iv) deemed to cease to be outstanding to the extent provided in, and subject to, clause (B), (C) or (D) of this Section 2.18.

(B) Replaced Notes. If a Note is replaced pursuant to Section 2.13, then such Note will cease to be outstanding at the time of its replacement, unless the Trustee and the Company receive proof reasonably satisfactory to them that such Note is held by a “bona fide purchaser” under applicable law.

(C) Maturing Notes and Notes Called for Redemption or Subject to Repurchase. If, on a Redemption Date, a Fundamental Change Repurchase Date or the Maturity Date, the Paying Agent holds money sufficient to pay the aggregate Redemption Price, Fundamental Change Repurchase Price or principal amount, respectively, together, in each case, with the aggregate interest, in each case due on such date, then (unless there occurs a Default in the payment of any such amount) (i) the Notes (or portions thereof) to be redeemed or repurchased, or that mature, on such date will be deemed, as of such date, to cease to be outstanding, except to the extent provided in Sections 4.02(D), 4.03(E) and 5.02(D); and (ii) the rights of the Holders of such Notes (or such portions thereof), as such, will terminate with respect to such Notes (or such portions thereof), other than the right to receive the Redemption Price, Fundamental Change Repurchase Price or principal amount, as applicable, of, and accrued and unpaid interest on, such Notes (or such portions thereof), in each case as provided in this Indenture.

(D) Notes to Be Converted. At the Close of Business on the Conversion Date for any Note (or any portion thereof) to be converted, such Note (or such portion) will (unless there occurs a Default in the delivery of the Conversion Consideration or interest due, pursuant to Section 5.03(B) or Section 5.02(D), upon such conversion) be deemed to cease to be outstanding, except to the extent provided in Section 5.02(D) or Section 5.08.

(E) Cessation of Accrual of Interest. Except as provided in Sections 4.02(D) , 4.03(E) and 5.02(D), interest will cease to accrue on each Note from, and including, the date that such Note is deemed, pursuant to this Section 2.18, to cease to be outstanding, unless there occurs a default in the payment or delivery of any cash or other property due on such Note.

Section 2.19. REPURCHASES BY THE COMPANY.

Without limiting the generality of Section 2.15, the Company or its Subsidiaries may, directly or indirectly, from time to time, repurchase Notes in open-market purchases or otherwise without delivering notice to Holders.

Section 2.20. CUSIP AND ISIN NUMBERS.

Subject to Section 2.12, the Company may use one or more CUSIP or ISIN numbers to identify any of the Notes, and, if so, the Company and the Trustee will use such CUSIP or ISIN number(s) in notices to Holders; provided, however, that (i) each such notice will state that no representation is made by the Trustee as to the correctness or accuracy of any such CUSIP or ISIN number; and (ii) the effectiveness of any such notice will not be affected by any defect in, or omission of, any such CUSIP or ISIN number. The Company will promptly notify the Trustee of any change in the CUSIP or ISIN number(s) identifying any Notes.

Article 3 COVENANTS

Section 3.01. PAYMENT ON NOTES.

(A) Generally. The Company will pay or cause to be paid all the principal of, the Redemption Price or Fundamental Change Repurchase Price for, interest on, and other amounts due with respect to, the Notes on the dates and in the manner set forth in this Indenture.

(B) Deposit of Funds. Before 11:00 A.M., New York City time, on each Fundamental Change Repurchase Date, Redemption Date or Interest Payment Date, and on the Maturity Date or any other date on which any cash amount is due on the Notes, the Company will deposit, or will cause there to be deposited, with the Paying Agent cash, in funds immediately available on such date, sufficient to pay the cash amount due on the applicable Notes on such date. The Paying Agent will return to the Company, as soon as practicable, any money not required for such purpose.

Section 3.02. EXCHANGE ACT REPORTS.

(A) Generally. The Company will send to the Trustee copies of all reports that the Company is required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act within 15 calendar days after the date that the Company is required to file the same (after giving effect to all applicable grace periods under the Exchange Act); provided, however, that the Company need not send to the Trustee any material for which the Company has received, or is seeking in good faith and has not been denied, confidential treatment by the SEC. Any report that the Company files with the SEC through the EDGAR system (or any successor thereto) will be deemed to be sent to the Trustee at the time such report is so filed via the EDGAR system (or such successor). Upon the request of any Holder, the Company will provide to such Holder a copy of any report that the Company has sent the Trustee pursuant to this Section 3.02(A), other than a report that is deemed to be sent to the Trustee pursuant to the preceding sentence.

(B) Trustee’s Disclaimer. The Trustee need not determine whether the Company has filed any material via the EDGAR system (or such successor) or the contents thereof. The sending or filing of reports pursuant to Section 3.02(A) will not be deemed to constitute actual or constructive notice to the Trustee of any information contained, or determinable from information contained, therein, including the Company’s compliance with any of its covenants under this Indenture (as to which the Trustee is entitled to conclusively rely on an Officer’s Certificate).

Section 3.03. RULE 144A INFORMATION.

If the Company is not subject to Section 13 or 15(d) of the Exchange Act at any time when any Notes or Conversion Shares are outstanding and constitute “restricted securities” (as defined in Rule 144), then the Company (or its successor) will promptly provide, to the Trustee and, upon written request, to any Holder, beneficial owner or prospective purchaser of such Notes or Conversion Shares, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of such Notes or Conversion Shares pursuant to Rule 144A. The Company (or its successor) will take such further action as any Holder or beneficial owner of such Notes or Conversion Shares may reasonably request to enable such Holder or beneficial owner to sell such Notes or Conversion Shares pursuant to Rule 144A.

Section 3.04. ADDITIONAL INTEREST.

(A) Accrual of Additional Interest.

(i) If, at any time during the six month period beginning on, and including the date that is six months after the Last Original Issue Date of any Note:

(1) the Company cannot satisfy the current public information requirements of Rule 144(c)(1) under the Securities Act (after giving effect to all applicable grace periods thereunder); or

(2) such Note is not otherwise Freely Tradable;

then Additional Interest will accrue on such Note for each day during such period on which such failure is continuing or such Note is not Freely Tradable; provided, that this Section 3.04 shall not apply to any Notes transferred to an Affiliate of the Company.

(ii) In addition, Additional Interest will accrue on a Note on each day on which such Note is not Freely Tradable on or after the De-Legending Deadline Date for such Note.

(B) Amount and Payment of Additional Interest. Any Additional Interest that accrues on a Note pursuant to Section 3.04(A) will be payable on the same dates and in the same manner as the Stated Interest on such Note and will accrue at a rate per annum equal to 0.25% of the principal amount thereof for the first 90 days on which Additional Interest accrues and, thereafter, at a rate per annum equal to 0.50% of the principal amount thereof; provided, however, that in no event will Additional Interest that may accrue as a result of the Company’s failure to timely file any report (other than Form 8-K reports) that it is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, together with any Special Interest, accrue on any day on a Note at a combined rate per annum that exceeds 0.50%. For the avoidance of doubt, any Additional Interest that accrues on a Note will be in addition to the Stated Interest that accrues on such Note and, subject to the proviso of the immediately preceding sentence, in addition to any Special Interest that accrues on such Note.

(C) Notice of Accrual of Additional Interest; Trustee’s Disclaimer. The Company will send notice to the Holder of each Note, and to the Trustee, of the commencement and termination of any period in which Additional Interest accrues on such Note. In addition, if Additional Interest accrues on any Note, then, no later than five Business Days before each date on which such Additional Interest is to be paid, the Company will deliver an Officer’s Certificate to the Trustee and the Paying Agent stating (i) that the Company is obligated to pay Additional Interest on such Note on such date of payment; and (ii) the amount of such Additional Interest that is payable on such date of payment. The Trustee will have no duty to determine whether any Additional Interest is payable or the amount thereof.

(D) The accrual of Additional Interest will be the exclusive remedy available to Holders for the failure of their Notes to become Freely Tradable.

Section 3.05. COMPLIANCE AND DEFAULT CERTIFICATES.

(A) Annual Compliance Certificate. Within 120 days after December 31, 2022 and each fiscal year of the Company ending thereafter, the Company will deliver an Officer’s Certificate to the Trustee stating whether a Default or Event of Default has occurred during the previous year or is continuing (and, if so, describing all such Defaults or Events of Default and what action the Company is taking or proposes to take with respect thereto).

(B) Default Certificate. If a Default or Event of Default occurs, then the Company will promptly deliver an Officer’s Certificate to the Trustee describing the same and what action the Company is taking or proposes to take with respect thereto.

Section 3.06. STAY, EXTENSION AND USURY LAWS.

To the extent that it may lawfully do so, the Company (A) agrees that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law (wherever or whenever enacted or in force) that may affect the covenants or the performance of this Indenture; and (B) expressly waives all benefits or advantages of any such law and agrees that it will not, by resort to any such law, hinder, delay or impede the execution of any power granted to the Trustee by this Indenture, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 3.07. NOTES ACQUIRED BY THE COMPANY

Any Notes that the Company or any of its Subsidiaries may repurchase will be considered outstanding for all purposes under this Indenture, except as provided in Section 2.16, unless and until such time the Company surrenders such Notes to the Trustee for cancellation and, upon receipt of a written order from the Company, the Trustee will cause all Notes so surrendered to be cancelled in accordance with Section 2.15.

Section 3.08. EXISTENCE.

Subject to Article 6, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.

Section 3.09. FINANCIAL COVENANTS.

(A) Secured Indebtedness. Neither the Company nor any Subsidiary shall create, incur, assume or suffer to exist any Indebtedness secured by a Lien (including any refinancing, replacements or additions thereto) other than as permitted under the terms of the Credit Agreement or an Additional Credit Agreement.

(B) Refinancing. So long as the Initial Purchasers are Beneficial Holders of at least $75.0 million in aggregate principal amount of the Notes purchased (or exchanged for) on the Issue Date (as certified by such Initial Purchasers to the Company), neither the Company nor any Subsidiary shall refinance, replace, or otherwise redeem in whole or in part, the 2020 Notes with a new issuance of Indebtedness (i) secured by a Lien or otherwise ranking senior, structurally or contractually, in right of payment to the Notes or (ii) that has a stated maturity date prior to the Maturity Date, in each case, without the prior written consent of the Initial Purchasers (such consent shall not be unreasonably denied, delayed or conditioned).

(C) Consolidated Senior Secured Net Leverage Ratio. The Company shall not amend, modify, or enter into a waiver of or with respect to the Credit Agreement to (A) permit its Consolidated Senior Secured Net Leverage Ratio (as defined in the Credit Agreement) to exceed (x) from March 31, 2023 to December 31, 2024, 2.65:1.00; and (y) thereafter 2:00:1.00 or (B) amend or modify the definition of Consolidated Senior Secured Net Leverage Ratio (or any components thereof) therein; provided, however, that the Company may amend the definition of Consolidated Senior Secured Net Leverage Ratio therein so as to permit such ratio (i) to be no greater than 3.00 to 1.00 from March 31, 2023 through December 31, 2024; and (ii) to be not greater than 2.50 to 1.00, thereafter.

Article 4 REPURCHASE AND REDEMPTION

Section 4.01. NO SINKING FUND.

No sinking fund is required to be provided for the Notes.

Section 4.02. RIGHT OF HOLDERS TO REQUIRE THE COMPANY TO REPURCHASE NOTES UPON A FUNDAMENTAL CHANGE.

(A) Right of Holders to Require the Company to Repurchase Notes Upon a Fundamental Change. Subject to the other terms of this Section 4.02, if a Fundamental Change occurs, then each Holder will have the right (the “Fundamental Change Repurchase Right”) to require the Company to repurchase such Holder’s Notes (or any portion thereof in an Authorized Denomination) on the Fundamental Change Repurchase Date for such Fundamental Change for a cash purchase price equal to the Fundamental Change Repurchase Price.

(B) Repurchase Prohibited in Certain Circumstances. If the principal amount of the Notes has been accelerated and such acceleration has not been rescinded on or before the Fundamental Change Repurchase Date for a Repurchase Upon Fundamental Change (including as a result of the payment of the related Fundamental Change Repurchase Price, and any related interest pursuant to the proviso to Section 4.02(D), on such Fundamental Change Repurchase Date), then (i) the Company may not repurchase any Notes pursuant to this Section 4.02; and (ii) the Company will cause any Notes theretofore surrendered for such Repurchase Upon Fundamental Change to be returned to the Holders thereof (or, if applicable with respect to Global Notes, cancel any instructions for book-entry transfer to the Company, the Trustee or the Paying Agent of the applicable beneficial interest in such Notes in accordance with the Depositary Procedures).

(C) Fundamental Change Repurchase Date. The Fundamental Change Repurchase Date for any Fundamental Change will be a Business Day of the Company’s choosing that is no more than 35, nor less than 20, Business Days after the date the Company sends the related Fundamental Change Notice pursuant to Section 4.02(E).

(D) Fundamental Change Repurchase Price. The Fundamental Change Repurchase Price for any Note to be repurchased upon a Repurchase Upon Fundamental Change following a Fundamental Change is an amount in cash equal to the principal amount of such Note plus accrued and unpaid interest on such Note to, but excluding, the Fundamental Change Repurchase Date for such Fundamental Change; provided, however, that if such Fundamental Change Repurchase Date is after a Regular Record Date and on or before the next Interest Payment Date, then (i) the Holder of such Note at the Close of Business on such Regular Record Date will be entitled, notwithstanding such Repurchase Upon Fundamental Change, to receive, on or, at the Company’s election, before such Interest Payment Date, the unpaid interest that would have accrued on such Note to, but excluding, such Interest Payment Date (assuming, solely for these purposes, that such Note remained outstanding through such Interest Payment Date, if such Fundamental Change Repurchase Date is before such Interest Payment Date); and (ii) the Fundamental Change Repurchase Price will not include accrued and unpaid interest on such Note to, but excluding, such Fundamental Change Repurchase Date. For the avoidance of doubt, if an Interest Payment Date is not a Business Day within the meaning of Section 2.05(C) and such Fundamental Change Repurchase Date occurs on the Business Day immediately after such Interest Payment Date, then (x) accrued and unpaid interest on Notes to, but excluding, such Interest Payment Date will be paid, in accordance with Section 2.05(C), on the next Business Day to Holders as of the Close of Business on the immediately preceding Regular Record Date; and (y) the Fundamental Change Repurchase Price will include interest on Notes to be repurchased from, and including, such Interest Payment Date.

(E) Fundamental Change Notice. On or before the 20th calendar day after the occurrence of a Fundamental Change, the Company will send to each Holder in writing (and to any beneficial owner of a Global Note, if required by applicable law), with a copy to the Trustee and the Conversion Agent, a notice of such Fundamental Change (a “Fundamental Change Notice”).

Such Fundamental Change Notice must state:

(i) briefly, the events causing such Fundamental Change;

(ii) the effective date of such Fundamental Change;

(iii) the procedures that a Holder must follow to require the Company to repurchase its Notes pursuant to this Section 4.02, including the deadline for exercising the Fundamental Change Repurchase Right and the procedures for submitting and withdrawing a Fundamental Change Repurchase Notice;

(iv) the Fundamental Change Repurchase Date for such Fundamental Change;

(v) the Fundamental Change Repurchase Price per $1,000 principal amount of Notes for such Fundamental Change (and, if such Fundamental Change Repurchase Date is after a Regular Record Date and on or before the next Interest Payment Date, the amount, manner and timing of the interest payment payable pursuant to the proviso to Section 4.02(D));

(vi) the name and address of the Paying Agent and the Conversion Agent;

(vii) the Conversion Rate in effect on the date of such Fundamental Change Notice and a description and quantification of any adjustments to the Conversion Rate that may result from such Fundamental Change (including pursuant to Section 5.07);

(viii) that Notes for which a Fundamental Change Repurchase Notice has been duly tendered and not duly withdrawn must be delivered to the Paying Agent for the Holder thereof to be entitled to receive the Fundamental Change Repurchase Price;

(ix) that Notes (or any portion thereof) that are subject to a Fundamental Change Repurchase Notice that has been duly tendered may be converted only if such Fundamental Change Repurchase Notice is withdrawn in accordance with this Indenture; and

(x) the CUSIP and ISIN numbers, if any, of the Notes.

Neither the failure to deliver a Fundamental Change Notice nor any defect in a Fundamental Change Notice will limit the Fundamental Change Repurchase Right of any Holder or otherwise affect the validity of any proceedings relating to any Repurchase Upon Fundamental Change.

(F) Procedures to Exercise the Fundamental Change Repurchase Right.

(i) Delivery of Fundamental Change Repurchase Notice and Notes to Be Repurchased. To exercise its Fundamental Change Repurchase Right for a Note following a Fundamental Change, the Holder thereof must deliver to the Paying Agent:

(1) before the Close of Business on the Business Day immediately before the related Fundamental Change Repurchase Date (or such later time as may be required by law), a duly completed, written Fundamental Change Repurchase Notice with respect to such Note; and

(2) such Note, duly endorsed for transfer (if such Note is a Physical Note) or by book-entry transfer (if such Note is a Global Note).

The Paying Agent will promptly deliver to the Company a copy of each Fundamental Change Repurchase Notice that it receives.

(ii) Contents of Fundamental Change Repurchase Notices. Each Fundamental Change Repurchase Notice with respect to a Note must state:

(1) if such Note is a Physical Note, the certificate number of such Note;

(2) the principal amount of such Note to be repurchased, which must be an Authorized Denomination; and

(3) that such Holder is exercising its Fundamental Change Repurchase Right with respect to such principal amount of such Note;

provided, however, that if such Note is a Global Note, then such Fundamental Change Repurchase Notice must comply with the Depositary Procedures (and any such Fundamental Change Repurchase Notice delivered in compliance with the Depositary Procedures will be deemed to satisfy the requirements of this Section 4.02(F)).

(iii) Withdrawal of Fundamental Change Repurchase Notice. A Holder that has delivered a Fundamental Change Repurchase Notice with respect to a Note may withdraw such Fundamental Change Repurchase Notice by delivering a written notice of withdrawal to the Paying Agent at any time before the Close of Business on the Business Day immediately before the related Fundamental Change Repurchase Date. Such withdrawal notice must state:

(1) if such Note is a Physical Note, the certificate number of such Note;

(2) the principal amount of such Note to be withdrawn, which must be an Authorized Denomination; and

(3) the principal amount of such Note, if any, that remains subject to such Fundamental Change Repurchase Notice, which must be an Authorized Denomination;

provided, however, that if such Note is a Global Note, then such withdrawal notice must comply with the Depositary Procedures (and any such withdrawal notice delivered in compliance with the Depositary Procedures will be deemed to satisfy the requirements of this Section 4.02(F)).

Upon receipt of any such withdrawal notice with respect to a Note (or any portion thereof), the Paying Agent will (x) promptly deliver a copy of such withdrawal notice to the Company; and (y) if such Note is surrendered to the Paying Agent, cause such Note (or such portion thereof in accordance with Section 2.11, treating such Note as having been then surrendered for partial repurchase in the amount set forth in such withdrawal notice as remaining subject to repurchase) to be returned to the Holder thereof (or, if applicable with respect to any Global Note, cancel any instructions for book-entry transfer to the Company, the Trustee or the Paying Agent of the applicable beneficial interest in such Note in accordance with the Depositary Procedures).

(G) Payment of the Fundamental Change Repurchase Price. Without limiting the Company’s obligation to deposit the Fundamental Change Repurchase Price within the time proscribed by Section 3.01(B), the Company will cause the Fundamental Change Repurchase Price for a Note (or portion thereof) to be repurchased pursuant to a Repurchase Upon Fundamental Change to be paid to the Holder thereof on or before the later of (i) the applicable Fundamental Change Repurchase Date; and (ii) the date (x) such Note is delivered to the Paying Agent (in the case of a Physical Note) or (y) the Depositary Procedures relating to the repurchase, and the delivery to the Paying Agent, of such Holder’s beneficial interest in such Note to be repurchased are complied with (in the case of a Global Note). For the avoidance of doubt, interest payable pursuant to the proviso to Section 4.02(D) on any Note to be repurchased pursuant to a Repurchase Upon Fundamental Change must be paid pursuant to such proviso regardless of whether such Note is delivered or such Depositary Procedures are complied with pursuant to the first sentence of this Section 4.02(G).

(H) Third Party May Conduct Repurchase Offer In Lieu of the Company. Notwithstanding anything to the contrary in this Section 4.02, the Company will be deemed to satisfy its obligations under this Section 4.02 if one or more third parties conduct any Repurchase Upon Fundamental Change and related offer to repurchase Notes otherwise required by this Section 4.02 in a manner that would have satisfied the requirements of this Section 4.02 if conducted directly by the Company.

(I) No Requirement to Conduct an Offer to Repurchase Notes if the Fundamental Change Results in the Notes Becoming Convertible into an Amount of Cash Exceeding the Fundamental Change Repurchase Price. Notwithstanding anything to the contrary in this Section 4.02, the Company will not be required to send a Fundamental Change Notice pursuant to Section 4.02(E), or offer to repurchase or repurchase any Notes pursuant to this Section 4.02, in connection with a Fundamental Change occurring pursuant to clause (B)(ii) (or pursuant to clause (A) that also constitutes a Fundamental Change occurring pursuant to clause (B)(ii)) of the definition thereof, if (i) such Fundamental Change constitutes a Common Stock Change Event whose Reference Property consists entirely of cash in U.S. dollars; (ii) immediately after such Fundamental Change, the Notes become convertible, pursuant to Section 5.09(A) and, if applicable, Section 5.07, into consideration that consists solely of U.S. dollars in an amount per $1,000 aggregate principal amount of Notes that equals or exceeds the Fundamental Change Repurchase Price per $1,000 aggregate principal amount of Notes (calculated assuming that the same includes the maximum amount of accrued interest payable as part of the related Fundamental Change Repurchase Price); and (iii) the Company timely sends the notice relating to such Fundamental Change required pursuant to Section 5.01(C)(i)(3)(b).

(J) Compliance with Applicable Securities Laws. To the extent applicable, the Company will comply with all U.S. federal and state securities laws in connection with a Repurchase Upon Fundamental Change (including complying with Rules 13e-4 and 14e-1 under the Exchange Act and filing any required Schedule TO, to the extent applicable) so as to permit effecting such Repurchase Upon Fundamental Change in the manner set forth in this Indenture; provided, however, that, to the extent that the Company’s obligations pursuant to this Section 4.02 conflict with any law or regulation that is applicable to the Company and enacted after the Issue Date, the Company’s compliance with such law or regulation will not be considered to be a Default of such obligations.

(K) Repurchase in Part. Subject to the terms of this Section 4.02, Notes may be repurchased pursuant to a Repurchase Upon Fundamental Change in part, but only in Authorized Denominations. Provisions of this Section 4.02 applying to the repurchase of a Note in whole will equally apply to the repurchase of a permitted portion of a Note.

Section 4.03. RIGHT OF THE COMPANY TO REDEEM THE NOTES.

(A) No Right to Redeem Before January 11, 2026. The Company may not redeem the Notes at its option at any time before January 11, 2026.

(B) Right to Redeem the Notes on or After January 11, 2026. Subject to the terms of this Section 4.03 and Section 5.01(C)(i)(5), the Company has the right, at its election, to redeem all, or any portion in an Authorized Denomination, of the Notes, at any time and from time to time, on a Redemption Date on or after January 11, 2026 and on or before the 30th Scheduled Trading Day immediately before the Maturity Date, for a cash purchase price equal to the Redemption Price, but only if the Last Reported Sale Price per share of Common Stock exceeds 130% of the Conversion Price on (i) each of at least 20 Trading Days (whether or not consecutive) during the 30 consecutive Trading Days ending on, and including, the Trading Day immediately before the Redemption Notice Date for such Redemption; and (ii) the Trading Day immediately before such Redemption Notice Date. For the avoidance of doubt, the calling of any Notes for Redemption will constitute a Make-Whole Fundamental Change pursuant to clause (B) of the definition thereof.

(C) Redemption Prohibited in Certain Circumstances. If the principal amount of the Notes has been accelerated and such acceleration has not been rescinded on or before the Redemption Date (including as a result of the payment of the related Redemption Price, and any related interest pursuant to the proviso to Section 4.03(E), on such Redemption Date), then (i) the Company may not call for Redemption or otherwise redeem any Notes pursuant to this Section 4.03; and (ii) the Company will cause any Notes theretofore surrendered for such Redemption to be returned to the Holders thereof (or, if applicable with respect to Global Notes, cancel any instructions for book-entry transfer to the Company, the Trustee or the Paying Agent of the applicable beneficial interests in such Notes in accordance with the Depositary Procedures).

(D) Redemption Date. The Redemption Date for any Redemption will be a Business Day of the Company’s choosing that is no more than 70, nor less than 45, Scheduled Trading Days after the Redemption Notice Date for such Redemption; provided, however, that if, in accordance with Section 5.03(A)(iii), the Company has elected to settle all conversions of Notes with a Conversion Date that occurs on or after such Redemption Notice Date and before the related Redemption Date by Physical Settlement, then the Company may instead elect to choose a Redemption Date that is a Business Day no more than 60, nor less than 30, calendar days after such Redemption Notice Date.

(E) Redemption Price. The Redemption Price for any Note called for Redemption is an amount in cash equal to the principal amount of such Note plus accrued and unpaid interest on such Note to, but excluding, the Redemption Date for such Redemption; provided, however, that if such Redemption Date is after a Regular Record Date and on or before the next Interest Payment Date, then (i) the Holder of such Note at the Close of Business on such Regular Record Date will be entitled, notwithstanding such Redemption, to receive, on or, at the Company’s election, before such Interest Payment Date, the unpaid interest that would have accrued on such Note to, but excluding, such Interest Payment Date (assuming, solely for these purposes, that such Note remained outstanding through such Interest Payment Date, if such Redemption Date is before such Interest Payment Date); and (ii) the Redemption Price will not include accrued and unpaid interest on such Note to, but excluding, such Redemption Date. For the avoidance of doubt, if an Interest Payment Date is not a Business Day within the meaning of Section 2.05(C) and such Redemption Date occurs on the Business Day immediately after such Interest Payment Date, then (x) accrued and unpaid interest on Notes to, but excluding, such Interest Payment Date will be paid, in accordance with Section 2.05(C), on the next Business Day to Holders as of the Close of Business on the immediately preceding Regular Record Date; and (y) the Redemption Price will include interest on Notes to be redeemed from, and including, such Interest Payment Date.

(F) Notices to Trustee. If the Company elects to redeem Notes pursuant to this Section 4.03, then it will furnish to the Trustee, at least five calendar days before the related Redemption Notice Date (unless a shorter notice period is satisfactory to the Trustee), an Officer’s Certificate setting forth the Section of this Indenture pursuant to which the Redemption will occur, the applicable Redemption Date, the principal amount of Notes to be redeemed and the Redemption Price. If the Registrar is not the Trustee, then the Company will, concurrently with each Redemption Notice, deliver, or cause the Registrar to deliver, to the Trustee a certificate (upon which the Trustee may conclusively rely) setting forth the principal amounts of Notes held by each Holder.

(G) Redemption Notice. To call any Notes for Redemption, the Company must send to each Holder of such Notes (and to any beneficial owner of a Global Note, if required by applicable law), the Trustee and the Paying Agent a written notice of such Redemption (a “Redemption Notice”).

Such Redemption Notice must state:

(i) that the Notes have been called for Redemption, briefly describing the Company’s Redemption right under this Indenture;

(ii) the Redemption Date for such Redemption;

(iii) the Redemption Price per $1,000 principal amount of Notes for such Redemption (and, if the Redemption Date is after a Regular Record Date and on or before the next Interest Payment Date, the amount, manner and timing of the interest payment payable pursuant to the proviso to Section 4.03(E));

(iv) the name and address of the Paying Agent and the Conversion Agent;

(v) that Notes called for Redemption may be converted at any time before the Close of Business on the Business Day immediately before the Redemption Date (or, if the Company fails to pay the Redemption Price due on such Redemption Date in full, at any time until such time as the Company pays such Redemption Price in full);

(vi) the Conversion Rate in effect on the Redemption Notice Date for such Redemption and a description and quantification of any adjustments to the Conversion Rate that may result from such Redemption (including pursuant to Section 5.07);

(vii) the Settlement Method that will apply to all conversions of Notes with a Conversion Date that occurs on or after such Redemption Notice Date and before such Redemption Date; provided, however, that the Company may specify a separate Settlement Method (to the extent permitted by this Indenture) solely in respect of the Notes or Delayed Conversion Notes of which the Initial Purchasers or Initial Purchaser Successors, as applicable, are Beneficial Holders by separate notice of the same to such Beneficial Holders;

(viii) that Notes called for Redemption must be delivered to the Paying Agent (in the case of Physical Notes) or the Depositary Procedures must be complied with (in the case of Global Notes) for the Holder thereof to be entitled to receive the Redemption Price; and

(ix) the CUSIP and ISIN numbers, if any, of the Notes.

On or before the Redemption Notice Date, the Company will send a copy of such Redemption Notice to the Trustee and the Paying Agent. At the Company’s request, the Trustee will give the Redemption Notice in the Company’s name and at its expense, provided that the Company delivers to the Trustee, at least five Business Days in the case of Physical Notes and five calendar days in the case of Global Notes prior to the Redemption Notice Date (unless the Trustee agrees to a shorter period), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in this Section 4.03(G).

(H) Selection, Conversion and Transfer of Notes to be Redeemed in Part. If less than all Notes then outstanding are called for Redemption, then:

(i) the Notes to be redeemed will be selected by the Company as follows: (1) in the case of Global Notes, in accordance with the Depositary Procedures; and (2) in the case of Physical Notes, pro rata, by lot or by such other method the Company considers fair and appropriate; and

(ii) if only a portion of a Note is subject to Redemption and such Note is converted in part, then the converted portion of such Note will be deemed to be from the portion of such Note that was subject to Redemption.

(I) Payment of the Redemption Price. Without limiting the Company’s obligation to deposit the Redemption Price by the time proscribed by Section 3.01(B), the Company will cause the Redemption Price for a Note (or portion thereof) subject to Redemption to be paid to the Holder thereof on or before the applicable Redemption Date and (y) interest payable pursuant to the proviso in Section 4.03(E) to be paid on or before the relevant Interest Payment Date to the Holder at the Close of Business on the corresponding Regular Record Date.

(J) Special Provisions for Partial Calls. If the Company elects to redeem less than all of the outstanding Notes pursuant to this Section 4.03, and the Holder of any Note, or any owner of a beneficial interest in any Global Note, is reasonably not able to determine, before the Close of Business on the 42nd Scheduled Trading Day (or, if, in accordance with Section 5.03(A)(iii), the Company has irrevocably elected to settle all conversions of Notes with a Conversion Date that occurs on or after the Redemption Notice Date for such Redemption and before the related Redemption Date by Physical Settlement, the tenth calendar day) immediately before the Redemption Date for such Redemption, whether such Note or beneficial interest, as applicable, is to be redeemed pursuant to such Redemption, then such Holder or owner, as applicable, will be entitled to convert such Note or beneficial interest, as applicable, at any time before the Close of Business on the Business Day immediately before such Redemption Date, and each such conversion will be deemed to be of a Note called for Redemption for purposes of this Section 4.03 and Sections 5.01(C)(i)(4), 5.01(C)(i)(5) and 5.07.

Article 5 CONVERSION

Section 5.01. RIGHT TO CONVERT.

(A) Generally. Subject to the provisions of this Article 5, each Holder may, at its option, convert such Holder’s Notes into Conversion Consideration.

(B) Conversions in Part. Subject to the terms of this Indenture, Notes may be converted in part, but only in Authorized Denominations. Provisions of this Article 5 applying to the conversion of a Note in whole will equally apply to conversions of a permitted portion of a Note.

(C) When Notes May Be Converted.

(i) Generally. Subject to Section 5.01(C)(ii), a Note may be converted only in the following circumstances:

(1) Free Convertibility. A Holder may convert its Notes at any time from, and after the Issue Date until the Close of Business on the second Scheduled Trading Day immediately before the Maturity Date.

(2) Certain Limitations on Conversion. Notwithstanding anything contained herein to the contrary:

(a) no portion of any Note shall be converted nor shall any Beneficial Holder have the right to convert any portion of any Note pursuant to the terms and conditions of this Indenture and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, such Beneficial Holder together with the other Attribution Parties collectively would beneficially own, immediately after giving effect to such conversion, in excess of (x) 9.99% of the outstanding shares of Common Stock (the “Initial Purchaser Cap”) or (y) 19.99% of the Nasdaq Voting Power (the “19.99% Cap” and, together with the Initial Purchaser Cap, the “Ownership Cap”). For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by a Beneficial Holder and its other Attribution Parties shall include the number of shares of Common Stock beneficially owned by the Beneficial Holder and all of its other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of any Note with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock that would be issuable upon (A) conversion of the remaining, nonconverted portion of any Note beneficially owned by the Beneficial Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants) beneficially owned by the Beneficial Holder or any other Attribution Party subject to an irrevocable limitation on conversion or exercise analogous to the Ownership Cap described in this Section 5.01(C)(i)(2). For purposes of this Section 5.01(C)(i)(2), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of determining the number of outstanding shares of Common Stock a Beneficial Holder may acquire upon the conversion of a Note without exceeding the Ownership Cap, a Beneficial Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Company’s transfer agent, if any, setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company or the Company’s transfer agent sets forth the Reported Outstanding Share Number, such number shall be the prevailing number of outstanding shares for the purposes of the foregoing sentence. If a Beneficial Holder seeks to convert a Note at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, then the Company or the Conversion Agent shall notify such Beneficial Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such conversion would otherwise cause such Beneficial Holder’s beneficial ownership, as determined pursuant to this Section 5.01(C)(i)(2) to exceed the Ownership Cap, such Beneficial Holder shall notify the Company and the Conversion Agent of a reduced number of shares of Common Stock to be issued pursuant to such conversion. For any reason at any time, upon the written or oral request of a Beneficial Holder, the Company shall within one (1) Business Day, or as soon as reasonably practicable thereafter, confirm orally and in writing or by electronic mail to such Beneficial Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including such Beneficial Holder’s Note, by the Beneficial Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. Similarly, for any reason at any time, upon the written or oral request of the Company to a Beneficial Holder, the Beneficial Holder shall within one (1) Business Day, or as soon as reasonably practicable thereafter, confirm orally and in writing, including by electronic mail, to the Company the number of shares of Common Stock beneficially owned by such Beneficial Holder together with its Attribution Parties assuming (i) full physical settlement of the principal amount of Notes beneficially owned by such Beneficial Holder together with its Attribution Parties and (ii) Ownership Cap were not to apply.

(b) in the event that the issuance of shares of Common Stock to a Beneficial Holder upon conversion of a Note results in such Beneficial Holder and its other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Ownership Cap, (i) the number of shares so issued by which such Beneficial Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Ownership Cap (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, (ii) such Beneficial Holder shall not have the power to vote or to transfer the Excess Shares, (iii) the Note or portion thereof in respect of the Excess Shares were purportedly issued shall be deemed not to have been converted and shall remain outstanding and (iv) such Excess Shares shall return to the status of shares of Common Stock reserved for a subsequent conversion of such Note or portion thereof to the extent permitted by the terms of this Indenture. Upon delivery of a written notice to the Company and the Conversion Agent, the Beneficial Holder may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Initial Purchaser Cap to any other percentage not in excess of the Initial Purchaser Cap as specified in such notice; provided that (i) any such increase in the Ownership Cap shall not be effective until the sixty-first (61st) day after such notice is so delivered and (ii) any such increase or decrease will apply only to such Beneficial Holder and its other Attribution Parties and not to any other holder of Notes that is not an Attribution Party of such Beneficial Holder. No prior inability to convert any portion of a Note pursuant to this Section 5.01(C)(i)(2) shall have any effect on the applicability of the provisions of this Section 5.01(C)(i)(2) with respect to any subsequent determination of convertibility. The provisions of this Section 5.01(C)(i)(2) shall be construed and implemented in strict conformity with the terms thereof to the extent necessary to correct this Section 5.01(C)(i)(2) (or any portion of this Section 5.01(C)(i)(2)) that may be defective or inconsistent with the intended beneficial ownership limitation contained therein, and each Holder and Beneficial Holder (as applicable) hereby consents to such amendments, supplements or waivers by the Company and the Trustee pursuant to Article 8 hereof as necessary or desirable to properly give effect to such limitation. The limitation contained in this Section 5.01(C)(i)(2) may not be waived and shall apply to a successor holder of a Note; and

(c) all calculations in respect of whether a conversion of any portion of a Note would or has exceeded the Ownership Cap shall take into effect the Settlement Method applied or to be applied to such conversion as set forth in Section 5.03.

(3) Conversion upon Specified Corporate Events.

(a) Certain Distributions. If the Company elects to:

(I) distribute, to all or substantially all holders of Common Stock, any rights, options or warrants (other than rights issued pursuant to a stockholder rights plan prior to separation of such rights from the Common Stock) entitling them, for a period of not more than 60 calendar days after the date such distribution is announced, to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced (determined in the manner set forth in the third paragraph of Section 5.05(A)(ii)); or

(II) distribute, to all or substantially all holders of Common Stock, assets or securities of the Company or rights to purchase the Company’s securities, which distribution per share of Common Stock has a value, as reasonably determined by the Board of Directors, exceeding 10% of the Last Reported Sale Price per share of Common Stock on the Trading Day immediately before the date such distribution is announced, then, in either case, the Company will send notice of such distribution, and of the related right to convert Notes, to Holders, the Trustee and the Conversion Agent at least 50 Scheduled Trading Days before the Ex- Dividend Date for such distribution; provided, that, notwithstanding anything to the contrary in this Section 5.01(C)(i)(3)(a), in the case of any separation, from the Common Stock, of rights issued pursuant to a stockholder rights plan as set forth in clause (I) above, in no event will the Company be required to provide such notice before the Business Day after the date the Company becomes aware of the event causing such separation.

(b) Certain Corporate Events. If a Fundamental Change, Make- Whole Fundamental Change (other than a Make-Whole Fundamental Change pursuant to clause (B) of the definition thereof) or Common Stock Change Event occurs (other than a merger or other business combination transaction that is effected solely to change the Company’s jurisdiction of incorporation and that does not constitute a Fundamental Change or a Make- Whole Fundamental Change), then, in each case, no later than such effective date, the Company will send notice to the Holders, the Trustee and the Conversion Agent of such transaction or event, such effective date and the related right to convert Notes.

(4) Conversion upon Redemption. If the Company calls any Note for Redemption, then the Holder of such Note may convert such Note at any time before the Close of Business on the Business Day immediately before the related Redemption Date(or, if the Company fails to pay the Redemption Price due on such Redemption Date in full, at any time until such time as the Company pays such Redemption Price in full).

(5) Conversion upon Redemption for Initial Purchasers and Initial Purchaser Successors. Notwithstanding anything herein to the contrary, (y) if the Company calls any Note the Beneficial Holder of which is an Initial Purchaser for Redemption, and the effect of such Redemption (giving effect to the proposed Settlement Method) would cause any such Initial Purchaser to beneficially own shares of Common Stock in excess of the Ownership Cap, then, at least five (5) Business Days prior to the Redemption Date, such Initial Purchaser may elect to provide the Company and the Conversion Agent with a notice (such notice, a “Redemption Conversion Notice”) pursuant to which the provider thereof shall (i) certify its status as an Initial Purchaser and indicate the Notes subject to conversion and (ii) if applicable, indicate (A) its beneficial ownership of the Company’s Common Stock and (B) the principal amount of Notes called for redemption, which if converted, would cause such Initial Purchaser to exceed the Ownership Cap (such excess Notes, the “Delayed Conversion Notes”), and (z) during the period beginning on the Redemption Date and ending four (4) months after the date of the Redemption Conversion Notice (the “Delayed Conversion Period”): (i) the Delayed Conversion Notes shall not be redeemable, and (ii) the Initial Purchaser or any Initial Purchaser Successor holding such Delayed Conversion Notes shall be entitled to convert the Delayed Conversion Notes (and shall be entitled to any applicable Additional Shares (or cash value thereof)) at any time before the Close of Business on the last Business Day of the Delayed Conversion Period. For the avoidance of doubt, any Notes called for Redemption that do not constitute Delayed Conversion Notes shall be entitled to conversion in accordance with Section 5.01(C)(i)(4) and, and if not so converted, subject to Redemption on the Redemption Date set forth in the Company’s Redemption Notice. Following the Delayed Conversion Period (i) the Company shall have the right to Redeem the Delayed Conversion Notes in accordance with Article 4 for cash or a combination of cash and shares of Common Stock, but only to the extent the Settlement Method selected does not result in the Beneficial Holder of such Notes exceeding the Ownership Cap, which Redemption, for the avoidance of doubt, shall not constitute a Make-Whole Fundamental Change and shall be at the Redemption Price, and (ii) the Initial Purchaser or Initial Purchaser Successor, as applicable, shall have the right to convert such Notes in accordance with Section 5.01, but in the case of a conversion after the Delayed Conversion Period, such Initial Purchaser or Initial Purchaser Successor, as applicable, shall not be entitled to Additional Shares and this Section 5.01(C)(i)(5) shall no longer be applicable to such Notes.

(6) Conversion upon a Make-Whole Financial Covenant Default. Notwithstanding anything herein to the contrary, (i) following a Make-Whole Financial Covenant Default, a Holder may convert Notes as if such Make-Whole Financial Covenant Default was a notice of Redemption provided on the Make-Whole Fundamental Change Effective Date, (ii) the Company may settle such conversions in cash or a combination of cash and shares of Common Stock, but only to the extent the Settlement Method selected does not result in the Beneficial Holder of such Notes exceeding the Ownership Cap, and (iii) this provision shall survive any acceleration of the Notes, including under Section 7.02(A).

(ii) Limitations and Closed Periods. Notwithstanding anything to the contrary in this Indenture or the Notes:

(1) Notes may be surrendered for conversion only after the Open of Business and before the Close of Business on a day that is a Business Day;

(2) in no event may any Note be converted after the Close of Business on the second Scheduled Trading Day immediately before the Maturity Date;

(3) if the Company calls any Note for Redemption pursuant to Section 4.03, then, subject to Section 5.01(C)(i)(5), the Holder of such Note may not convert such Note after the Close of Business on the Business Day immediately before the applicable Redemption Date, except to the extent the Company fails to pay the Redemption Price for such Note in accordance with this Indenture; and

(4) if a Fundamental Change Repurchase Notice is validly delivered pursuant to Section 4.02(F) with respect to any Note, then such Note may not be converted, except to the extent (a) such Note is not subject to such notice; (b) such notice is withdrawn in accordance with Section 4.02(F); or (c) the Company fails to pay the Fundamental Change Repurchase Price for such Note in accordance with this Indenture (or a third party fails to make such payment in lieu of the Company in accordance with Section 4.02(H)).

Section 5.02. CONVERSION PROCEDURES.

(A) Generally.

(i) Global Notes. To convert a beneficial interest in a Global Note that is convertible pursuant to Section 5.01(C), the owner of such beneficial interest must (1) comply with the Depositary Procedures for converting such beneficial interest (at which time such conversion will become irrevocable); and (2) pay any amounts due pursuant to Section 5.02(D) or Section 5.02(E).

(ii) Physical Notes. To convert all or a portion of a Physical Note that is convertible pursuant to Section 5.01(C), the Holder of such Note must (1) complete, manually sign and deliver to the Conversion Agent the conversion notice attached to such Physical Note or a facsimile of such conversion notice; (2) deliver such Physical Note to the Conversion Agent (at which time such conversion will become irrevocable); (3) furnish any endorsements and transfer documents that the Company or the Conversion Agent may require; and (4) pay any amounts due pursuant to Section 5.02(D) or Section 5.02(E).

(iii) Delayed Conversion Note. To convert a Delayed Conversion Note, in addition to complying with clauses (i) or (ii) above, the Beneficial Holder of such Note must separately notify the Company of the amount of Delayed Conversion Notes subject to a Delayed Conversion and certify that it is an Initial Purchaser or Initial Purchaser Successor, as applicable.

(B) Effect of Converting a Note. At the Close of Business on the Conversion Date for a Note (or any portion thereof), such Note (or such portion thereof) will be deemed to cease to be outstanding (and, for the avoidance of doubt, no Person will be deemed to be a Holder of such Note (or such portion thereof) as of the Close of Business on such Conversion Date), except to the extent provided in Section 5.01(C)(i)(2) or Section 5.02(D).

(C) Holder of Record of Conversion Shares. The Person in whose name any share of Common Stock is issuable upon conversion of any Note will be deemed to become the holder of record of such share as of the Close of Business on (i) the Conversion Date for such conversion, in the case of Physical Settlement; or (ii) the last VWAP Trading Day of the Observation Period for such conversion, in the case of Combination Settlement.

(D) Interest Payable upon Conversion in Certain Circumstances. If the Conversion Date of a Note is after a Regular Record Date and before the next Interest Payment Date, then (i) the Holder of such Note at the Close of Business on such Regular Record Date will be entitled, notwithstanding such conversion (and, for the avoidance of doubt, notwithstanding anything set forth in the proviso to this sentence), to receive, on or, at the Company’s election, before such Interest Payment Date, the unpaid interest that would have accrued on such Note to, but excluding, such Interest Payment Date (assuming, solely for these purposes, that such Note remained outstanding through such Interest Payment Date); and (ii) the Holder surrendering such Note for conversion must deliver to the Conversion Agent, at the time of such surrender, an amount of cash equal to the amount of such interest referred to in clause (i) above; provided, however, that the Holder surrendering such Note for conversion need not deliver such cash (w) if the Company has specified a Redemption Date that is after such Regular Record Date and on or before the Business

Day immediately after such Interest Payment Date; (x) if such Conversion Date occurs after the Regular Record Date immediately before the Maturity Date; (y) if the Company has specified a Fundamental Change Repurchase Date that is after such Regular Record Date and on or before the Business Day immediately after such Interest Payment Date; or (z) to the extent of any overdue interest or interest that has accrued on any overdue interest. For the avoidance of doubt, as a result of, and without limiting the generality of, the foregoing, if a Note is converted with a Conversion Date that is after the Regular Record Date immediately before a Redemption Date or the Maturity Date, then the Company will pay, as provided above, the interest that would have accrued on such Note to, but excluding, the Redemption Date or the Maturity Date. For the avoidance of doubt, if the Conversion Date of a Note to be converted is on an Interest Payment Date, then the Holder of such Note at the Close of Business on the Regular Record Date immediately before such Interest Payment Date will be entitled to receive, on such Interest Payment Date, the unpaid interest that has accrued on such Note to, but excluding, such Interest Payment Date, and such Note, when surrendered for conversion, need not be accompanied by any cash amount pursuant to the first sentence of this Section 5.02(D).

(E) Taxes and Duties. If a Holder converts a Note, the Company will pay any documentary, stamp or similar issue or transfer tax or duty due on the issue or delivery of any shares of Common Stock upon such conversion; provided, however, that if any tax or duty is due because such Holder requested such shares to be registered in a name other than such Holder’s name, then such Holder will pay such tax or duty and, until having received a sum sufficient to pay such tax or duty, the Conversion Agent may refuse to deliver any such shares to be issued in a name other than that of such Holder.

(F) Conversion Agent to Notify Company of Conversions. If any Note is submitted for conversion to the Conversion Agent or the Conversion Agent receives any notice of conversion with respect to a Note, then the Conversion Agent will promptly notify in writing the Company and the Trustee of such occurrence, together with any other information reasonably requested by the Company, and will cooperate with the Company to determine the Conversion Date for such Note. Neither the Trustee nor the Conversion Agent shall be responsible to determine whether any conditions precedent to conversion as set forth in this Article 5 have been satisfied.

Section 5.03. SETTLEMENT UPON CONVERSION.

(A) Settlement Method. Upon the conversion of any Note, the Company will settle such conversion by paying or delivering, as applicable and as provided in this Article 5, either (x) shares of Common Stock, together, if applicable, with cash in lieu of fractional shares as provided in Section 5.03(B)(i)(1) (a “Physical Settlement”); (y) solely cash as provided in Section 5.03(B)(i)(2) (a “Cash Settlement”) or (z) a combination of cash and shares of Common Stock, together, if applicable, with cash in lieu of fractional shares as provided in Section 5.03(B)(i)(3) (a “Combination Settlement”).

The Company will have the right to elect the Settlement Method applicable to any conversion of a Note; provided, however, that:

(i) subject to clause (iii) below, all conversions of Notes with a Conversion Date that occurs on or after November 1, 2029 will be settled using the same Settlement Method, and the Company will send notice of such Settlement Method to Holders, the Trustee and the Conversion Agent no later than the Close of Business on the Scheduled Trading Day immediately before November 1, 2029;

(ii) subject to clause (iii) below, if the Company elects a Settlement Method with respect to the conversion of any Note whose Conversion Date occurs before November 1, 2029, then the Company will send notice of such Settlement Method to the Holder of such Note, the Trustee and Conversion Agent no later than the Close of Business on the Business Day immediately after such Conversion Date;

(iii) if any Notes are called for Redemption, then (1) the Company will specify, in the related Redemption Notice sent pursuant to Sections 4.03(F) and (G), the Settlement Method that will apply to all conversions of Notes with a Conversion Date that occurs on or after the related Redemption Notice Date and before the related Redemption Date; and (2) if such Redemption Date occurs on or after November 1, 2029, then such Settlement Method must be the same Settlement Method that, pursuant to clause (i) above, applies to all conversions of Notes with a Conversion Date that occurs on or after November 1, 2029;

(iv) the Company will use the same Settlement Method for all conversions of Notes with the same Conversion Date (and, for the avoidance of doubt, the Company will not be obligated to use the same Settlement Method with respect to conversions of Notes with different Conversion Dates, except as provided in clause (i) or (iii) above);

(v) if the Company does not timely elect a Settlement Method with respect to the conversion of a Note, then the Company will be deemed to have elected the Default Settlement Method (and, for the avoidance of doubt, the failure to timely make such election will not constitute a Default or Event of Default);

(vi) if the Company timely elects Combination Settlement with respect to the conversion of a Note but does not timely notify the Holder of such Note of the applicable Specified Dollar Amount, then the Specified Dollar Amount for such conversion will be deemed to be $1,000 per $1,000 principal amount of Notes (and, for the avoidance of doubt, the failure to timely send such notification will not constitute a Default or Event of Default); and

(vii) the Settlement Method will be subject to Sections 5.09(A)(iv)(2) and 5.01(C)(i)(3)(a).

In addition, the Company may, by notice to Holders, irrevocably fix the Settlement Method to any Settlement Method that the Company is then permitted to elect in accordance with this Indenture that will apply to all conversions of Notes with a Conversion Date that is on or after the date the Company sends such notice. Notwithstanding the foregoing or anything to the contrary in this Indenture, no such change in the Default Settlement Method or irrevocable election will affect any

Settlement Method theretofore elected (or deemed to be elected) with respect to any Note pursuant to this Section 5.03(A). For avoidance of doubt, such an irrevocable election, if made, will be effective without the need to amend the Indenture or the Notes, including pursuant to Article 8. However, the Company may nonetheless choose to execute such an amendment at its option.

Notwithstanding the foregoing, and regardless of the applicable Conversion Date, the Company may (to the extent not otherwise limited by the terms of this Indenture) specify a separate Settlement Method solely in respect of the Notes held by the Initial Purchasers by separate notice of the same to the Initial Purchasers.

(B) Conversion Consideration.

(i) Generally. Subject to Sections 5.03(B)(ii) and 5.03(B)(iii), the type and amount of consideration (the “Conversion Consideration”) due in respect of each $1,000 principal amount of a Note to be converted will be as follows:

(1) if Physical Settlement applies to such conversion, a number of shares of Common Stock equal to the Conversion Rate in effect on the Conversion Date for such conversion;

(2) if Cash Settlement applies to such conversion, cash in an amount equal to the sum of the Daily Conversion Values for each VWAP Trading Day in the Observation Period for such conversion; or

(3) if Combination Settlement applies to such conversion, consideration consisting of (a) a number of shares of Common Stock equal to the sum of the Daily Share Amounts for each VWAP Trading Day in the Observation Period for such conversion; and (b) an amount of cash equal to the sum of the Daily Cash Amounts for each VWAP Trading Day in such Observation Period.

(ii) Cash in Lieu of Fractional Shares. If Physical Settlement or Combination Settlement applies to the conversion of any Note and the number of shares of Common Stock deliverable pursuant to Section 5.03(B)(i) upon such conversion is not a whole number, then such number will be rounded down to the nearest whole number and the Company will deliver, in addition to the other consideration due upon such conversion, cash in lieu of the related fractional share in an amount equal to the product of (1) such fraction and (2) (x) the Daily VWAP on the applicable Conversion Date for such conversion (or, if such Conversion Date is not a VWAP Trading Day, the immediately preceding VWAP Trading Day), in the case of Physical Settlement; or (y) the Daily VWAP on the last VWAP Trading Day of the Observation Period for such conversion, in the case of Combination Settlement.

(iii) Conversion of Multiple Notes by a Single Holder. If a Holder converts more than one Note on a single Conversion Date, then the Conversion Consideration due in respect of such conversion will (in the case of any Global Note, to the extent permitted by, and practicable under, the Depositary Procedures) be computed based on the total principal amount of Notes converted on such Conversion Date by such Holder.

(iv) Notice of Calculation of Conversion Consideration. If Cash Settlement or Combination Settlement applies to the conversion of any Note, then the Company will determine the Conversion Consideration due thereupon promptly following the last VWAP Trading Day of the applicable Observation Period and will promptly thereafter send notice to the Trustee and the Conversion Agent of the same and the calculation thereof in reasonable detail. Neither the Trustee nor the Conversion Agent will have any duty to make or verify any such determination.

(C) Delivery of the Conversion Consideration. Except as set forth in Sections 5.05(D) and 5.09, the Company will pay or deliver, as applicable, the Conversion Consideration due upon the conversion of any Note to the Holder as follows: (i) if Cash Settlement or Combination Settlement applies to such conversion, on or before the second Business Day immediately after the last VWAP Trading Day of the Observation Period for such conversion; and (ii) if Physical Settlement applies to such conversion, on or before the second Business Day immediately after the Conversion Date for such conversion; provided, however, that if Physical Settlement applies to the conversion of any Note with a Conversion Date that is after the Regular Record Date immediately before the Maturity Date, then, solely for purposes of such conversion, (x) the Company will pay or deliver, as applicable, the Conversion Consideration due upon such conversion no later than the Maturity Date (or, if the Maturity Date is not a Business Day, the next Business Day); and (y) the Conversion Date will instead be deemed to be the second Scheduled Trading Day immediately before the Maturity Date.

(D) Deemed Payment of Principal and Interest; Settlement of Accrued Interest Notwithstanding Conversion. If a Holder converts a Note, then the Company will not adjust the Conversion Rate to account for any accrued and unpaid interest on such Note, and, except as provided in Section 5.02(D), the Company’s delivery of the Conversion Consideration due in respect of such conversion will be deemed to fully satisfy and discharge the Company’s obligation to pay the principal of, and accrued and unpaid interest, if any, on, such Note to, but excluding the Conversion Date. As a result, except as provided in Section 5.02(D), any accrued and unpaid interest on a converted Note will be deemed to be paid in full rather than cancelled, extinguished or forfeited. In addition, subject to Section 5.02(D), if the Conversion Consideration for a Note consists of both cash and shares of the Common Stock, then accrued and unpaid interest that is deemed to be paid therewith will be deemed to be paid first out of such cash.

Section 5.04. RESERVE AND STATUS OF COMMON STOCK ISSUED UPON CONVERSION.

(A) Stock Reserve. At all times when any Notes are outstanding, the Company will reserve, out of its authorized but unissued and unreserved shares of Common Stock, a number of shares of Common Stock sufficient to permit the conversion of all then-outstanding Notes, assuming (x) Physical Settlement will apply to such conversion; and (y) the Conversion Rate is increased by the maximum amount pursuant to which the Conversion Rate may be increased pursuant to Section 5.07.

(B) Status of Conversion Shares; Listing. Each Conversion Share, if any, delivered upon conversion of any Note will be a newly issued or treasury share (except that any Conversion Share delivered by a designated financial institution pursuant to Section 5.08 need not be a newly issued or treasury share) and will be duly and validly issued, fully paid, non-assessable, free from preemptive rights and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of the Holder of such Note or the Person to whom such Conversion Share will be delivered). If the Common Stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, then the Company will use commercially reasonable efforts to cause each Conversion Share, when delivered upon conversion of any Note, to be admitted for listing on such exchange or quotation on such system.

Section 5.05. ADJUSTMENTS TO THE CONVERSION RATE.

(A) Events Requiring an Adjustment to the Conversion Rate. The Conversion Rate will be adjusted from time to time as follows:

(i) Stock Dividends, Splits and Combinations. If the Company issues solely shares of Common Stock as a dividend or distribution on all or substantially all shares of the Common Stock, or if the Company effects a stock split or a stock combination of the Common Stock (in each case excluding an issuance solely pursuant to a Common Stock Change Event, as to which Section 5.09 will apply), then the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0	×	OS1
OS0

where:

CR0	=	the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately before the Open of Business on the effective date of such stock split or stock combination, as applicable;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date or the Open of Business on such effective date, as applicable;

OS0	=	the number of shares of Common Stock outstanding immediately before the Open of Business on such Ex-Dividend Date or effective date, as applicable, without giving effect to such dividend, distribution, stock split or stock combination; and

OS1	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.

If any dividend, distribution, stock split or stock combination of the type described in this Section 5.05(A)(i) is declared or announced, but not so paid or made, then the Conversion Rate will be readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the Conversion Rate that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced.

(ii) Rights, Options and Warrants. If the Company distributes, to all or substantially all holders of Common Stock, rights, options or warrants (other than rights issued or otherwise distributed pursuant to a stockholder rights plan, as to which the provisions set forth in Sections 5.05(A)(iii)(1) and 5.05(F) will apply) entitling such holders, for a period of not more than 60 calendar days after the date such distribution is announced, to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced, then the Conversion Rate will be increased based on the following formula:

CR1 = CR0	×	OS + X
OS + Y

where:

CR0	=	the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

OS	=	the number of shares of Common Stock outstanding immediately before the Open of Business on such Ex-Dividend Date;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	a number of shares of Common Stock obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the Last Reported Sale Prices per share of Common Stock for the ten consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced.

To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the increase to the Conversion Rate for such distribution been made on the basis of delivery of only the number of shares of Common Stock actually delivered upon exercise of such rights, option or warrants. To the extent such rights, options or warrants are not so distributed, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the Ex-Dividend Date for the distribution of such rights, options or warrants not occurred.

For purposes of this Section 5.05(A)(ii) and Section 5.01(C)(i)(3)(a)(I), in determining whether any rights, options or warrants entitle holders of Common Stock to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten consecutive Trading Days ending on, and including, the Trading Day immediately before the date of the distribution of such rights, options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration the Company receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by the Board of Directors.

(iii) Spin-Offs and Other Distributed Property.

(1) Distributions Other than Spin-Offs. If the Company distributes shares of its Capital Stock, evidences of its indebtedness or other assets or property of the Company, or rights, options or warrants to acquire Capital Stock of the Company or other securities, to all or substantially all holders of the Common Stock, excluding:

(a) dividends, distributions, rights, options or warrants for which an adjustment to the Conversion Rate is required (or would be required without regard to Section 5.05(C)) pursuant to Section 5.05(A)(i) or Section 5.05(A)(ii);

(b) dividends or distributions paid exclusively in cash for which an adjustment to the Conversion Rate is required (or would be required without regard to Section 5.05(C)) pursuant to Section 5.05(A)(iv);

(c) rights issued or otherwise distributed pursuant to a stockholder rights plan, except to the extent provided in Section 5.05(F);

(d) Spin-Offs for which an adjustment to the Conversion Rate is required (or would be required without regard to Section 5.05(C)) pursuant to Section 5.05(A)(iii)(2);

(e) a distribution solely pursuant to a Tender Offer or Exchange Offer for shares of Common Stock pursuant to Section 5.05(A)(v); and

(f) a distribution solely pursuant to a Common Stock Change Event, as to which Section 5.09 will apply, then the Conversion Rate will be increased based on the following formula:

CR1 = CR0	×	SP
SP –FMV

where:

CR0	=	the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

SP	=	the average of the Last Reported Sale Prices per share of Common Stock for the ten consecutive Trading Days ending on, and including, the Trading Day immediately before such Ex-Dividend Date; and

FMV	=	the fair market value (as determined by the Board of Directors), as of such Ex-Dividend Date, of the shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants distributed per share of Common Stock pursuant to such distribution;

provided, however, that if FMV is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Conversion Rate, each Holder will receive, for each $1,000 principal amount of Notes held by such Holder on the record date for such distribution, at the same time and on the same terms as holders of Common Stock, the amount and kind of shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants that such Holder would have received if such Holder had owned, on such record date, a number of shares of Common Stock equal to the Conversion Rate in effect on such record date.

To the extent such distribution is not so paid or made, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid.

For purposes of this Section 5.05(A)(iii)(1) (and subject to Section 5.05(F)), rights, options or warrants distributed by the Company to all holders of the Common Stock entitling them to subscribe for or purchase shares of the Company’s Capital Stock, including Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”): (x) are deemed to be transferred with such Common Stock; (y) are not exercisable; and (z) are also issued in respect of future issuances of Common Stock, will be deemed not to have been distributed for purposes of this Section 5.05(A)(iii)(1) (and no adjustment to the Conversion Rate under this Section 5.05(A)(iii)(1) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants will be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate will be made pursuant to this Section 5.05(A)(iii)(1). If any such right, option or warrant, including any such existing rights, options or warrants distributed before the Issue Date, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event will be deemed to be the date of distribution and Ex-Dividend Date with respect to new rights, options or warrants with such rights (in which case, the existing rights, options or warrants will be deemed to terminate and expire on such date without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate pursuant to this Section 5.05(A)(iii)(1) was made, (x) in the case of any such rights, options or warrants that have been redeemed or purchased without exercise by any holders thereof, upon such final redemption or purchase (I) the Conversion Rate will be readjusted as if such rights, options or warrants had not been issued; and (II) the Conversion Rate will then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder or holders of Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Stock as of the date of such redemption or purchase; and (y) in the case of such rights, options or warrants that have expired or been terminated without exercise by any holders thereof, the Conversion Rate will be readjusted as if such rights, options and warrants had not been issued.

(2) Spin-Offs. If the Company distributes or dividends shares of Capital Stock of any class or series, or similar equity interests, of or relating to an Affiliate, a Subsidiary or other business unit of the Company to all or substantially all holders of the Common Stock (other than solely pursuant to (x) a Common Stock Change Event, as to which Section 5.09 will apply; or (y) a Tender Offer or Exchange Offer for shares of the Company’s Common Stock, pursuant to Section 5.05(A)(v)), and such Capital Stock or equity interests are listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. national securities exchange (a “Spin-Off”), then the Conversion Rate will be increased based on the following formula:

CR1 = CR0	×	FMV + SP
SP

where:

CR0	=	the Conversion Rate in effect immediately before the Close of Business on the last Trading Day of the Spin-Off Valuation Period for such Spin-Off;

CR1	=	the Conversion Rate in effect immediately after the Close of Business on the last Trading Day of the Spin-Off Valuation Period;

FMV	=	the product of (x) the average of the Last Reported Sale

Prices per share or unit of the Capital Stock or equity interests distributed in such Spin-Off over the ten consecutive Trading Day period (the “Spin-Off Valuation Period”) beginning on, and including, such Ex-Dividend Date (such average to be determined as if references to Common Stock in the definitions of Last Reported Sale Price, Trading Day and Market Disruption Event were instead references to such Capital Stock or equity interests); and (y) the number of shares or units of such Capital Stock or equity interests distributed per share of Common Stock in such Spin-Off; and

SP	=	the average of the Last Reported Sale Prices per share of Common Stock for each Trading Day in the Spin-Off Valuation Period.

Notwithstanding anything to the contrary in this Section 5.05(A)(iii)(2), (i) if any VWAP Trading Day of the Observation Period for a Note whose conversion will be settled pursuant to Cash Settlement or Combination Settlement occurs during the Spin-Off Valuation Period for such Spin-Off, then, solely for purposes of determining the Conversion Rate for such VWAP Trading Day for such conversion, such Spin-Off Valuation Period will be deemed to consist of the Trading Days occurring in the period from, and including, the Ex-Dividend Date for such Spin- Off to, and including, such VWAP Trading Day; and (ii) if the Conversion Date for a Note whose conversion will be settled pursuant to Physical Settlement occurs during the Spin-Off Valuation Period for such Spin-Off, then, solely for purposes of determining the Conversion Consideration for such conversion, such Spin-Off Valuation Period will be deemed to consist of the Trading Days occurring in the period from, and including, the Ex-Dividend Date for such Spin-Off to, and including, such Conversion Date.

To the extent any dividend or distribution of the type set forth in this Section 5.05(A)(iii)(2) is declared but not made or paid, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(iv) Cash Dividends or Distributions. If any cash dividend or distribution is made to all or substantially all holders of Common Stock, then the Conversion Rate will be increased based on the following formula:

CR1 = CR0	×	SP
SP – D

where:

CR0	=	the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

SP	=	the Last Reported Sale Price per share of Common Stock on the Trading Day immediately before such Ex-Dividend Date; and

D	=	the cash amount distributed per share of Common Stock in such dividend or distribution;

provided, however, that if D is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Conversion Rate, each Holder will receive, for each $1,000 principal amount of Notes held by such Holder on the record date for such dividend or distribution, at the same time and on the same terms as holders of Common Stock, and without having to convert its Notes, the amount of cash that such Holder would have received if such Holder had owned, on such record date, a number of shares of Common Stock equal to the Conversion Rate in effect on such record date.

To the extent such dividend or distribution is declared but not made or paid, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(v) Tender Offers or Exchange Offers. If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of Common Stock (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act), and the value (determined as of the Expiration Time by the Board of Directors) of the cash and other consideration paid per share of Common Stock in such tender or exchange offer exceeds the Last Reported Sale Price per share of Common Stock on the Trading Day immediately after the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then the Conversion Rate will be increased based on the following formula:

CR1 = CR0	×	AC + (SP × OS1)
OS0 × SP

where:

CR0	=	the Conversion Rate in effect immediately before the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period for such tender or exchange offer;

CR1	=	the Conversion Rate in effect immediately after the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period;

AC	=	the aggregate value (determined as of the time (the “Expiration Time”) such tender or exchange offer expires by the Board of Directors) of all cash and other consideration paid for shares of Common Stock purchased or exchanged in such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately before the Expiration Time (including all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of shares of Common Stock outstanding immediately after the Expiration Time (excluding all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP	=	the average of the Last Reported Sale Prices per of Common Stock over the ten consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) beginning on, and including, the Trading Day immediately after the Expiration Date;

provided, however, that the Conversion Rate will in no event be adjusted down pursuant to this Section 5.05(A)(v), except to the extent provided in the immediately following paragraph. Notwithstanding anything to the contrary in this Section 5.05(A)(v), (i) if any VWAP Trading Day of the Observation Period for a Note whose conversion will be settled pursuant to Cash Settlement or Combination Settlement occurs during the Tender/Exchange Offer Valuation Period for such tender or exchange offer, then, solely for purposes of determining the Conversion Rate for such VWAP Trading Day for such conversion, such Tender/Exchange Offer Valuation Period will be deemed to consist of the Trading Days occurring in the period from, and including, the Trading Day immediately after the Expiration Date for such tender or exchange offer to, and including, such VWAP Trading Day; and (ii) if the Conversion Date for a Note whose conversion will be settled pursuant to Physical Settlement occurs during the Tender/Exchange Offer Valuation Period for such tender or exchange offer, then, solely for purposes of determining the Conversion Consideration for such conversion, such Tender/Exchange Offer Valuation Period will be deemed to consist of the Trading Days occurring in the period from, and including, the Trading Day immediately after the Expiration Date to, and including, such Conversion Date.

To the extent such tender or exchange offer is announced but not consummated (including as a result of the Company being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of shares of Common Stock in such tender or exchange offer are rescinded, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of shares of Common Stock, if any, actually made, and not rescinded, in such tender or exchange offer.

(vi) Adjustment of Conversion Rate Upon Subsequent Equity Sales. If the Company issues or sells (which, for purposes of this Section 5.05(A)(vi), shall include any series of related issuances and sales) any Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing (“Common Stock Equivalents”) at a price per share that is less than $8.55 (as equitably adjusted after the Issue Date to account for stock splits, combinations and other similar events) as of the date of issuance for such issuance or sale, the Conversion Rate shall be increased based on the following formula:

CR1 = CR0	×	OS0 + X
OS0 + Y

where:

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the date of issuance for such issuance or sale;

CR1	=	the new Conversion Rate in effect immediately following the close of business on the date of issuance for such issuance or sale;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the issuance of such Common Stock Equivalents;

X	=	the number of additional shares of Common Stock issued or sold or to be issued or sold (or, in the case of Common Stock Equivalents, the maximum number of shares of Common Stock into which such Common Stock Equivalents initially may convert, exchange or be exercised); and

Y	=	equal to the quotient of (x) the aggregate amount of consideration received by the Company for such additional shares of Common Stock (and/or Common Stock Equivalents), divided by (y) the Conversion Price as of immediately prior to the close of business on the date of issuance for such issuance or sale.

Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 5.05(A)(vi) in respect of an Excluded Issuance.

If an adjustment under this Section 5.05(A)(vi) would increase the Conversion Rate to an amount exceeding the Maximum Conversion Rate, then the adjustment under this Section 5.05(A)(vi) will increase the Conversion Rate only to, but not exceeding, the Maximum Conversion Rate. The Company shall notify the Holders, in writing, promptly following the issuance of such shares of Common Stock or Common Stock Equivalents giving rise to an adjustment under this Section 5.05(A)(vi), indicating therein the applicable issuance price, or applicable reset price, Conversion Rate, Conversion Price and other pricing terms. If the Company enters into a Variable Rate Transaction, for the purposes of determining whether or not an adjustment to the Conversion Rate is required under this Section 5.05(A)(vi), the Company shall be deemed to have issued such shares of Common Stock or Common Stock Equivalents at the lowest possible conversion or exercise price at which such securities may be converted or exercised; provided, that in the case of a

Common Stock Equivalent with a customary make-whole premium upon specified corporate events or conversion upon redemption by the Company, the lowest possible conversion or exercise price at which such securities may be converted or exercised shall initially be determined without giving effect to such premium (whether payable in securities or the cash value thereof), but subject to subsequent determination in respect of any portion of such premium if and when physically settled in shares of Common Stock.

For purposes of this Section 5.05(A)(vi), in determining whether any issuance or sale of Common Stock or Common Stock Equivalents satisfies the criteria set forth in the first sentence hereof, there shall be taken into account any consideration the Company receives for such Common Stock or Common Stock Equivalents, and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be the Fair Market Value thereof.

Any adjustment pursuant to this Section 5.05(A)(vi) shall be made whenever such shares of Common Stock or Common Stock Equivalents are issued, and upon the consummation of such issuance shall become automatically effective; provided, however, that the determination as to whether an adjustment is required to be made pursuant to this Section 5.05(A)(vi) shall be made only upon the issuance of such shares of Common Stock or Common Stock Equivalents, and not upon the issuance of any security into which the Common Stock Equivalents convert, exchange or may be exercised.

If Common Stock Equivalents (or any portions thereof) giving rise to an adjustment pursuant to this Section 5.05(A)(vi) shall have expired or terminated without the exercise thereof and/or if by reason of the terms of such Common Stock Equivalents there shall have been an increase or increases, with the passage of time or otherwise, in the price payable upon the exercise or conversion thereof, then the Conversion Price hereunder shall be automatically readjusted, without any action required to be taken by the Company, the Board of Directors or any Holder (but to no greater extent than originally adjusted), in order to (A) eliminate from the computation any additional shares of Common Stock corresponding to such Common Stock Equivalents as shall have expired or terminated and (B) treat the additional shares of Common Stock, if any, actually issued or issuable pursuant to the previous exercise of such Common Stock Equivalents as having been issued for the consideration actually received and receivable.

(B) No Adjustments in Certain Cases.

(i) Where Holders Participate in the Transaction or Event Without Conversion. Notwithstanding anything to the contrary in Section 5.05(A), the Company will not be obligated to adjust the Conversion Rate on account of a transaction or other event otherwise requiring an adjustment pursuant to Section 5.05(A) (other than a stock split or combination of the type set forth in Section 5.05(A)(i) or a tender or exchange offer of the type set forth in Section 5.05(A)(v)) if each Holder participates, at the same time and on the same terms as holders of Common Stock, and solely by virtue of being a Holder of Notes, in such transaction or event without having to convert such Holder’s Notes and as if such Holder held a number of shares of Common Stock equal to the product of (i) the Conversion Rate in effect on the related record date; and (ii) the aggregate principal amount (expressed in thousands) of Notes held by such Holder on such date.

(ii) Certain Events. The Company will not be required to adjust the Conversion Rate except as provided in Section 5.05 or Section 5.07. Without limiting the foregoing, the Company will not be obligated to adjust the Conversion Rate on account of:

(1) except as otherwise provided in Section 5.05, the sale of shares of Common Stock for a purchase price that is less than the market price per share of Common Stock;

(2) the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan;

(3) the issuance of any shares of Common Stock or options or rights to purchase shares of Common Stock pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Company or any of its Subsidiaries;

(4) except as otherwise provided in Section 5.05, the issuance of any shares of Common Stock pursuant to any option, warrant, right or convertible or exchangeable security of the Company outstanding as of the Issue Date;

(5) solely a change in the par value of the Common Stock; or

(6) accrued and unpaid interest on the Notes.

(C) If an adjustment to the Conversion Rate otherwise required by this Article 5 would result in a change of less than 1% to the Conversion Rate, then, notwithstanding anything to the contrary in this Article 5, the Company may, at its election, defer such adjustment, except that all such deferred adjustments must be given effect immediately upon the earliest of the following: (i) when all such deferred adjustments would result in an aggregate change of at least 1% to the Conversion Rate; (ii) the Conversion Date of, or any VWAP Trading Day of an Observation Period for, any Note; (iii) the effective date of a Fundamental Change or a Make-Whole Fundamental Change Effective Date; (iv) any date the Company calls any Notes for Redemption; and (v) November 1, 2029.

(i) Adjustments Not Yet Effective. Notwithstanding anything to the contrary in this Indenture or the Notes, if a Note is to be converted and Physical Settlement or Combination Settlement applies to such conversion;

(ii) the record date, effective date or Expiration Time for any event that requires an adjustment to the Conversion Rate pursuant to Section 5.05(A) has occurred on or before the Conversion Date for such conversion (in the case of Physical Settlement) or on or before any VWAP Trading Day in the Observation Period for such conversion (in the case of Combination Settlement), but an adjustment to the Conversion Rate for such event has not yet become effective as of such Conversion Date or VWAP Trading Day, as applicable;

(iii) the Conversion Consideration due upon such conversion (in the case of Physical Settlement) or due with respect to such VWAP Trading Day (in the case of Combination Settlement) includes any whole shares of Common Stock; and

(iv) such shares are not entitled to participate in such event (because they were not held on the related record date or otherwise),

then, solely for purposes of such conversion, the Company will, without duplication, give effect to such adjustment on such Conversion Date (in the case of Physical Settlement) or such VWAP Trading Day (in the case of Combination Settlement). In such case, if the date on which the Company is otherwise required to deliver the consideration due upon such conversion is before the first date on which the amount of such adjustment can be determined, then the Company will delay the settlement of such conversion until the second Business Day after such first date.

(D) Conversion Rate Adjustments where Converting Holders Participate in the Relevant Transaction or Event. Notwithstanding anything to the contrary in this Indenture or the Notes, if:

(i) a Conversion Rate adjustment for any dividend or distribution becomes effective on any Ex-Dividend Date pursuant to Section 5.05(A);

(ii) a Note is to be converted pursuant to Physical Settlement or Combination Settlement;

(iii) the Conversion Date for such conversion (in the case of Physical Settlement) or any VWAP Trading Day in the Observation Period for such conversion (in the case of Combination Settlement) occurs on or after such Ex-Dividend Date and on or before the related record date;

(iv) the Conversion Consideration due upon such conversion (in the case of Physical Settlement) or due with respect to such VWAP Trading Day (in the case of Combination Settlement) includes any whole shares of Common Stock based on a Conversion Rate that is adjusted for such dividend or distribution; and

(v) such shares would be entitled to participate in such dividend or distribution (including pursuant to Section 5.02(C));

then (x) in the case of Physical Settlement, such Conversion Rate adjustment will not be given effect for such conversion, and the shares of Common Stock issuable upon such conversion based on such unadjusted Conversion Rate will not be entitled to participate in such dividend or distribution, but there will be added, to the consideration otherwise due upon such conversion, the same kind and amount of consideration that would have been delivered in such dividend or distribution with respect to such shares of Common Stock had such shares of Common Stock been entitled to participate in such dividend or distribution; and (y) in the case of Combination Settlement, the Conversion Rate adjustment relating to such Ex-Dividend Date will be made for such conversion in respect of such VWAP Trading Day, but the shares of Common Stock issuable with respect to such VWAP Trading Day based on such adjusted Conversion Rate will not be entitled to participate in such dividend or distribution.

(E) Stockholder Rights Plans. If the Company has a stockholder rights plan in effect upon the conversion of any Notes into shares of Common Stock, the person to whom such shares are to be delivered upon conversion will receive, in addition to any shares of Common Stock received in connection with such conversion, the rights under the stockholder rights plan; provided, however, that if, prior to any conversion of Notes, the rights pursuant to any such stockholder rights plan have separated from the shares of Common Stock in accordance with the provisions of such stockholder rights plan, then the Conversion Rate will be adjusted pursuant to Section 5.05(A)(iii)(1) at the time of separation as if the Company distributed to all or substantially all holders of Common Stock, shares of its Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants of the type set forth in such section, subject to readjustment in accordance with such section.

(F) Limitation on Effecting Transactions Resulting in Certain Adjustments. The Company will not engage in or be a party to any transaction or event that would require the Conversion Rate to be adjusted pursuant to Section 5.05(A) or Section 5.07 to an amount that would result in the Conversion Price per share of Common Stock being less than the par value per share of Common Stock.

(G) Equitable Adjustments to Prices. Whenever any provision of this Indenture requires the Company to calculate the Last Reported Sale Prices, the Daily VWAPs, the Daily Conversion Values, the Daily Cash Amounts or the Daily Share Amounts over a span of multiple days (including over an Observation Period and the period, if any, for determining the Stock Price), the Company will, acting in good faith and in a commercially reasonable manner, make appropriate adjustments, if any, to each to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date, effective date or Expiration Date of the event occurs, at any time during the period when the Last Reported Sale Prices, the Daily VWAPs, the Daily Conversion Values, the Daily Cash Amounts or the Daily Share Amounts are to be calculated.

(H) Calculation of Number of Outstanding Shares of Common Stock. For purposes of Section 5.05(A), the number of shares of Common Stock outstanding at any time will (i) include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock; and (ii) exclude shares of Common Stock held in the Company’s treasury (unless the Company pays any dividend or makes any distribution on shares of Common Stock held in its treasury).

(I) Calculations. All calculations with respect to the Conversion Rate and adjustments thereto will be made to the nearest 1/10,000th of a share of Common Stock (with 5/100,000ths rounded upward), as applicable.

(J) Notice of Conversion Rate Adjustments. Upon the effectiveness of any adjustment to the Conversion Rate pursuant to Section 5.05(A), the Company will promptly send notice to the Holders, the Trustee and the Conversion Agent containing (i) a brief description of the transaction or other event on account of which such adjustment was made; (ii) the Conversion Rate in effect immediately after such adjustment; and (iii) the effective time of such adjustment.

Section 5.06. Voluntary Adjustments.

(A) Generally. To the extent permitted by law and applicable stock exchange rules, the Company, from time to time, may (but is not required to) increase the Conversion Rate by any amount if (i) the Board of Directors determines that such increase is either (x) in the best interest of the Company; or (y) advisable to avoid or diminish any income tax imposed on holders of Common Stock or rights to purchase Common Stock as a result of any dividend or distribution of shares (or rights to acquire shares) of Common Stock or any similar event; (ii) such increase is in effect for a period of at least 20 Business Days; and (iii) such increase is irrevocable during such period.

(B) Notice of Voluntary Increases. If the Board of Directors determines to increase the Conversion Rate pursuant to this Section 5.06, then, at least 15 Business Days before such increase, the Company will send notice to each Holder of such increase, the amount thereof and the period during which such increase will be in effect.

Section 5.07. Adjustments to the conversion rate in Connection with a Make-Whole Fundamental Change.

(A) Generally. If a Make-Whole Fundamental Change occurs and the Conversion Date for the conversion of a Note occurs during the related Make-Whole Fundamental Change Conversion Period or Delayed Conversion Period, then, subject to this Section 5.07, the Conversion Rate applicable to such conversion shall be increased by the number of shares (the “Additional Shares”) as set forth in the table below corresponding (after interpolation as provided in, and subject to, the provisions below) to the Make-Whole Fundamental Change Effective Date and the Stock Price of such Make-Whole Fundamental Change:

	Stock Price
Make-Whole Fundamental Change Effective Date	$6.44	$8.00	$9.00	$10.00	$11.70	$13.00	$15.00	$17.50	$20.00	$25.00	$35.00	$50.00	$75.00
January 11, 2023	24.7584	24.7584	24.7584	24.7584	20.6248	18.0831	15.1560	12.5657	10.7100	8.2448	5.6274	3.8070	0.0000
February 1, 2024	24.7584	24.7584	24.7584	24.7584	20.2077	17.5946	14.6160	12.0143	10.1730	7.7616	5.2497	3.5340	0.0000
February 1, 2025	24.7584	24.7584	24.7584	24.1360	19.3060	16.6554	13.6747	11.1160	9.3345	7.0444	4.7177	3.1624	0.0000
February 1, 2026	24.7584	24.7584	24.7584	22.6720	17.7684	15.1308	12.2240	9.7880	8.1315	6.0572	4.0180	2.6880	0.0000
February 1, 2027	24.7584	24.7584	24.7584	20.5670	15.6188	13.0392	10.2813	8.0566	6.5975	4.8400	3.1883	2.1384	0.0000
February 1, 2028	24.7584	24.7584	21.8078	17.4120	12.5085	10.0908	7.6467	5.8046	4.6690	3.3812	2.2343	1.5140	0.0000
February 1, 2029	24.7584	23.5975	16.6578	12.1350	7.6684	5.7623	4.0747	2.9743	2.3670	1.7284	1.1720	0.8082	0.0000
February 1, 2030	24.7584	13.8889	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

If such Make-Whole Fundamental Change Effective Date or Stock Price is not set forth in the table above, then:

(i) if such Stock Price is between two Stock Prices in the table above or the Make-Whole Fundamental Change Effective Date is between two dates in the table above, then the number of Additional Shares will be determined by straight-line interpolation between the numbers of Additional Shares set forth for the higher and lower Stock Prices in the table above or the earlier and later dates in the table above, based on a 365- or 366- day year, as applicable; and

(ii) if the Stock Price is greater than $75.00 (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above are adjusted pursuant to Section 5.07(B)), or less than $6.44 (subject to adjustment in the same manner), per share, then no Additional Shares will be added to the Conversion Rate.

Notwithstanding anything to the contrary in this Indenture or the Notes, in no event will the Conversion Rate be increased to an amount that exceeds the Maximum Conversion Rate.

For the avoidance of doubt, subject to Section 4.03(J), (x) the sending of a Redemption Notice will constitute a Make-Whole Fundamental Change only with respect to the Notes called (or deemed called) for Redemption pursuant to such Redemption Notice, and not with respect to any other Notes; and (y) the Conversion Rate applicable to the Notes not so called for Redemption will not be subject to increase pursuant to this Section 5.07 on account of such Redemption Notice, except to the limited extent described in Section 4.03.

(B) Adjustment of Stock Prices and Additional Shares. The Stock Prices in the first row (i.e., the column headers) of the table set forth in Section 5.07(A) will be adjusted in the same manner as, and at the same time and for the same events for which, the Conversion Price is adjusted as a result of the operation of Section 5.05(A). The numbers of Additional Shares in the table set forth in Section 5.07(A) will be adjusted in the same manner as, and at the same time and for the same events for which, the Conversion Rate is adjusted pursuant to Section 5.07(A).

(C) Notice of the Occurrence of a Make-Whole Fundamental Change. The Company will notify the Holders, the Trustee and the Conversion Agent of each Make-Whole Fundamental Change occurring pursuant to clause (A) of the definition thereof in accordance with Section 5.01(C)(i)(3)(b) and Section 4.03.

(D) Settlement of Cash Make-Whole Fundamental Changes. For the avoidance of doubt, if holders of Common Stock receive solely cash in a Make-Whole Fundamental Change, then, pursuant to Section 5.09, conversions of Notes will thereafter be settled no later than the tenth Business Day after the relevant Conversion Date.

Section 5.08. EXCHANGE IN LIEU OF CONVERSION.

Notwithstanding anything to the contrary in this Article 5, and subject to the terms of this Section 5.08, if a Note is submitted for conversion, the Company may elect to arrange to have such Note exchanged in lieu of conversion by a financial institution designated by the Company.

To make such election, the Company must send notice of such election to the Holder of such Note, the Trustee and the Conversion Agent before the Close of Business on the Business Day immediately following the Conversion Date for such Note. If the Company has made such election, then:

(A) no later than the Business Day immediately following such Conversion Date, the Company must deliver (or cause the Conversion Agent to deliver) such Note, together with delivery instructions for the Conversion Consideration due upon such conversion (including wire instructions, if applicable), to a financial institution designated by the Company that has agreed to deliver such Conversion Consideration in the manner and at the time the Company would have had to deliver the same pursuant to this Article 5;

(B) if such Note is a Global Note, then (i) such designated institution will send written confirmation to the Conversion Agent promptly after wiring the cash Conversion Consideration, if any, and delivering any other Conversion Consideration, due upon such conversion to the Holder of such Note; and (ii) the Conversion Agent will as soon as reasonably practicable thereafter contact such Holder’s custodian with the Depositary to confirm receipt of the same; and

(C) such Note will not cease to be outstanding by reason of such exchange in lieu of conversion;

provided, however, that if such financial institution does not accept such Note or fails to timely deliver such Conversion Consideration, then the Company will be responsible for delivering such Conversion Consideration in the manner and at the time provided in this Article 5 as if the Company had not elected to make an exchange in lieu of conversion.

Section 5.09. EFFECT OF COMMON STOCK CHANGE EVENT.

(A) Generally. If there occurs any:

(i) recapitalization, reclassification or change of the Common Stock (other than (x) changes solely resulting from a subdivision or combination of the Common Stock, (y) a change only in par value or from par value to no par value or no par value to par value and (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities);

(ii) consolidation, merger, combination or binding or statutory share exchange involving the Company;

(iii) sale, lease or other transfer of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person; or

(iv) other similar event;

and, as a result of which, the Common Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing (such an event, a “Common Stock Change Event,” and such other securities, cash or property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one share of Common Stock would be entitled to receive on account of such Common Stock Change Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary in this Indenture or the Notes,

(1) from and after the effective time of such Common Stock Change Event, (I) the Conversion Consideration due upon conversion of any Note, and the conditions to any such conversion, will be determined in the same manner as if each reference to any number of shares of Common Stock in this Article 5 (or in any related definitions) were instead a reference to the same number of Reference Property Units; (II) for purposes of the definitions of “Fundamental Change” and “Make-Whole Fundamental Change,” the terms “Common Stock” and “Common Equity” will be deemed to mean the Common Equity (including depositary receipts representing Common Equity), if any, forming part of such Reference Property; and (III) for purposes of Section 4.03, each reference to any number of shares of Common Stock in such Section (or in any related definitions) will instead be deemed to be a reference to the same number of Reference Property Units;

(2) if such Reference Property Unit consists entirely of cash, then the Company will be deemed to elect Physical Settlement in respect of all conversions whose Conversion Date occurs on or after the effective date of such Common Stock Change Event and will pay the cash due upon such conversions no later than the tenth Business Day after the relevant Conversion Date; and

(3) for these purposes, (i) the Daily VWAP of any Reference Property Unit or portion thereof that consists of a class of Common Equity securities listed on a national securities exchange will be determined by reference to the Daily VWAP, substituting, if applicable, the Bloomberg page for such class of securities in such definition; and (ii) the Daily VWAP of any Reference Property Unit or portion thereof that does not consist of a class of Common Equity securities, and the or Last Reported Sale Price of any Reference Property Unit or portion thereof that does not consist of a class of securities, will be the fair value (as determined by the Company in good faith) of such Reference Property Unit or portion thereof, as applicable, determined in good faith and in a commercially reasonable manner by the Company (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

If the Reference Property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the Reference Property Unit will be deemed to be the weighted average of the types and amounts of consideration actually received, per share of Common Stock, by the holders of Common Stock. The Company will notify Holders of such weighted average as soon as practicable after such determination is made.

At or before the effective time of such Common Stock Change Event, the Company and the resulting, surviving or transferee Person (if not the Company) of such Common Stock Change Event (the “Successor Person”) will execute and deliver to the Trustee a supplemental indenture pursuant to Section 8.01(F), which supplemental indenture will (x) provide for subsequent conversions of Notes in the manner set forth in this Section 5.09; (y) provide for subsequent adjustments to the Conversion Rate pursuant to Section 5.07(A) in a manner consistent with this Section 5.09; and (z) contain such other provisions, if any, that the Company determines in good faith and in a commercially reasonable manner are appropriate to preserve the economic interests of the Holders and to give effect to the provisions of this Section 5.09(A). If the Reference Property includes shares of stock or other securities or assets of a Person other than the Successor Person, then such other Person will also execute such supplemental indenture and such supplemental indenture will contain such additional provisions, if any, that the Company reasonably determines are appropriate to preserve the economic interests of the Holders.

(B) Notice of Common Stock Change Events. The Company will provide notice of each Common Stock Change Event in the manner provided in Section 5.01(C)(i)(3)(b).

(C) Compliance Covenant. The Company will not become a party to any Common Stock Change Event unless its terms are consistent with this Section 5.09.

Section 5.10. RESPONSIBILITY OF TRUSTEE

The Trustee and any other Conversion Agent shall not at any time be under any duty or responsibility to any Holder, Initial Purchaser or Initial Purchaser Successor to determine the Conversion Rate (or any adjustment thereto) or whether any facts exist that may require any adjustment (including any increase) of the Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. The Trustee and any other Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities, property or cash that may at any time be issued or delivered upon the conversion of any Note; and the Trustee and any other Conversion Agent make no representations with respect thereto. Neither the Trustee nor any Conversion Agent shall be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock or stock certificates or other securities or property or cash upon the surrender of any Note for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article 5. Without limiting the generality of the foregoing, neither the Trustee nor any Conversion Agent shall be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 5.05 relating either to the kind or amount of shares of stock or securities or property (including cash) receivable by Holders upon the conversion of their Notes after any event referred to in such Section 5.05 or to any adjustment to be made with respect thereto, but may accept (without any independent investigation) as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, the Officer’s Certificate (which the Company shall be obligated to file with the Trustee prior to the execution of any such supplemental indenture) with respect thereto. None of the Trustee, the Conversion Agent, an Note Agent or any of their agents shall be responsible for monitoring or determining whether any Ownership Cap has been exceeded or determining whether Excess Shares have been issued, or determining whether any Notes constitute, and the effect of any, Delayed Conversion Notes or whether a Delayed Conversion Period has occurred and shall be entitled to rely conclusively on written notice provided by the Company as to such matters and any other matters with respect to the Common Stock.

Article 6 SUCCESSORS

Section 6.01. WHEN THE COMPANY MAY MERGE, ETC.

(A) Generally. The Company will not consolidate with or merge with or into, or (directly, or indirectly through one or more of the Company’s Subsidiaries) sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to another Person (a “Business Combination Event”), unless:

(i) the resulting, surviving or transferee Person either (x) is the Company or (y) if not the Company, is a corporation (the “Successor Corporation”) duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia that expressly assumes (by executing and delivering to the Trustee, at or before the effective time of such Business Combination Event, a supplemental indenture pursuant to Section 8.01(E)) all of the Company’s obligations under this Indenture and the Notes; and

(ii) immediately after giving effect to such Business Combination Event, no Default or Event of Default will have occurred and be continuing.

(B) Delivery of Officer’s Certificate and Opinion of Counsel to the Trustee. Before the effective time of any Business Combination Event, the Company will deliver to the Trustee an Officer’s Certificate and Opinion of Counsel, each stating that (i) such Business Combination Event (and, if applicable, the related supplemental indenture) comply with Section 6.01(A); and (ii) all conditions precedent to such Business Combination Event provided in this Indenture have been satisfied.

Section 6.02. SUCCESSOR CORPORATION SUBSTITUTED.

At the effective time of any Business Combination Event that complies with Section 6.01, the Successor Corporation (if not the Company) will succeed to, and may exercise every right and power of, the Company under this Indenture and the Notes with the same effect as if such Successor Corporation had been named as the Company in this Indenture and the Notes, and, except in the case of a lease, the predecessor Company will be discharged from its obligations under this Indenture and the Notes.

Article 7 DEFAULTS AND REMEDIES

Section 7.01. EVENTS OF DEFAULT.

(A) Definition of Events of Default. “Event of Default” means the occurrence of any of the following:

(i) a default in the payment when due (whether at maturity, upon Redemption, Repurchase Upon Fundamental Change or otherwise) of the principal of, or the Redemption Price or Fundamental Change Repurchase Price for, any Note;

(ii) a default for 30 consecutive days in the payment when due of interest on any Note;

(iii) the Company’s failure to deliver, when required by this Indenture, (x) a Fundamental Change Notice, (y) a notice of a Make-Whole Fundamental Change or (z) a notice pursuant to Section 5.01(C)(i)(3), if such failure is not cured within five Business Days after its occurrence;

(iv) a default in the Company’s obligation to convert a Note in accordance with Article 5 upon the exercise of the conversion right with respect thereto, if such default is not cured within three Business Days after its occurrence;

(v) a default in the Company’s obligations under (A) Article 6 or (B) Section 3.09;

(vi) a default in any of the Company’s obligations or agreements under this Indenture or the Notes (other than a default set forth in clause (i), (ii), (iii), (iv) or (v) of this Section 7.01(A)) where such default is not cured or waived within 60 days after notice to the Company by the Trustee, or to the Company and the Trustee by Holders of at least 25% of the aggregate principal amount of Notes then outstanding, which notice must specify such default, demand that it be remedied and state that such notice is a “Notice of Default”;

(vii) (a) a default by the Company or any of its Subsidiaries with respect to any one or more mortgages, agreements or other instruments under which there is outstanding, or by which there is secured or evidenced, any indebtedness for money borrowed of at least $30,000,000 (or its foreign currency equivalent) in the aggregate of the Company or any of its Subsidiaries (other than the 2020 Notes), whether such indebtedness exists as of the Issue Date or is thereafter created, where such default:

(1) constitutes a failure to pay the principal of or interest on such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, in each case after the expiration of any applicable grace period; or

(2) results in such indebtedness becoming or being declared due and payable before its stated maturity, or

(b) a default by the Company or any of its Subsidiaries with respect to the 2020 Notes that would give the holders thereof the right to declare such indebtedness due and payable before its stated maturity, in each of (a) and (b) where such default is not cured or waived within 30 days after notice to the Company by the Trustee or to the Company and the Trustee by Holders of at least 25% of the aggregate principal amount of Notes then outstanding;

(viii) the Company or any of its Significant Subsidiaries, pursuant to or within the meaning of any Bankruptcy Law, either:

(1) commences a voluntary case or proceeding;

(2) consents to the entry of an order for relief against it in an involuntary case or proceeding;

(3) consents to the appointment of a custodian of it or for any substantial part of its property;

(4) makes a general assignment for the benefit of its creditors;

(5) takes any comparable action under any foreign Bankruptcy Law; or

(6) generally is not paying its debts as they become due; or

(ix) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that either:

(1) is for relief against Company or any of its Significant Subsidiaries in an involuntary case or proceeding;

(2) appoints a custodian of the Company or any of its Significant Subsidiaries, or for any substantial part of the property of the Company or any of its Significant Subsidiaries;

(3) orders the winding up or liquidation of the Company or any of its Significant Subsidiaries; or

(4) grants any similar relief under any foreign Bankruptcy Law, and, in each case under this Section 7.01(A)(ix), such order or decree remains unstayed and in effect for at least 60 days.

(B) Cause Irrelevant. Each of the events set forth in Section 7.01(A) will constitute an Event of Default regardless of the cause thereof or whether voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

Section 7.02. ACCELERATION.

(A) Automatic Acceleration in Certain Circumstances. If an Event of Default set forth in Section 7.01(A)(viii) or (ix) occurs with respect to the Company (and not solely with respect to a Significant Subsidiary of the Company), then the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding will immediately become due and payable without any further action or notice by any Person.

(B) Optional Acceleration. Subject to Section 7.03, if an Event of Default (other than an Event of Default set forth in Section 7.01(A)(viii) or (ix) with respect to the Company and not solely with respect to a Significant Subsidiary of the Company) occurs and is continuing, then the Trustee, by notice to the Company, or Holders of at least 25% of the aggregate principal amount of Notes then outstanding, by notice to the Company and the Trustee, may declare the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding to become due and payable immediately.

(C) Rescission of Acceleration. Notwithstanding anything to the contrary in this Indenture or the Notes, the Holders of a majority in aggregate principal amount of the Notes then outstanding, by notice to the Company and the Trustee, may, on behalf of all Holders, rescind any acceleration of the Notes and its consequences if (i) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (ii) all existing Events of Default (except the non-payment of principal of, or interest on, the Notes that has become due solely because of such acceleration) have been cured or waived. No such rescission will affect any subsequent Default or impair any right consequent thereto.

Section 7.03. SOLE REMEDY FOR A FAILURE TO REPORT.

(A) Generally. Notwithstanding anything to the contrary in this Indenture or the Notes, the Company may elect that the sole remedy for any Event of Default (a “Reporting Event of Default”) pursuant to Section 7.01(A)(vi) arising from the Company’s failure to comply with Section 3.02 will, for each of the first 180 calendar days on which a Reporting Event of Default has occurred and is continuing, consist exclusively of the accrual of Special Interest on the Notes. If the Company has made such an election, then (i) the Notes will be subject to acceleration pursuant to Section 7.02 on account of the relevant Reporting Event of Default from, and including, the 181st calendar day on which a Reporting Event of Default has occurred and is continuing or if the Company fails to pay any accrued and unpaid Special Interest when due; and (ii) Special Interest will cease to accrue on any Notes from, and including, such 181st calendar day (it being understood that interest on any defaulted Special Interest will nonetheless accrue pursuant to Section 2.05(B)).

(B) Amount and Payment of Special Interest. Any Special Interest that accrues on a Note pursuant to Section 7.03(A) will be payable on the same dates and in the same manner as the Stated Interest on such Note and will accrue at a rate per annum equal to one quarter of one percent (0.25%) of the principal amount thereof for the first 90 days on which Special Interest accrues and, thereafter, at a rate per annum equal to one half of one percent (0.50%) of the principal amount thereof; provided, however, that in no event will Special Interest, together with any Additional

Interest that may accrue as a result of the Company’s failure to timely file any report (other than Form 8-K reports) that it is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, accrue on any day on a Note at a combined rate per annum that exceeds 0.50%. For the avoidance of doubt, any Special Interest that accrues on a Note will be in addition to the Stated Interest that accrues on such Note and, subject to the proviso of the immediately preceding sentence, in addition to any Additional Interest that accrues on such Note.

(C) Notice of Election. To make the election set forth in Section 7.03(A), the Company must send to the Holders, the Trustee and the Paying Agent, before the date on which each Reporting Event of Default first occurs, a notice that (i) briefly describes the report(s) that the Company failed to file with or furnish to the SEC; (ii) states that the Company is electing that the sole remedy for such Reporting Event of Default consist of the accrual of Special Interest; and (iii) briefly describes the periods during which and rate at which Special Interest will accrue and the circumstances under which the Notes will be subject to acceleration on account of such Reporting Event of Default.

(D) Notice to Trustee and Paying Agent; Trustee’s Disclaimer. If Special Interest accrues on any Note, then, no later than five Business Days before each date on which such Special Interest is to be paid, the Company will deliver an Officer’s Certificate to the Trustee and the Paying Agent stating (i) that the Company is obligated to pay Special Interest on such Note on such date of payment; and (ii) the amount of such Special Interest that is payable on such date of payment. The Trustee will have no duty to determine whether any Special Interest is payable or the amount thereof.

(E) No Effect on Other Events of Default. No election pursuant to this Section 7.03 with respect to a Reporting Event of Default will affect the rights of any Holder with respect to any other Event of Default, including with respect to any other Reporting Event of Default.

Section 7.04. OTHER REMEDIES.

(A) Trustee May Pursue All Remedies. If an Event of Default occurs and is continuing, then the Trustee may pursue any available remedy to collect the payment of any amounts due with respect to the Notes or to enforce the performance of any provision of this Indenture or the Notes.

(B) Procedural Matters. The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in such proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy following an Event of Default will not impair the right or remedy or constitute a waiver of, or acquiescence in, such Event of Default. All remedies will be cumulative to the extent permitted by law.

Section 7.05. WAIVER OF PAST DEFAULTS.

An Event of Default pursuant to clause (i), (ii), (iv) or (vi) of Section 7.01(A) (that, in the case of clause (vi) only, results from a Default under any covenant that cannot be amended without the consent of each affected Holder), and a Default that could lead to such an Event of Default, can be waived only with the consent of each affected Holder. Each other Default or Event of

Default may be waived, on behalf of all Holders, by the Holders of a majority in aggregate principal amount of the Notes then outstanding. If an Event of Default is so waived, then it will cease to exist. If a Default is so waived, then it will be deemed to be cured and any Event of Default arising therefrom will be deemed not to occur. However, no such waiver will extend to any subsequent or other Default or Event of Default or impair any right arising therefrom.

Section 7.06. CONTROL BY MAJORITY.

Holders of a majority in aggregate principal amount of the Notes then outstanding may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law, this Indenture or the Notes, or that, subject to Section 10.01, the Trustee determines may be unduly prejudicial to the rights of other Holders or may involve the Trustee in liability, unless the Trustee is offered, and if requested, provided security and indemnity satisfactory to the Trustee against any loss, liability or expense to the Trustee that may result from the Trustee’s following such direction (it being understood that the Trustee does not have an affirmative duty to determine whether any direction is prejudicial to any Holder).

Section 7.07. LIMITATION ON SUITS.

No Holder may pursue any remedy with respect to this Indenture or the Notes (except to enforce (x) its rights to receive the principal of, or the Redemption Price or Fundamental Change Repurchase Price for, or interest on, any Notes; or (y) the Company’s obligations to convert any Notes pursuant to Article 5), unless:

(A) such Holder has previously delivered to the Trustee notice that an Event of Default is continuing;

(B) Holders of at least 25% in aggregate principal amount of the Notes then outstanding deliver a written request to the Trustee to pursue such remedy;

(C) such Holder or Holders offer and, if requested, provide to the Trustee security and indemnity satisfactory to the Trustee against any loss, liability or expense to the Trustee that may result from the Trustee’s following such request;

(D) the Trustee does not comply with such request within 60 calendar days after its receipt of such request and such offer of security or indemnity; and

(E) during such 60 calendar day period, Holders of a majority in aggregate principal amount of the Notes then outstanding do not deliver to the Trustee a direction that is inconsistent with such request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder. The Trustee will have no duty to determine whether any Holder’s use of this Indenture complies with the preceding sentence.

Section 7.08. ABSOLUTE RIGHT OF HOLDERS TO INSTITUTE SUIT FOR THE ENFORCEMENT OF THE RIGHT TO RECEIVE PAYMENT AND CONVERSION CONSIDERATION.

Notwithstanding anything to the contrary in this Indenture or the Notes, but without limiting the provisions described in Section 8.01, the right of each Holder of a Note to bring suit for the enforcement of any payment or delivery, as applicable, of the principal of, or the Redemption Price or Fundamental Change Repurchase Price for, or any interest on, or the Conversion Consideration due pursuant to Article 5 upon conversion of, such Note on or after the respective due dates therefor provided in this Indenture and the Notes, will not be impaired or affected without the consent of such Holder.

Section 7.09. COLLECTION SUIT BY TRUSTEE.

The Trustee will have the right, upon the occurrence and continuance of an Event of Default pursuant to clause (i), (ii) or (iv) of Section 7.01(A), to recover judgment in its own name and as trustee of an express trust against the Company for the total unpaid or undelivered principal of, or Redemption Price or Fundamental Change Repurchase Price for, or interest on, or Conversion Consideration due pursuant to Article 5 upon conversion of, the Notes, as applicable, and, to the extent lawful, any Default Interest on any Defaulted Amounts, and such further amounts sufficient to cover the costs and expenses of collection, including compensation provided for in Section 10.06.

Section 7.10. TRUSTEE MAY FILE PROOFS OF CLAIM.

The Trustee has the right to (A) file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes) or its creditors or property and (B) collect, receive and distribute any money or other property payable or deliverable on any such claims. Each Holder authorizes any custodian in such proceeding to make such payments to the Trustee, and, if the Trustee consents to the making of such payments directly to the Holders, to pay to the Trustee any amount due to the Trustee for the reasonable compensation, expenses, disbursements and advances of the Trustee, and its agents and counsel, and any other amounts payable to the Trustee pursuant to Section 10.06. To the extent that the payment of any such compensation, expenses, disbursements, advances and other amounts out of the estate in such proceeding, is denied for any reason, payment of the same will be secured by a lien on, and will be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding (whether in liquidation or under any plan of reorganization or arrangement or otherwise). Nothing in this Indenture will be deemed to authorize the Trustee to authorize, consent to, accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 7.11. PRIORITIES.

The Trustee will pay or deliver in the following order any money or other property that it collects pursuant to this Article 7:

First: to the Trustee (acting in any capacity hereunder), the other Note Agents and each of their agents and attorneys for amounts due under Section 10.06, including payment of all fees, compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders for unpaid amounts or other property due on the Notes, including the principal of, or the Redemption Price or Fundamental Change Repurchase Price for, or any interest on, or any Conversion Consideration due upon conversion of, the Notes, ratably, and without preference or priority of any kind, according to such amounts or other property due and payable on all of the Notes; and

Third: to the Company or such other Person as a court of competent jurisdiction directs.

The Trustee may fix a record date and payment date for any payment or delivery to the Holders pursuant to this Section 7.11, in which case the Trustee will instruct the Company to, and the Company will, deliver, at least 15 calendar days before such record date, to each Holder and the Trustee a notice stating such record date, such payment date and the amount of such payment or nature of such delivery, as applicable.

Section 7.12. UNDERTAKING FOR COSTS.

In any suit for the enforcement of any right or remedy under this Indenture or the Notes or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court, in its discretion, may (A) require the filing by any litigant party in such suit of an undertaking to pay the costs of such suit, and (B) assess reasonable costs (including reasonable attorneys’ fees) against any litigant party in such suit, having due regard to the merits and good faith of the claims or defenses made by such litigant party; provided, however, that this Section 7.12 does not apply to any suit by the Trustee, any suit by a Holder pursuant to Section 7.08 or any suit by one or more Holders of more than 10% in aggregate principal amount of the Notes then outstanding.

Article 8 AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 8.01. WITHOUT THE CONSENT OF HOLDERS.

Notwithstanding anything to the contrary in Section 8.02, the Company and the Trustee may amend or supplement this Indenture or the Notes without the consent of any Holder to:

(A) cure any ambiguity or correct any omission, defect or inconsistency in this Indenture, including within Section 5.01(C)(i)(2) as provided therein, provided, that this Section 8.01(a)(i) shall not affect amendments or supplements to this Indenture or the Notes requiring the consent of each affected Holder pursuant to the second sentence of Section 8.02(A);

(B) add guarantees with respect to the Company’s obligations under this Indenture or the Notes;

(C) secure the Notes;

(D) add to the Company’s covenants or Events of Default for the benefit of the Holders or surrender any right or power conferred on the Company;

(E) provide for the assumption of the Company’s obligations under this Indenture and the Notes pursuant to, and in compliance with, Article 6;

(F) enter into supplemental indentures pursuant to, and in accordance with, Section 5.09 in connection with a Common Stock Change Event;

(G) irrevocably elect any Settlement Method or Specified Dollar Amount, or eliminate the Company’s right to elect a Settlement Method, or change the Settlement Method deemed elected by the Company if it does not timely elect a Settlement Method applicable to a conversion of Notes; provided, however, that no such election, elimination or change will affect any Settlement Method theretofore elected (or deemed to be elected) with respect to any Note pursuant to Section 5.03(A);

(H) evidence or provide for the acceptance of the appointment, under this Indenture, of a successor Trustee;

(I) [reserved];

(J) provide for or confirm the issuance of additional Notes pursuant to Section 2.03(B);

(K) comply with any requirement of the SEC in connection with any qualification of this Indenture or any supplemental indenture under the Trust Indenture Act, as then in effect; or

(L) make any other change to this Indenture or the Notes that does not, individually or in the aggregate with all other such changes, adversely affect the rights of the Holders, as such, in any material respect.

Section 8.02. WITH THE CONSENT OF HOLDERS.

(A) Generally. Subject to Sections 8.01, 7.05 and 7.08 and the immediately following sentence, the Company and the Trustee may, with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding, amend or supplement this Indenture or the Notes or waive compliance with any provision of this Indenture or the Notes. Notwithstanding anything to the contrary in the foregoing sentence, without the consent of each affected Holder, no amendment or supplement to this Indenture or the Notes, or waiver of any provision of this Indenture or the Notes, may:

(i) reduce the principal, or extend the stated maturity, of any Note;

(ii) reduce the Redemption Price or Fundamental Change Repurchase Price for any Note or change the times at which, or the circumstances under which, the Notes may or will be redeemed or repurchased by the Company;

(iii) reduce the rate, or extend the time for the payment, of interest on any Note;

(iv) make any change that adversely affects the conversion rights of any Note;

(v) impair the rights of any Holder set forth in Section 7.08 (as such section is in effect on the Issue Date);

(vi) change the ranking of the Notes;

(vii) make any note payable in money, or at a place of payment, other than that stated in this Indenture or the Note;

(viii) reduce the amount of Notes whose Holders must consent to any amendment, supplement, waiver or other modification; or

(ix) make any direct or indirect change to any amendment, supplement, waiver or modification provision of this Indenture or the Notes that requires the consent of each affected Holder.

For the avoidance of doubt, pursuant to clauses (i), (ii), (iii) and (iv) of this Section 8.02(A), no amendment or supplement to this Indenture or the Notes, or waiver of any provision of this Indenture or the Notes, may change the amount or type of consideration due on any Note (whether on an Interest Payment Date, Redemption Date, Fundamental Change Repurchase Date or the Maturity Date or upon conversion, or otherwise), or the date(s) or time(s) such consideration is payable or deliverable, as applicable, without the consent of each affected Holder.

(B) Holders Need Not Approve the Particular Form of any Amendment. A consent of any Holder pursuant to this Section 8.02 need approve only the substance, and not necessarily the particular form, of the proposed amendment, supplement or waiver.

Section 8.03. NOTICE OF AMENDMENTS, SUPPLEMENTS AND WAIVERS.

Promptly after any amendment, supplement or waiver pursuant to Section 8.01 or Section 8.02 becomes effective, the Company will send to the Holders and the Trustee notice that (A) describes the substance of such amendment, supplement or waiver in reasonable detail and (B) states the effective date thereof. The failure to send, or the existence of any defect in, such notice will not impair or affect the validity of such amendment, supplement or waiver.

Section 8.04. REVOCATION, EFFECT AND SOLICITATION OF CONSENTS; SPECIAL RECORD DATES; ETC.

(A) Revocation and Effect of Consents. The consent of a Holder of a Note to an amendment, supplement or waiver will bind (and constitute the consent of) each subsequent Holder of any Note to the extent the same evidences any portion of the same indebtedness as the consenting Holder’s Note, subject to the right of any Holder of a Note to revoke (if not prohibited pursuant to Section 8.04(B)) any such consent with respect to such Note by delivering notice of revocation to the Trustee before the time such amendment, supplement or waiver becomes effective.

(B) Special Record Dates. The Company may, but is not required to, fix a record date for the purpose of determining the Holders entitled to consent or take any other action in connection with any amendment, supplement or waiver pursuant to this Article 8. If a record date is fixed, then, notwithstanding anything to the contrary in Section 8.04(A), only Persons who are Holders as of such record date (or their duly designated proxies) will be entitled to give such consent, to revoke any consent previously given or to take any such action, regardless of whether such Persons continue to be Holders after such record date; provided, however, that no such consent will be valid or effective for more than 120 calendar days after such record date.

(C) Solicitation of Consents. For the avoidance of doubt, each reference in this Indenture or the Notes to the consent of a Holder will be deemed to include any such consent obtained in connection with a repurchase of, or tender or exchange offer for, any Notes.

(D) Effectiveness and Binding Effect. Each amendment, supplement or waiver pursuant to this Article 8 will become effective in accordance with its terms and, when it becomes effective with respect to any Note (or any portion thereof), will thereafter bind every Holder of such Note (or such portion).

Section 8.05. NOTATIONS AND EXCHANGES.

If any amendment, supplement or waiver changes the terms of a Note, then the Trustee or the Company may, in its discretion, require the Holder of such Note to deliver such Note to the Trustee so that the Trustee may place an appropriate notation prepared by the Company on such Note and return such Note to such Holder. Alternatively, at its discretion, the Company may, in exchange for such Note, issue, execute and deliver, and the Trustee will authenticate, in each case in accordance with Section 2.02, a new Note that reflects the changed terms. The failure to make any appropriate notation or issue a new Note pursuant to this Section 8.05 will not impair or affect the validity of such amendment, supplement or waiver.

Section 8.06. TRUSTEE TO EXECUTE SUPPLEMENTAL INDENTURES.

The Trustee will execute and deliver any amendment or supplemental indenture authorized pursuant to this Article 8; provided, however, that the Trustee need not (but may, in its sole and absolute discretion) execute or deliver any such amendment or supplemental indenture that adversely affects the Trustee’s rights, duties, liabilities or immunities. In executing any amendment or supplemental indenture, the Trustee will be entitled to receive, and (subject to Sections 10.01 and 10.02) will be fully protected in relying on, an Officer’s Certificate and an Opinion of Counsel conforming to Section 11.03 and stating that (A) the execution and delivery of such amendment or supplemental indenture is authorized or permitted by this Indenture; and (B) in the case of the Opinion of Counsel, such amendment or supplemental indenture is valid, binding and enforceable against the Company in accordance with its terms.

Article 9 SATISFACTION AND DISCHARGE

Section 9.01. TERMINATION OF COMPANY’S OBLIGATIONS.

This Indenture will be discharged, and will cease to be of further effect as to all Notes issued under this Indenture, when:

(A) all Notes then outstanding (other than Notes replaced pursuant to Section 2.13) have (i) been delivered to the Trustee for cancellation; or (ii) become due and payable (whether on a Redemption Date, Fundamental Change Repurchase Date, the Maturity Date, upon conversion or otherwise) for an amount of cash or Conversion Consideration, as applicable, that has been fixed;

(B) the Company has caused there to be irrevocably deposited with the Trustee, or with the Paying Agent (or, with respect to Conversion Consideration, the Conversion Agent), in each case for the benefit of the Holders, or has otherwise caused there to be delivered to the Holders, cash (or, with respect to Notes to be converted, Conversion Consideration) sufficient to satisfy all amounts or other property due on all Notes then outstanding (other than Notes replaced pursuant to Section 2.13);

(C) the Company has paid all other amounts payable by it under this Indenture; and

(D) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that the conditions precedent to the discharge of this Indenture have been satisfied;

provided, however, that Section 10.06 and Section 11.01 will survive such discharge and, until no Notes remain outstanding, Section 2.15 and the obligations of the Trustee, the Paying Agent and the Conversion Agent with respect to money or other property deposited with them will survive such discharge.

At the Company’s request, the Trustee will acknowledge the satisfaction and discharge of this Indenture.

Section 9.02. REPAYMENT TO COMPANY.

Subject to applicable unclaimed property law, the Trustee, the Paying Agent and the Conversion Agent will promptly notify the Company if there exists (and, at the Company’s request, promptly deliver to the Company) any cash, Conversion Consideration or other property held by any of them for payment or delivery on the Notes that remain unclaimed two years after the date on which such payment or delivery was due. After such delivery to the Company, the Trustee, the Paying Agent and the Conversion Agent will have no further liability to any Holder with respect to such cash, Conversion Consideration or other property, and Holders entitled to the payment or delivery of such cash, Conversion Consideration or other property must look to the Company for payment as a general creditor of the Company.

Section 9.03. REINSTATEMENT.

If the Trustee, the Paying Agent or the Conversion Agent is unable to apply any cash or other property deposited with it pursuant to Section 9.01 because of any legal proceeding or any order or judgment of any court or other governmental authority that enjoins, restrains or otherwise prohibits such application, then the discharge of this Indenture pursuant to Section 9.01 will be rescinded; provided, however, that if the Company thereafter pays or delivers any cash or other property due on the Notes to the Holders thereof, then the Company will be subrogated to the rights of such Holders to receive such cash or other property from the cash or other property, if any, held by the Trustee, the Paying Agent or the Conversion Agent, as applicable.

Article 10 TRUSTEE

Section 10.01. DUTIES OF THE TRUSTEE.

(A) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(B) Except during the continuance of an Event of Default:

(i) the duties of the Trustee will be determined solely by the express provisions of this Indenture, and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations will be read into this Indenture against the Trustee; and

(ii) in the absence of gross negligence or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions that are provided to the Trustee and conform to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(C) The Trustee may not be relieved from liabilities for its gross negligence or willful misconduct as determined by a final non-appealable order of a court of competent jurisdiction, except that:

(i) this paragraph will not limit the effect of Section 10.01(B);

(ii) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(iii) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 7.06; and

(iv) no provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability in the performance of any of its duties under this Indenture, or in the exercise of any of its rights or powers, if it has reasonable grounds to believe that repayment of such funds or adequate indemnity against such liability is not reasonably assured to it.

(D) Each provision of this Indenture that in any way relates to the Trustee is subject to clauses (A), (B) and (C) of this Section 10.01, regardless of whether such provision so expressly provides.

(E) The Trustee will not be liable for interest on any money received by it, except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds, except to the extent required by law.

Section 10.02. RIGHTS OF THE TRUSTEE.

(A) The Trustee may conclusively rely on any document that it believes to be genuine and signed or presented by the proper Person, and the Trustee need not investigate any fact or matter stated in such document.

(B) Before the Trustee acts or refrains from acting, it may require, and may conclusively rely on, an Officer’s Certificate, an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel; and the advice of such counsel, or any Opinion of Counsel, will constitute full and complete authorization of the Trustee to take or omit to take any action in good faith in reliance thereon without liability.

(C) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any such agent appointed with due care.

(D) The Trustee will not be liable for any action it takes or omits to take in good faith and that it believes to be authorized or within the rights or powers vested in it by this Indenture.

(E) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer.

(F) The Trustee need not exercise any rights or powers vested in it by this Indenture at the request or direction of any Holder unless such Holder has offered, and if requested, provided the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense that it may incur in complying with such request or direction.

(G) The Trustee will not be responsible or liable for any punitive, special, indirect, incidental or consequential loss or damage (including lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(H) The Trustee will not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, judgment, decree, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and the Trustee will incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(I) The Trustee will not be deemed to have notice of any Default or Event of Default unless written notice of any event that is a Default or Event of Default is received by a Responsible Officer of the Trustee at the corporate trust office of the Trustee specified in Section 11.01, and such notice references the Notes and this Indenture and states that it is a “Notice of Default”;

(J) The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and will be enforceable by, the Trustee in each of its capacities under this Indenture.

(K) The Trustee may request that the Company deliver a certificate setting forth the names of individuals or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(L) The permissive right of the Trustee to take actions permitted by this Indenture will not be construed as an obligation or duty to do so.

(M) Notwithstanding anything to the contrary in this Indenture, other than this Indenture and the Notes, the Trustee will have no duty to monitor, know or inquire as to the performance or nonperformance of any provision of any other agreement, instrument, or contract, nor will the Trustee be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or contract, whether or not a copy of such agreement has been provided to the Trustee.

Section 10.03. INDIVIDUAL RIGHTS OF THE TRUSTEE.

The Trustee, in its individual or any other capacity, may become the owner or pledgee of any Note and may otherwise deal with the Company or any of its Affiliates with the same rights that it would have if it were not Trustee; provided, however, that if the Trustee acquires a “conflicting interest” (within the meaning of Section 310(b) of the Trust Indenture Act), then it must eliminate such conflict within 90 days or resign as Trustee. Each Note Agent will have that same rights and duties as the trustee under this Section 10.03.

Section 10.04. TRUSTEE’S DISCLAIMER.

The Trustee will not be (A) responsible for, and makes no representation as to, the validity or adequacy of this Indenture or the Notes; (B) accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture; (C) responsible for the use or application of any money received by any Paying Agent other than the Trustee; and (D) responsible for any statement or recital in this Indenture, the Notes or any other document relating to the sale of the Notes or this Indenture, other than the Trustee’s certificate of authentication.

Section 10.05. NOTICE OF DEFAULTS.

If a Default or Event of Default occurs and is continuing of which the Trustee has received written notice, then the Trustee will send Holders a notice of such Default or Event of Default within 90 days after receipt of such notice; provided, however, that, except in the case of a Default or Event of Default in the payment of the principal of, or interest on, any Note, or a Default in the payment or delivery of the Conversion Consideration due upon conversion of any Note, the Trustee may withhold such notice if and for so long as it in good faith determines that withholding such notice is in the interests of the Holders.

Section 10.06. COMPENSATION AND INDEMNITY.

(A) The Company will, from time to time, pay the Trustee compensation for its acceptance of this Indenture and services under this Indenture and the Notes as the Company and the Trustee shall from time to time agree in writing. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. In addition to the compensation for the Trustee’s services, the Company will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it under this Indenture, including the reasonable compensation, disbursements, fees and expenses of the Trustee’s agents and counsel.

(B) The Company will indemnify the Trustee and its directors, officers, employees and agents against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company (including this Section 10.06) and defending itself against any claim (whether asserted by the Company, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties under this Indenture, except to the extent any such loss, liability or expense may be attributable to its gross negligence or willful misconduct as determined by a final non-appealable order of a court of competent jurisdiction. The Trustee will promptly notify the Company of any claim for which it may seek indemnity, but the Trustee’s failure to so notify the Company will not relieve the Company of its obligations under this Section 10.06(B), except to the extent the Company is materially prejudiced by such failure. The Company will defend such claim, and the Trustee will cooperate in such defense. The Trustee may retain separate counsel, and the Company will pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement of any such claim made without its consent, which consent will not be unreasonably withheld.

(C) The obligations of the Company under this Section 10.06 will survive the resignation or removal of the Trustee and the discharge of this Indenture.

(D) To secure the Company’s payment obligations in this Section 10.06, the Trustee will have a lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, or interest on, particular Notes, which lien will survive the discharge of this Indenture.

(E) If the Trustee incurs expenses or renders services after an Event of Default pursuant to clauses (viii) or (ix) of Section 7.01(A) occurs, then such expenses and the compensation for such services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 10.07. REPLACEMENT OF THE TRUSTEE.

(A) Notwithstanding anything to the contrary in this Section 10.07, a resignation or removal of the Trustee, and the appointment of a successor Trustee, will become effective only upon such successor Trustee’s acceptance of appointment as provided in this Section 10.07.

(B) The Trustee may resign at any time and be discharged from the trust created by this Indenture by so notifying the Company. The Holders of a majority in aggregate principal amount of the Notes then outstanding may remove the Trustee by so notifying the Trustee and the Company in writing with 30 days prior notice. The Company may remove the Trustee if:

(i) the Trustee fails to comply with Section 10.09;

(ii) the Trustee is adjudged to be bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(iii) a custodian or public officer takes charge of the Trustee or its property; or

(iv) the Trustee becomes incapable of acting.

(C) If the Trustee resigns or is removed, or if a vacancy exists in the office of Trustee for any reason, then (i) the Company will promptly appoint a successor Trustee; and (ii) at any time within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the Notes then outstanding may appoint a successor Trustee to replace such successor Trustee appointed by the Company.

(D) If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, then the retiring Trustee, the Company or the Holders of at least 10% in aggregate principal amount of the Notes then outstanding may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(E) If the Trustee, after written request by a Holder of at least six months, fails to comply with Section 10.09, then such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(F) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company, upon which notice the resignation or removal of the retiring Trustee will become effective and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will send notice of its succession to Holders. The retiring Trustee will, upon payment of all amounts due to it under this Indenture, promptly transfer all property held by it as Trustee to the successor Trustee, which property will, for the avoidance of doubt, be subject to the lien provided for in Section 10.06(D).

Section 10.08. SUCCESSOR TRUSTEE BY MERGER, ETC.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, then such Person will become the successor Trustee without any further act and will have all of the rights, powers and duties of the Trustee under this Indenture.

Section 10.09. ELIGIBILITY; DISQUALIFICATION.

There will at all times be a Trustee under this Indenture that is a corporation organized and doing business under the laws of the United States of America or of any state thereof, that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

Article 11 MISCELLANEOUS

Section 11.01. NOTICES.

Any notice or communication by the Company or the Trustee to the other will be deemed to have been duly given if in writing and delivered in person or by first class mail (registered or certified, return receipt requested), facsimile transmission, electronic transmission or other similar means of unsecured electronic communication or overnight air courier guaranteeing next day delivery, or to the other’s address, which initially is as follows:

If to the Company :

2U, Inc.

7900 Harkins Road

Lanham, MD 20706

Attention: Chief Legal Officer

with a copy (which will not constitute notice) to:

Paul Hastings LLP

2050 M Street NW

Washington, DC 20036

Attention: Brandon J. Bortner

If to the Trustee or Conversion Agent:

Wilmington Trust, National Association

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Attention: 2U, Inc. Notes Administrator

The Company or the Trustee, by notice to the other, may designate additional or different addresses (including facsimile numbers and electronic addresses) for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: (A) at the time delivered by hand, if personally delivered; (B) five Business Days after being deposited in the mail, postage prepaid, if mailed; (C) when receipt acknowledged, if transmitted by facsimile, electronic transmission or other similar means of unsecured electronic communication; and (D) the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that any notice to the Trustee or any Note Agent shall be deemed given upon actual receipt by the Trustee or such Note Agent.

All notices or communications required to be made to a Holder pursuant to this Indenture must be made in writing and will be deemed to be duly sent or given in writing if mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to its address shown on the Register; provided, however, that a notice or communication to a Holder of a Global Note may, but need not, instead be sent pursuant to the Depositary Procedures (in which case, such notice will be deemed to be duly sent or given in writing). The failure to send a notice or communication to a Holder, or any defect in such notice or communication, will not affect its sufficiency with respect to any other Holder.

The Trustee agrees to accept and act on instructions or directions pursuant to this Indenture sent by unsecured e-mail, pdf, facsimile transmission or other similar unsecured electronic methods, provided that the Trustee has received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which incumbency certificate the Trustee will be entitled to rely as conclusive and up-to-date until such time as it receives an amended certificate containing any additions thereto or deletions therefrom. If the Company elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s reasonable understanding of such instructions will be deemed controlling. The Trustee will not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding that such instructions may conflict or be inconsistent with a subsequent written instruction. The Company agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including the risk of the Trustee acting on unauthorized instructions and the risk of interception and misuse by third parties.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event or any other communication (including any notice of Redemption or repurchase) to a holder of a Global Note (whether by mail or otherwise), such notice will be sufficiently given if given to the Depositary (or its designee) pursuant to the standing instructions from the Depositary or its designee, including by electronic mail in accordance with accepted practices at the Depositary. Subject to the requirements of the preceding paragraph, if the Trustee is then acting as the Depositary’s custodian for the Notes, then, at the reasonable request of the Company to the Trustee, the Trustee will cause any notice prepared by the Company to be sent to any Holder(s) pursuant to the Depositary Procedures, provided such request is evidenced in a Company Order delivered, together with the text of such notice, to the Trustee at least two Business Days before the date such notice is to be so sent. For the avoidance of doubt, such Company Order need not be accompanied by an Officer’s Certificate or Opinion of Counsel. The Trustee will not have any liability relating to the contents of any notice that it sends to any Holder pursuant to any such Company Order.

If a notice or communication is mailed or sent in the manner provided above within the time prescribed, it will be deemed to have been duly given, whether or not the addressee receives it.

Notwithstanding anything to the contrary in this Indenture or the Notes, whenever any provision of this Indenture requires a party to send notice to another party, no such notice need be sent if the sending party and the recipient are the same Person acting in different capacities.

Section 11.02. DELIVERY OF OFFICER’S CERTIFICATE AND OPINION OF COUNSEL AS TO CONDITIONS PRECEDENT.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company will furnish to the Trustee:

(A) an Officer’s Certificate that complies with Section 11.03 and states that, in the opinion of the signatory thereto, all conditions precedent and covenants, if any, provided for in this Indenture relating to such action have been satisfied; and

(B) an Opinion of Counsel that complies with Section 11.03 and states that, in the opinion of such counsel, all such conditions precedent and covenants, if any, have been satisfied (provided that, no such Opinion of Counsel shall be required for the initial authentication on the Issue Date of Notes under this Indenture).

Section 11.03. STATEMENTS REQUIRED IN OFFICER’S CERTIFICATE AND OPINION OF COUNSEL.

Each Officer’s Certificate (other than an Officer’s Certificate pursuant to Section 3.05) or Opinion of Counsel with respect to compliance with a covenant or condition provided for in this Indenture will include:

(A) a statement that the signatory thereto has read such covenant or condition;

(B) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained therein are based;

(C) a statement that, in the opinion of such signatory, he, she or it has made such examination or investigation as is necessary to enable him, her or it to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(D) a statement as to whether, in the opinion of such signatory, such covenant or condition has been satisfied.

Section 11.04. RULES BY THE TRUSTEE, THE REGISTRAR, THE PAYING AGENT AND THE CONVERSION AGENT.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar, Paying Agent or Conversion Agent may make reasonable rules and set reasonable requirements for its functions.

Section 11.05. NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS.

No past, present or future director, officer, employee, incorporator or stockholder of the Company, as such, will have any liability for any obligations of the Company under this Indenture or the Notes or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting any Note, each Holder waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes.

Section 11.06. GOVERNING LAW; WAIVER OF JURY TRIAL.

THIS INDENTURE AND THE NOTES, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS INDENTURE OR THE NOTES, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE COMPANY, THE TRUSTEE AND THE HOLDERS (BY ACCEPTING THE NOTES) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED BY THIS INDENTURE OR THE NOTES.

Section 11.07. SUBMISSION TO JURISDICTION.

Any legal suit, action or proceeding arising out of or based upon this Indenture or the transactions contemplated by this Indenture may be instituted in the federal courts of the United States of America located in the Borough of Manhattan in the City of New York or the courts of the State of New York, in each case located in the Borough of Manhattan in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth in Section 11.01 will be effective service of process for any such suit, action or proceeding brought in any such court. Each of the Company, the Trustee and each Holder (by its acceptance of any Note) irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waives and agrees not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.

Section 11.08. NO ADVERSE INTERPRETATION OF OTHER AGREEMENTS.

Neither this Indenture nor the Notes may be used to interpret any other indenture, note, loan or debt agreement of the Company or its Subsidiaries or of any other Person, and no such indenture, note, loan or debt agreement may be used to interpret this Indenture or the Notes.

Section 11.09. SUCCESSORS.

All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors.

Section 11.10. FORCE MAJEURE.

In no event will the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its control, including without limitation, any present or future law or regulation or government authority, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, epidemics, pandemics, interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, it being understood that the Trustee will use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 11.11. U.S.A. PATRIOT ACT.

The Company acknowledges that, in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee, like all financial institutions, in order to help fight the funding of terrorism and money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The Company agrees to provide the Trustee with such information as it may request to enable the Trustee to comply with the U.S.A. PATRIOT Act.

Section 11.12. CALCULATIONS.

Except as otherwise provided in this Indenture, the Company will be responsible for making all calculations called for under this Indenture or the Notes, including determinations of the Last Reported Sale Price, the Daily Conversion Value, the Daily Cash Amount, the Daily Share Amount, accrued interest on the Notes, any Additional Interest or Special Interest on the Notes, the Conversion Rate, any Ownership Cap, or Excess Shares.

The Company will make all calculations in good faith, and, absent manifest error, its calculations will be final and binding on all Holders. The Company will provide a schedule of its calculations to the Trustee and the Conversion Agent, and each of the Trustee and the Conversion Agent may rely conclusively on the accuracy of the Company’s calculations without independent verification. The Company will promptly forward a copy of each such schedule to a Holder upon its written request therefor, at the cost and expense of the Company.

For the avoidance of doubt, neither the Trustee nor the Conversion Agent will have any responsibility to make any calculations under this Indenture, nor will the Trustee or the Conversion Agent be charged with knowledge of or have any duties to monitor the Stock Price, any Observation Period or whether any Holder, Beneficial Holder or Initial Purchaser has exceeded any Ownership Cap. The Trustee and the Conversion Agent may rely conclusively on the calculations and information provided to them by the Company as to the Daily VWAP, the Daily Conversion Values, the Trading Price and the Last Reported Sale Price.

Section 11.13. SEVERABILITY.

If any provision of this Indenture or the Notes is invalid, illegal or unenforceable, then the validity, legality and enforceability of the remaining provisions of this Indenture or the Notes will not in any way be affected or impaired thereby.

Section 11.14. COUNTERPARTS.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, and all of them together represent the same agreement. Delivery of an executed counterpart of this Indenture by facsimile, electronically in portable document format or in any other format will be effective as delivery of a manually or electronically executed counterpart.

Section 11.15. TABLE OF CONTENTS, HEADINGS, ETC.

The table of contents and the headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions of this Indenture.

Section 11.16. WITHHOLDING TAXES.

Each Holder and each Beneficial Holder of a Note agrees that, in the event that it is deemed to have received a distribution that is subject to U.S. federal income tax as a result of an adjustment or the non-occurrence of an adjustment to the Conversion Rate, any resulting withholding taxes (including backup withholding) may be withheld from interest and payments upon conversion, repurchase, redemption, or maturity of the Notes to the extent required by applicable law. In addition, each Holder and each Beneficial Holder of a Note agrees that if any withholding taxes (including backup withholding) are paid on behalf of such Holder or Beneficial Holder, then those withholding taxes may be withheld from or set off against payments of cash or the delivery of other Conversion Consideration, if any, in respect of the Notes (or, in some circumstances, any payments on the Common Stock) or sale proceeds received by, or other funds or assets of, such Holder or Beneficial Holder.

Section 11.17. FOREIGN ACCOUNT TAX COMPLIANCE ACT (FATCA).

In order to comply with applicable tax laws, rules and regulations (inclusive of directives, guidelines and interpretations promulgated by competent authorities) in effect from time to time (“Applicable Tax Law”) that a foreign financial institution, issuer, trustee, paying agent, holder or other institution is or has agreed to be subject to related to the Indenture, the Company agrees

(A) to provide to the Trustee upon reasonable written request by the Trustee sufficient information about Holders or other applicable parties and/or transactions (including any modification to the terms of such transactions) so the Trustee can determine whether it has tax related obligations under Applicable Tax Law; and (B) that the Trustee will be entitled to make any withholding or deduction from payments under the Indenture to the extent necessary to comply with Applicable Tax Law for which Wilmington Trust, National Association will not have any liability, absent gross negligence or willful misconduct as determined by a final order of a court of competent jurisdiction on the part of the Trustee. The obligations imposed on the Company under this paragraph are limited to the extent that (x) the Company has the relevant information in its possession or control, or is reasonably obtainable by the Company; and (y) the provision of such information to the Trustee will not result in any breach of this Indenture or the Notes or violate any applicable law. The terms of this section will survive the termination of this Indenture.

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IN WITNESS WHEREOF, the parties to this Indenture have caused this Indenture to be duly executed as of the date first written above.

2U, INC.

By:	/s/ Paul S. Lalljie
Name: Paul S. Lalljie
Title: Chief Financial Officer

[Signature Page to Indenture]

IN WITNESS WHEREOF, the parties to this Indenture have caused this Indenture to be duly executed as of the date first written above.

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Iris Munoz
Name: Iris Munoz
Title: Assistant Vice President

[Signature Page to Indenture]